Exhibit 2.1

_____________________________________________________________________________________________
UNIT PURCHASE AGREEMENT
by and among
LENDINGTREE, LLC,
QUOTEWIZARD.COM, LLC,
ITS MEMBERS
and
THE SECURITYHOLDER REPRESENTATIVE
Dated as of October 4, 2018
_____________________________________________________________________________________________

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of October 4, 2018, is entered into by and among (i) LendingTree, LLC, a Delaware limited liability company (“Buyer”), (ii) QuoteWizard.com, LLC, a Delaware limited liability company (the “Company”), (iii) each of the members of the Company set forth on the signature page hereto (each, a “Member,” and collectively, the “Members”) and (iv) Scott Peyree, an individual, as the Securityholder Representative (as defined hereunder). Exhibit A hereto contains definitions of certain initially capitalized terms used in this Agreement.
RECITALS
WHEREAS, the Members collectively own in the aggregate all of the issued and outstanding units of the Company, consisting of 88,333,333 Class A Units of the Company (the “Class A Units”) and 53,743,918 Class B Units of the Company (the “Class B Units,” and together with the Class A Units, collectively, the “Units”);
WHEREAS, simultaneously with the execution of this Agreement, the Employees set forth on Schedule 1 have delivered counterparts to the offer letters in the form attached hereto as Exhibit B (collectively, the “Offer Letters”); and
WHEREAS, the Members desire to sell, assign, transfer and deliver to Buyer, and Buyer desires to purchase from the Members, the Units, on the terms and subject to the conditions hereinafter provided.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
PURCHASE AND SALE
Section 1.1.    Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Member shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from such Member, free and clear of all Liens (other than restrictions under federal and state securities Laws), the Units set forth opposite such Member’s name on Schedule 1.1.
Section 1.2.    Purchase Price. The purchase price for the Units shall be Three Hundred Million Dollars ($300,000,000) (the “Base Purchase Price”), plus the Earnout, if and to the extent payable in accordance with Section 2.5, plus or minus the adjustments thereto in accordance with this Agreement (as so adjusted, the “Purchase Price”).
Section 1.3.    Closing. The closing of the purchase and sale of the Units (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton, LLP located at 333 South Hope Street, 43rd Floor, Los Angeles, California 90071 on the second (2nd) Business Day following the date on which the last of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived, or at such other place, time and date as Buyer and the Securityholder Representative may agree; provided that, except as otherwise agreed to by Buyer and the Securityholder Representative in writing, in no event shall the Closing occur prior to October 31, 2018 (the actual date of the Closing, the “Closing Date”). The Closing shall be deemed to be effective at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”), except as may otherwise be expressly provided herein.
Section 1.4.    Deliveries by the Members. At the Closing, each Member shall deliver to Buyer the following:
(a)    unit powers or other instruments of transfer duly executed by such Member, in form and substance reasonably satisfactory to Buyer; and

(b)    a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code and IRS Notice 2018-29, and in form and substance reasonably satisfactory to Buyer, stating that such Member is not a “foreign person” as defined in Section 1445 or 1446(f)(2) of the Code.
Section 1.5.    Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Buyer the following:
(a)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, in form and substance reasonably satisfactory to Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of managers of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) that all such resolutions are in full force and effect, (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents to which the Company is a party and (iv) the limited liability agreement of the Company (and all amendments thereto) as in effect immediately prior to the Closing;
(b)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Wizard Enterprises, in form and substance reasonably satisfactory to Buyer, certifying the limited liability agreement of Wizard Enterprises (and all amendments thereto) as in effect immediately prior to the Closing;
(c)    the certificate of formation and all amendments thereto of each Group Company, duly certified as of a recent date by the Secretary of State of the State of Delaware;
(d)    a good standing certificate of each Group Company as of a recent date from the Secretary of State of the State of Delaware;
(e)    a resignation letter from each officer, manager or director of the Group Companies, in form and substance reasonably satisfactory to Buyer;
(f)    a counterpart to the escrow agreement substantially in the form attached hereto Exhibit C (the “Escrow Agreement”), duly executed by the Securityholder Representative; and
(g)    option cancellation agreements, substantially in the form attached hereto as Exhibit D (the “Option Cancellation Agreements”), duly executed by each holder of Options which are outstanding as of immediately prior to the Closing (the “Optionholders”).
Section 1.6.    Deliveries by Buyer. At the Closing, Buyer shall deliver to the Company (or to such other Person as set forth below):
(a)    counterparts to the Escrow Agreement, duly executed by Buyer and Fifth Third Bank, N.A. (the “Escrow Agent”);
(b)    deposit (i) One Million Dollars ($1,000,000) (the “Adjustment Escrow Amount”) and (ii) Thirty Million Dollars ($30,000,000) (the “Indemnity Escrow Amount”) with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent;
(c)    deposit Two Hundred Fifty Thousand Dollars ($250,000) (the “Representative Expense Amount”) with the Securityholder Representative by wire transfer of immediately available funds to an account designated by the Securityholder Representative (the “Representative Expense Fund”), to be used in accordance with Section 10.1(f);
(d)    pay the Estimated Closing Company Transaction Expenses, on behalf of the Company, in such amounts and to such accounts as specified by the Company by written notice given to Buyer no less than three (3) Business Days prior to the Closing Date; provided, however, that in the case of Estimated Closing Company

Transaction Expenses owed to employees of the Group Companies, Buyer shall contribute such amounts to the Company upon the Closing and the Company shall pay such amounts (less applicable withholding and any Taxes required to be paid by any Group Company with respect thereto) to the applicable employees through a special payroll on the Closing Date;
(e)    pay the Estimated Closing Funded Indebtedness in such amounts and to such accounts as specified in payoff letters reasonably satisfactory to Buyer delivered by the Company to Buyer;
(f)    contribute to the Company, the Option Payment Amount and the Company shall pay such amounts (less applicable withholding and any Taxes required to be paid by any Group Company with respect thereto) to the applicable Optionholder through a special payroll on the Closing Date, as required by the applicable Option Cancellation Agreement;
(g)    pay, on behalf of the Members, to an account specified by the Securityholder Representative (by written notice given to Buyer no less than three (3) Business Days prior to the Closing Date) for further distribution to each Member in accordance with each such Member’s Securityholder Pro Rata Share, an amount equal to the following:
(i)    the Base Purchase Price:
(ii)    minus the Escrow Amount;
(iii)    minus the Option Payment Amount;
(iv)    minus the Representative Expense Amount;
(v)    plus, the Net Estimated Adjustment Amount (which may be a negative number); and
Section 1.7.    Tax Withholding. Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement to any Person, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law (including, without limitation, any withholding required pursuant to Section 1445 or 1446 of the Code). Except for any withholding required as a result of a failure to deliver a certificate pursuant to Section 1.4(b), and any withholding on any compensatory payments made in connection with the transactions contemplated by this Agreement, Buyer shall notify the Securityholder Representative of any amounts that it intends to deduct and withhold at least three (3) Business Days prior to the scheduled date of such payment, and Buyer shall work in good faith with the Securityholder Representative to minimize any such withheld amounts. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and the Buyer shall disburse such withheld amounts to the applicable Governmental Authority.
ARTICLE 2
PURCHASE PRICE ADJUSTMENTS; EARNOUT

Section 2.1.    Definitions. As used herein:
(a)    “Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements and the Auditor Report.
(b)    “Cash on Hand” means as of any time the aggregate consolidated cash balance of the Group Companies, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents that are not otherwise restricted or held in accounts that are not freely accessible by and readily available to the Group Companies, including third party checks deposited or held in the Group Companies’ accounts that have not yet cleared, in each case as of such time; provided, however, that Cash on Hand shall be reduced by the amount of all outstanding checks on draft of the Group Companies that are issued or outstanding at such time, but only to the extent not counted as a current liability in the calculation of Estimated Closing Working Capital or Closing Working Capital.
(c)    “Closing Cash on Hand” means the Cash on Hand as of the Measurement Time.
(d)    “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Closing.
(e)    “Closing Funded Indebtedness” means, without duplication, the obligations of the Group Companies outstanding and unpaid immediately prior to the Closing (excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations not then owing) under any Funded Indebtedness.
(f)    “Closing Working Capital” means the Working Capital as of the Measurement Time.
(g)    “Company Transaction Expenses” means the amount of all fees, costs and expenses incurred prior to the Closing by any Group Company (whether on behalf of any Group Company or any Member) or for which any Group Company is liable, whether or not invoiced, in connection with the transactions contemplated hereby (which, for the avoidance of doubt, may become due and payable following the Closing), in each case to the extent unpaid as of the Closing, including (without limitation): (i) any fees, costs and expenses of professional advisors of, and third parties used by, any Securityholder or any Group Company in connection with the transactions contemplated by this Agreement and the Transaction Documents (including the fees and costs of GCA Advisors and its Affiliates), (ii) any transaction, change-of-control, retention or “stay put” bonuses payable under any employment or retention agreements by any Group Company to any director, manager, officer or employee of, or consultant or independent contractor to, a Group Company; (iii) any severance, bonuses or other amounts or payments or other forms of compensation to the extent that they are created, accelerated, accrue or become payable by any Group Company as a result of the Closing or the transactions contemplated by this Agreement and the Transaction Documents; (iv) any fees, costs and expenses of extended reporting period endorsements for any “tail” policies (including tail policies with respect to director and officer indemnification) and any other-claims made insurance policies; (v) all payroll, social security, unemployment and similar Taxes required to be paid by any Group Company in connection with any payments made or to be made by or on behalf of any Group Company in connection with the transactions contemplated hereby, including such amounts related to the Option Payment Amount, any compensatory amounts payable in connection with the transactions contemplated by this Agreement, and any amounts referred to in clauses (i), (vi) any Transfer Taxes, and (vii) one-half (1/2) of all fees and expenses relating to the Escrow Agent. For the avoidance of doubt, Company Transaction Expenses shall not include the Representative Expense Amount.
(h)    “Funded Indebtedness” means, without duplication, the sum of all amounts owing by the Group Companies to repay in full amounts due and terminate all obligations with respect to: (i) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments (including, for the avoidance of doubt, the obligations under the Member Notes), (ii) all obligations under acceptance credit, letters of credit or similar facilities, in each case to the extent drawn, (iii) the capitalized portion of all obligations under capital or direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of the applicable Person’s business), (iv) all obligations issued or assumed by any Group Company as the deferred purchase price of property, assets or services, including open “earn-outs,” “seller notes,” “promissory notes” and all other obligations in respect of purchase price adjustments or for deferred purchase price, (v) all obligations evidenced by interest rate, currency or other hedging or swap arrangements, (vi) all keep well obligations in respect of obligations of the kind referred to in clauses (i) through (v) above, (vii) all guarantees of any party other than another Group Company and (viii) all accrued and unpaid interest, fees, penalty payments, premiums, charges and other expenses owing in respect of obligations of the kind referred to in clauses (i)-(vii) above.

(i)    “Target Working Capital” means Nine Million, One Hundred Thousand Dollars ($9,100,000).
(j)    “Working Capital” means an amount (which may be positive or negative) equal to the consolidated current assets (other than Cash on Hand and any other restricted cash including customer deposits and other third party deposits) minus the consolidated current liabilities (other than Company Transaction Expenses and Funded Indebtedness but including all liabilities and obligations under the QuoteWizard Profit Sharing program and all accrued and unpaid bonuses (other than those included in Company Transaction Expenses)) of the Group Companies determined in accordance with the Accounting Principles, but subject to the adjustments set forth on Schedule 2.1-A. For the avoidance of doubt, an example calculation of Working Capital as of August 31, 2018 is set forth on Schedule 2.1-B.
For the avoidance of doubt and notwithstanding anything to the contrary herein, for the purpose of determining the Closing Cash On Hand and Closing Working Capital, the effects of the transactions contemplated by this Agreement shall be disregarded.
Section 2.2.    Closing Estimates; Net Estimated Adjustment Amount.
(a)    At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a written statement that shall include a good-faith estimated consolidated balance sheet of the Group Companies as of the Measurement Time prepared in accordance with the Accounting Principles, a statement of the Net Estimated Adjustment Amount and a good-faith estimate of the following:
(i)    the Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”);
(ii)    the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”);
(iii)    the Closing Cash on Hand (the “Estimated Closing Cash on Hand”);
(iv)    the Closing Working Capital (the “Estimated Closing Working Capital”); and
(v)    the amount per Unit of the Company outstanding as of immediately prior to the Closing calculated by dividing (A) the sum of the Base Purchase Price minus the Escrow Amount minus the Representative Expense Amount plus the Net Estimated Adjustment Amount (which may be a negative number) plus the aggregate Option Exercise Amount plus the Aggregate Participation Threshold Amount, by (B) the number of Units treated as vested outstanding as of immediately prior to the Closing assuming full exercise of the Options being cancelled pursuant to the Option Cancellation Agreements (the “Per Unit Amount”).
(b)    The “Net Estimated Adjustment Amount” shall be equal to zero (0):
(i)    minus the Estimated Closing Company Transaction Expenses;
(ii)    minus the Estimated Closing Funded Indebtedness;
(iii)    plus the Estimated Closing Cash on Hand;
(iv)    minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital; and
(v)    plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.

(c)    At least three (3) Business Days prior to the Closing Date, the Company shall also prepare and deliver to Buyer a list (the “Closing Date Payment Schedule”) of the Members and Optionholders, and the Members’ and Securityholders’ respective , Securityholder Pro Rata Share and Additional Pro Rata Share, as well as the amounts payable to each individual Member and Optionholder pursuant to Section 1.6(g) and Section 1.6(f), respectively (it being understood that in no event shall the aggregate amounts payable to the Members and the Optionholders on the Closing Date as set forth in the Closing Date Payment Schedule exceed the amounts payable pursuant to Section 1.6(g) and Section 1.6(f), respectively). None of Buyer, the Group Companies (after the Closing), or their respective Affiliates (other than the Securityholder Representative to the extent constituting an Affiliate) shall have any liability or obligation with respect to the allocation or payment of such amounts (other than pursuant to Section 2.3 and Section 2.4), including the determination of the amounts set forth on the Closing Date Payment Schedule, and each of Buyer and the Group Companies (after the Closing) shall be fully discharged from any liability to any Member, Optionholder or any of their Affiliates in connection with such payment.
(d)    The Company and the Securityholder Representative shall consider in good faith all comments provided by Buyer with respect to the statements and estimates delivered pursuant to this Section 2.2.
Section 2.3.    Post-Closing Determination.
(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Securityholder Representative a written statement (the “Closing Statement”) that shall include a consolidated balance sheet of the Group Companies as of the Measurement Time prepared in accordance with the Accounting Principles, a statement of the Net Adjustment Amount, and a calculation of the following:
(i)    the Closing Company Transaction Expenses;
(ii)    the Closing Funded Indebtedness;
(iii)    the Closing Cash on Hand; and
(iv)    the Closing Working Capital.
(b)    During the thirty (30)-day period following Buyer’s delivery of the Closing Statement to the Securityholder Representative (the “Review Period”), Buyer shall provide the Securityholder Representative and his Representatives reasonable access to the relevant books and records and employees of the Group Companies for the purpose of facilitating the Securityholder Representative’s review of the Closing Statement. The Closing Statement shall become final and binding on the parties at the end of the last day of the Review Period, unless prior to the end of the Review Period, the Securityholder Representative delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement. The Securityholder Representative shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in a Notice of Disagreement provided prior to the end of the Review Period.
(c)    During the thirty (30)-day period following delivery of a Notice of Disagreement by the Securityholder Representative to Buyer (the “Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between the Securityholder Representative and Buyer within the Resolution Period shall be final and binding on the parties for all purposes hereunder. If the Securityholder Representative and Buyer have not resolved all such differences by the end of the Resolution Period, the Securityholder Representative and Buyer shall submit, in writing, such differences to the Accounting Expert in a jurisdiction mutually agreed upon by the Securityholder Representative and the Buyer (or if such parties are unable to agree, then in a jurisdiction selected by the Neutral Accounting Firm). The “Accounting Expert” shall be a Neutral Accounting Firm selected by mutual agreement of Buyer and the Securityholder Representative; provided, however, that: (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting

Firm to act as the Accounting Expert, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Expert. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party, or any Affiliate of either, and has not done so within the two (2) year-period prior thereto.
(d)    The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 2.3(d). Each party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Expert detailing such party’s views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Notice of Disagreement). Within ten (10) days of receipt of the brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accounting Expert (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (but not speak) at such presentation), within thirty (30) days of the appointment of the Accounting Expert. The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. The Accounting Expert shall consider only those items and amounts in the Securityholder Representative’s and Buyer’s respective calculations that are identified as being items and amounts to which the Securityholder Representative and Buyer have been unable to agree. In resolving any disputed item, the Accounting Expert shall select either the position of Buyer or Securityholder Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Accounting Expert shall make a written determination within sixty (60) days of its appointment as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest error. The fees and expenses of the Accounting Expert and of any enforcement of the determination thereof, shall be borne by (i) the Securityholders, (A) jointly and severally to the extent of the Representative Expense Fund, and thereafter, (B) on a joint and several basis as among the Key Members (up to the sum of the Key Members’ aggregate Securityholder Pro Rata Shares), and on a several (and not joint) basis as to the Securityholders other than the Key Members in accordance with their respective Securityholder Pro Rata Share, on the one hand, and (ii) Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Expert at the time the determination of such firm is rendered on the merits of the matters submitted.
Section 2.4.    Payment.
(a)    The “Net Adjustment Amount” shall equal zero (0):
(i)    minus the amount, if any, by which the Closing Company Transaction Expenses exceed the Estimated Closing Company Transaction Expenses;
(ii)    plus the amount, if any, by which the Estimated Closing Company Transaction Expenses exceed the Closing Company Transaction Expenses;
(iii)    minus the amount, if any, by which the Closing Funded Indebtedness exceeds the Estimated Closing Funded Indebtedness;
(iv)    plus the amount, if any, by which the Estimated Closing Funded Indebtedness exceeds the Closing Funded Indebtedness;
(v)    minus the amount, if any, by which the Estimated Closing Cash on Hand exceeds the Closing Cash on Hand;
(vi)    plus the amount, if any, by which the Closing Cash on Hand exceeds the Estimated Closing Cash on Hand;

(vii)    minus the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital; and
(viii)    plus the amount, if any, by which the Closing Working Capital exceeds the Estimated Closing Working Capital.
(b)    If the Net Adjustment Amount as finally determined in accordance with Section 2.3 is positive, Buyer and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver to the Securityholders (in accordance with their respective Additional Pro Rata Shares) the Adjustment Escrow Amount as set forth herein and Buyer shall pay the Net Adjustment Amount to the Securityholders (in accordance with their respective Additional Pro Rata Shares) as set forth herein. If the Net Adjustment Amount as finally determined in accordance with Section 2.3 is negative and the absolute value of the Net Adjustment Amount is less than the Adjustment Escrow Amount, Buyer and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver (i) to Buyer, the absolute value of the Net Adjustment Amount, and (ii) to the Securityholders (in accordance with their respective Additional Pro Rata Shares) the difference between the Adjustment Escrow Amount and the absolute value of the Net Adjustment Amount as set forth herein. If the Net Adjustment Amount as finally determined in accordance with Section 2.3 is negative and the absolute value of the Net Adjustment Amount is equal to or greater than the Adjustment Escrow Amount, Buyer and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver to Buyer the Adjustment Escrow Amount and, if the absolute value of the Net Adjustment Amount is greater than the Adjustment Escrow Amount, the difference between the absolute value of the Net Adjustment Amount and the Adjustment Escrow Amount (such difference, the “Shortfall Amount”) shall be paid to Buyer in the following manner and priority: first, as a setoff against any Earnout payment that is payable but not yet paid and second, directly by the Securityholders, on a joint and several basis as among the Key Members (up to the sum of the Key Members’ aggregate Securityholder Pro Rata Shares), and on a several (and not joint) basis as to the Securityholders other than the Key Members in accordance with their respective Securityholder Pro Rata Share; provided, however, that Buyer may, in its sole discretion, choose to satisfy all or any part of the Shortfall Amount from the Indemnity Escrow Amount in lieu of following such order of payment. Payments shall be made and joint written instructions shall be delivered to the Escrow Agent, in each case within five (5) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4(b). Payments shall be made by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date; provided, however, that any such amount payable to the Securityholders (whether by Buyer or from the Adjustment Escrow Amount) shall be paid (x) in the case of the Members, to the Securityholder Representative for further distribution to each Securityholder in accordance with each Securityholder’s Additional Pro Rata Share and (y) in the case of Optionholders, to the Company for payment to the Optionholders (less applicable withholding and any Taxes required to be paid by the Group Companies with respect thereto) in accordance with such Optionholders’ Additional Pro Rata Share on or before the next regularly scheduled payroll date.
(c)    Any adjustments made pursuant to this Article 2 shall be deemed adjustments to the Purchase Price.
Section 2.5.    Earnout.
(a)    Within sixty (60) days after the end of each of the First Earnout Period, the Second Earnout Period and the Third Earnout Period, Buyer shall prepare and deliver to the Securityholder Representative a written statement (each an “Earnout Statement”), which, for the avoidance of doubt, will include each of the components set forth on the Base Plan Schedule, setting forth its calculation of the Adjusted EBITDA for such period in accordance with the Base Plan Schedule, compared against the Earnout calculation for the applicable Earnout Period set forth on Schedule 2.5 attached hereto (the “Base Plan Schedule”). For purposes of clarity, nothing in the Base Plan Schedule shall alter the Adjusted EBITDA targets set forth in Schedule 2.5(c).
(b)    Within thirty (30) days following delivery by Buyer of an Earnout Statement, the Securityholder Representative shall deliver written notice to Buyer of any good faith disagreement that the

Securityholder Representative has with respect to the contents thereof which notice explains, in reasonable detail, the basis for its disagreement. During such period, Buyer shall provide the Securityholder Representative and his Representatives reasonable access to the relevant books and records and employees of the Group Companies for the purpose of facilitating the Securityholder Representative’s review of the applicable Earnout Statement. In the event that the Securityholder Representative does not notify Buyer in writing of a disagreement with respect to the Earnout Statement within such thirty (30)-day period, such Earnout Statement shall be deemed final, conclusive and binding on the parties. If the Securityholder Representative delivers a notice of disagreement within such thirty (30)-day period, then Buyer and the Securityholder Representative shall negotiate in good faith to resolve any such disagreement. If Buyer and the Securityholder Representative, notwithstanding such good faith effort, fail to resolve such disagreement within thirty (30) days after the Securityholder Representative notifies Buyer of its disagreement, then the dispute shall be submitted for final and binding resolution to the Accounting Expert for resolution in accordance with the procedures set forth in Sections 2.3(c) and (d), which shall apply hereto mutatis mutandis.
(c)    If the Adjusted EBITDA, as finally determined pursuant to Section 2.5(b), for the First Earnout Period, Second Earnout Period and/or Third Earnout Period exceeds the applicable thresholds set forth on Schedule 2.5(c), the Earnout Payment with respect to such period shall be as set forth on Schedule 2.5(c). For the avoidance of doubt, each Securityholder hereby acknowledges and agrees that (i) Adjusted EBITDA shall be measured solely with respect to each Earnout Period and in no event shall any Adjusted EBITDA with respect to any Earnout Period be “carried forward” to a future Earnout Period, or be “carried back” to a prior Earnout Period and (ii) if the Earnout payment for the First Earnout Period or the Second Earnout Period as finally determined pursuant to this Section 2.5 is Zero Dollars ($0), the Securityholders shall have no rights to receive any Earnout payment in respect of such Earnout Period (including by way of any future “catch up” payment), notwithstanding the fact that the Adjusted EBITDA for subsequent Earnout Period(s) results in Earnout payments being made for such subsequent Earnout Period(s).
(d)    All amounts payable pursuant to this Section 2.5 shall be paid within five (5) Business Days from the date on which the Adjusted EBITDA for the pertinent period is finally determined, by wire transfer of immediately available funds: (a) with respect to the Members, to the Securityholder Representative for further distribution to each Member in accordance with each Member’s Additional Pro Rata Share and (b) with respect to the Optionholders, to the Company to be paid by the Company to the applicable Optionholders (less applicable withholding and any Taxes required to be paid by the Group Companies with respect thereto) on or before the next regularly scheduled payroll date following such payment in accordance with each Securityholder’s Additional Pro Rata Share. Buyer shall have no right to withhold and set off any amounts owed by the Member to Buyer under the terms of this Agreement against amounts payable pursuant to this Section, except as contemplated by Section 2.4(b) and Article 8.
(e)    During each Earnout Period:
(i)    Buyer shall operate the Business in good faith consistent with the manner in which Buyer operates its other acquired business units, applicable Law and its third-party obligations;
(ii)    Buyer shall operate the Group Companies as a separate profit center, business unit or division which will maintain separate books and records sufficient for the calculation of the Earnout, provided that Buyer may, at its discretion, move or integrate certain corporate functions of the Business (including with respect to corporate, finance, human resources and legal functions), and allocate the applicable expenses of any Group Company to Buyer or Buyer Parent instead. For purposes of determining the appropriate sharing of revenue for transactions between the Buyer and the Group Companies, (A) the Group Companies will be allocated sixty five percent (65%) of revenue generated and recognized by Buyer, Buyer Parent or their respective Affiliates (other than the Group Companies) or their respective business divisions (other than the Business) as a result of cross-marketing or referrals from the Group Companies and/or the Business and (B) Buyer will be allocated sixty five (65%) of revenue generated and recognized by any Group Company or the Business as a result of cross-marketing or referrals from Buyer, Buyer Parent or their respective Affiliates (other than the Group Companies) or their respective business divisions (other than the Business); and

(iii)    Buyer shall not, or permit its Affiliates to, take any action, or knowingly omit to take any action, with the primary intent of impeding achievement of or reducing the amount of the Earnout.
(f)    If, prior to the end of the Earnout Period, Buyer effects a Company Sale at a price that is equal to or greater than the price actually paid pursuant to this Agreement (as adjusted for partial sales), then the maximum amount of the Earnout payments contemplated in Section 2.5(c) for the period in which the Company Sale occurs and any future periods (but not any past periods) (the “Outstanding Earnout Payment”) shall be accelerated and become due and payable without further action required on the part of any party hereto. In the event of such acceleration, Buyer shall make (or cause the applicable acquirer or surviving company to make) the Outstanding Earnout Payment within two (2) Business Days following the consummation of a Company Sale. For purposes of this Agreement, “Company Sale” means any transaction or series of transactions pursuant to which any Person, other than Buyer or an Affiliate of Buyer, acquires, directly or indirectly: (i) 50% or more of the outstanding equity, voting securities or beneficial ownership of the Group Companies (whether by merger, consolidation, reorganization, combination, amalgamation, sale, transfer or otherwise) or (ii) a majority of the assets of the Group Companies, determined on a consolidated basis. For purposes of clarity, Company Sale shall not include indirect acquisitions of the Group Companies’ equity and/or assets effectuated by the acquisition of the equity and/or assets of Buyer or its Affiliates (other than the Group Companies or a holding company substantially all of the assets of which are the equity interests of the Group Companies) or minority investments in the Group Companies.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
Each Member, severally and not jointly, hereby represents and warrants to Buyer as follows (except as set forth in the Disclosure Schedule):
Section 3.1.    Authorization; Organization; Good Standing;. Such Member has all requisite power and authority, and has taken all actions necessary, to authorize, execute and deliver this Agreement and each of the Transaction Documents to which such Member is a party, and to perform such Member’s obligations hereunder and thereunder. If such Member is an entity: (a) such Member is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and (b) the execution, delivery and performance by such Member of this Agreement and each of the Transaction Documents to which such Member is a party have been duly and validly authorized by such Member and no additional corporate, limited liability company or other action or consent by such Member is required in connection therewith.
Section 3.2.    Binding Effect. This Agreement and each of the Transaction Documents to which the Member is a party, when executed and delivered by the parties thereto (assuming due execution and delivery by Buyer, if applicable), will constitute a valid and legally binding obligation of such Member, enforceable against such Member in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Section 3.3.    Non-Contravention.
(a)    The execution, delivery and performance by such Member of this Agreement, and the execution, delivery and performance by such Member of the Transaction Documents to which he, she or it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of the Organizational Documents of such Member (if such Member is an entity), (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Member under, or result in a loss of any benefit to which such Member is entitled under, any Contract to which such Member is a party or (iii) violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which such Member is subject.

(b)    No Governmental Authorization, filing or notice is required to be obtained by such Member from, or to be given by such Member to, or made by such Member with, any Governmental Authority or securities exchange, as a result of the execution or delivery by such Member of, the performance by such Member of his, her or its obligations under, or the consummation of the transactions contemplated by, this Agreement or the Transaction Documents to which such Member is party.
(c)    No consent, approval, waiver, authorization or notice is required to be obtained by such Member from, or to be given by such Member to, or made by such Member with, any Person other than a Governmental Authority or securities exchange and excluding notices and approvals under Company Organizational Documents obtained or delivered prior to the execution hereof, as a result of the execution, delivery or performance by such Member of this Agreement and the Transaction Documents to which he is a party.
Section 3.4.    Units.
(a)    Such Member owns (of record and beneficially), has good and valid title to, and will deliver to Buyer at the Closing good and valid title to, the class and number of Units set forth opposite such Member’s name on Schedule 1.1, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws. Other than this Agreement, there are no outstanding rights under which such Member is or may become obligated to sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any of the Units set forth opposite such Member’s name on Schedule 1.1, except as expressly set forth in the Company’s Second Amended & Restated Limited Liability Company Agreement.
(b)    With respect to EIP only and other than the Preferred Units and the Residual Units (as those terms are respectively defined in the Amended and Restated Limited Liability Company Agreement of QuoteWizard EIP, LLC, dated November 4, 2013) which were issued on the formation of the EIP, all equity securities of EIP have been issued to the equityholders of EIP pursuant to unit grant agreements on substantially the forms previously made available to Buyer, which have been duly executed by such equityholders (it being acknowledged and agreed that any deviations to the change of control provisions of such agreements from the provided form shall be deemed to be substantial).
Section 3.5.    Action and Claims. There are no civil, criminal or administrative actions, proceedings, suits, demands or claims filed by or before any Governmental Authority or arbitrator or mediator (“Actions”) pending or, to such Member’s knowledge, threatened against such Member that, individually or in the aggregate, would have an adverse effect on such Member’s ability to execute, deliver or perform this Agreement or any Transaction Document to which such Member is a party, or to timely consummate the transactions contemplated hereby or thereby. Such Member is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or arbitrator that, individually or in the aggregate, would have an adverse effect on such Member’s ability to execute, deliver or perform this Agreement or any Transaction Document to which he, she or it is a party, or to timely consummate the transactions contemplated hereby or thereby.
Section 3.6.    Brokers’ Fees. Except for fees and costs payable to GCA Advisors or its Affiliates (all of which shall be treated as Company Transaction Expenses), there are no fee or commission payable to any investment banker, broker, finder or other intermediary in connection with the transactions contemplated hereby based on any agreement or arrangement to which such Member is a party or to which such Member is subject for which any Group Company or Buyer would reasonably be expected to become obligated after the Closing.
Section 3.7.    Compensatory Arrangements. Such Member is not party to, or bound by, any compensatory arrangement, whether written or oral, with any Person who will be an employee or contractor of Buyer and/or its Affiliates following the Closing, including such arrangements whereby such Member will pay over any portion of the Purchase Price received by such Member to such Persons.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows (except as set forth in the Disclosure Schedule):
Section 4.1.    Organization and Qualification. Each Group Company is duly organized and is validly existing, under the Laws of its jurisdiction of organization, has all limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license. The Company has delivered to Buyer complete and correct copies of all Organizational Documents of each Group Company, as amended to the date hereof, and such Organizational Documents are in full force and effect.
Section 4.2.    Corporate Authorization. The Company has full limited liability company power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which it is a party has been duly and validly authorized by the Company, and no additional limited liability company action or consent by the Company is required in connection therewith.
Section 4.3.    Binding Effect. This Agreement and each of the Transaction Documents to which the Company is a party, when executed and delivered by the parties thereto (assuming due execution and delivery by the other parties thereto (other than the Securityholders)), will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Section 4.4.    Regulatory Approvals and Third Party Consents.
(a)    Except as set forth on Schedule 4.4(a) or as required under the HSR Act (the “Regulatory Approvals”), no Governmental Authorization, filing or notice is required to be obtained by any Group Company from, or to be given by any Group Company to, or made by any Group Company with, any Governmental Authority or securities exchange, as a result of the execution or delivery by the Company of, or performance by the Company of its obligations under this Agreement or the Transaction Documents to which the Company is party.
(b)    Except as set forth on Schedule 4.4(b) (the “Third Party Consents”), no consent, approval, waiver, authorization or notice is required to be obtained by any Group Company from, or to be given by any Group Company to, or made by any Group Company with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by the Company of this Agreement and the Transaction Documents to which it is a party.
Section 4.5.    Non-Contravention. The execution, delivery and performance by the Company of this Agreement, and the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) violate any provision of the Organizational Documents of any Group Company, (b) assuming the receipt of all Regulatory Approvals and Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of any Group Company under, or result in a loss of any material benefit to which any Group Company is entitled under, any Contract to which any Group Company is a party, or (c) assuming the receipt of all Regulatory Approvals and Third Party Consents, materially violate or result in a material breach of or constitute a material default under any Law or Governmental Authorization to which any Group Company is subject.
Section 4.6.    Capitalization.

(a)    The (i) authorized equity securities of the Company and Wizard Enterprises and (ii) the equity interests of Wizard Enterprises held by the Company are as set forth on Schedule 4.6(a). The Units, together with the Options set forth on Schedule 4.6(b), constitute the only outstanding equity interests of the Company, and such equity interests have been duly authorized and are validly issued and fully paid, and are nonassessable. The equity interests of Wizard Enterprises set forth on Schedule 4.6(a)(ii) constitute the only outstanding equity interests of Wizard Enterprises, and such equity interests have been duly authorized and are validly issued and fully paid, and are nonassessable.
(b)    Schedule 4.6(b) sets forth a list of all options to purchase Units of the Company (the “Options”) issued and outstanding, including, with respect to each Option: (i) the names and addresses of the holder thereof, (ii) the class and number of Units issuable upon exercise Option, (iii) the incentive equity plan or other agreement under which such Option was granted and (iv) the date of grant, the exercise price, and the vesting schedule, including any acceleration provisions with respect thereto, as applicable, of such Option.
(c)    Except for the Options set forth on Schedule 4.6(b) or as expressly set forth in the Company’s Second Amended & Restated Limited Liability Company Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, unit or stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Group Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares or units of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares or units of equity interests, of any Group Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no Contracts relating to the registration or voting of any equity securities or other securities of any Group Company to which any Group Company is a party.
(d)    There are no declared or accrued but unpaid dividends with respect to any of the Units. All dividends or other distributions declared, made or paid by any Group Company prior to the date hereof have been declared, made or paid in accordance with such the such Group Company’s Organizational Documents and all applicable Laws.
Section 4.7.    Subsidiaries. Except for Wizard Enterprises, the Company does not have any Subsidiaries and Wizard Enterprises does not otherwise own, directly or indirectly, or hold the right (by Contract or otherwise) to acquire, any shares of capital stock or any membership, ownership equity, profits, voting or other similar interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock or any membership, ownership, equity or other similar interest with respect thereto.
Section 4.8.    Financial Statements.
(a)    Attached as Schedule 4.8 is a correct and complete copy of: (i) the audited consolidated balance sheets of the Company as of December 31, 2017 and December 31, 2016, and the related audited consolidated statements of income and retained earnings and cash flows for the fiscal years then ended (the “Year-End Financial Statements”), (ii) the consolidated balance sheet of the Company as of August 31, 2018 (the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statement of income for each of the eight (8) one (1)-month periods then ended (collectively, the “Most Recent Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).
(b)    The Financial Statements fairly present, and the Post-Signing Interim Financial Statements will fairly present, in all material respects the consolidated financial condition, results of operations, and changes in cash flow of the Group Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except (i) as otherwise disclosed therein, (ii) the Most Recent Financial Statements are (and the Post-Signing Interim Financial Statements will be) subject to normal year-end adjustments and (iii) for the absence of notes).  The Financial Statements reflect, and the Post-Signing Interim Financial Statements will reflect, the consistent application of such accounting principles throughout the periods involved, except as disclosed therein.  The Financial Statements have been, and the Post-Signing Interim Financial Statements will have been, prepared from, and are in accordance with, the Group Companies’ books and records in all material respects (except as may be disclosed therein).
(c)    The Company has established and maintains, adheres to and enforces a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of the Financial Statements in accordance with GAAP. Since January 1, 2016, except as set forth on Schedule 4.8(c), none of the Company’s independent auditor or the Company’s Board of Managers has received any written, or to the Knowledge of the Company, oral notification of any (i) “significant deficiency” in the internal control over financial reporting of the Group Companies, (ii) “material weakness” in the internal control over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal control over financial reporting of the Group Companies.
(d)    The accounts receivable set forth on the balance sheet in the Most Recent Financial Statements, and all accounts receivable of the Group Companies arising since the Most Recent Balance Sheet Date, represent bona fide claims in the ordinary course of business (subject to normal discounts, allowances, reserves for doubtful accounts and rebates in the ordinary course of business consistent with past practice).
Section 4.9.    No Undisclosed Liabilities. Except for liabilities (a) specifically reflected or reserved for in any of the Financial Statements, (b) incurred in the ordinary course of business since the Most Recent Balance Sheet Date (none of which is a liability resulting from noncompliance with any applicable Law or Governmental Authorizations, breach of contract, breach of warranty, tort, infringement, misappropriation or Action) or (c) arising after the date of this Agreement under Contracts which are disclosed on the Disclosure Schedule (other than to the extent they relate to a breach thereof prior to the Closing), no Group Company has any liabilities that would be required to be reflected on a consolidated balance sheet of the Company that is prepared in accordance with GAAP.
Section 4.10.    Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date until the date of this Agreement, each Group Company has conducted its businesses in all material respects in the ordinary course of business consistent with past practice. Except as otherwise contemplated hereby, since the Most Recent Balance Sheet Date until the date of this Agreement there has not been or occurred:
(a)    a Material Adverse Effect;
(b)    any making, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any equity securities of any Group Company, or any purchase, redemption or other acquisition by any Group Company of its equity securities (other than in respect of Tax distributions);
(c)    any split, combination, reclassification or recapitalization of equity securities of any Group Company;
(d)    any grant, issuance, sale, transfer or other disposition of any of equity securities of any Group Company, or any grant of any options, warrants, calls or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the equity securities of any Group Company;
(e)    any change by any Group Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP;
(f)    any material revaluation by any Group Company of its assets, excluding writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice;
(g)    any change by any Group Company in its Tax elections or accounting methods, any Group Company entering into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of Taxes, or any Group Company consenting to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes or any Group Company surrendering any right to claim a Tax refund;

(h)    any amendment of any Group Company’s Organizational Documents;
(i)    any damage, destruction or loss (whether or not covered by insurance) to the property of the Group Companies in excess of $100,000 individually or in the aggregate;
(j)    any investment in, or any loan, advance or capital contribution to, any other Person (other than the advancement of business costs and expenses to employees or independent contractors in the ordinary course of business);
(k)    any acquisition by merger or consolidation with, or purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person;
(l)    any single capital expenditure or entry into any Contract or commitment therefor in excess of $100,000;
(m)    entry into any Contract for the purchase or lease (as lessor or lessee) of real property;
(n)    any sale, lease (as lessor), transfer or other disposition of, license, mortgage or pledge, or imposition of any Lien (other than Permitted Liens) on, any of its assets valued in excess of $100,000, in whole or in part;
(o)    any creation, incurrence, assumption or agreement to create, incur, or assume or guarantee, any indebtedness for borrowed money other than money borrowed or advanced in the ordinary course of business or under existing lines of credit;
(p)    any creation of assumption of any Lien (other than Permitted Liens) on any asset of the Group Companies;
(q)    any material increase in, entry into, termination or adoption of any Benefit Plan, other than as required by any such existing plan, by any employment agreement or by Law;
(r)    any material change in the compensation of employees of any Group Company other than as required by employment agreements or by any Law;
(s)    any delay in paying any payables or other liabilities of any Group Company when due or deferred expenses, in each case, outside the ordinary course of business;
(t)    any settlement of any Actions which involve payments of consideration in excess of $100,000; or
(u)    any acceleration, write off or discount of any accounts receivable of any Group Company other than in the ordinary course of business.
Section 4.11.    Properties.
(a)    Each Group Company has good and valid title to, or a valid leasehold interest or license in, all of the properties and assets it purports to own, lease or license (whether real, personal, tangible or intangible (other than those items covered by the representation contained in the second sentence of Section 4.13(a))), free and clear of all Liens (except Permitted Liens).
(b)    All of the properties and assets owned, leased or licensed by the Group Companies constitute all of the properties and assets necessary, and all such assets are sufficient, for Buyer to carry on the businesses of the Group Companies as currently conducted. All material items of machinery, equipment, and other tangible assets of the Group Companies are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used. For the avoidance of doubt, the representations and warranties in this Section do not pertain to any property, rights or assets that constitute Intellectual Property, which are separately covered in Section 4.13.
Section 4.12.    Bank Accounts. Schedule 4.12 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Group Companies maintain accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 4.13.    Intellectual Property.
(a)    Schedule 4.13(a) contains a list of all Patents, Marks, Copyrights, and Internet domain names relating to Intellectual Property owned or filed by any Group Company (the “Registered IP”) together with a list of all material unregistered trademarks and copyrights owned by any Group Company (the Intellectual Property set forth on Schedule 4.13(a), together with the Company Software and all other material Intellectual Property owned by any Group Company, collectively, the “Company Intellectual Property”), including, with respect to the Registered IP, the applicable jurisdictions of issuance, all of which are duly and validly subsisting. The Company or another Group Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, free and clear of Liens other than Permitted Liens. All of the Company Intellectual Property is valid, subsisting and enforceable. There are no filings or payments due to be made to a Governmental Authority within three (3) months from Closing to ensure that any of the Registered IP remains active and in good standing and without material risk of abandonment.
(b)    Schedule 4.13(b) sets forth a complete list of all licenses, sublicenses and other agreements or permissions concerning Intellectual Property (i) used in or necessary to the conduct of the business of the Group Companies under which a Group Company is a licensee or otherwise is authorized to use any Intellectual Property other than the Company Intellectual Property (except for shrink-wrap licenses or other licenses for off-the-shelf Software with an annual license fee not exceeding $2,000), and (ii) owned by a Group Company that is used by any other Person (items (i) and (ii), collectively, “Licensed Intellectual Property;” such licenses, sublicenses, agreements or permissions, together with all amendments, modifications and supplements thereto, “IP Licenses”). The Company has delivered to Buyer true and complete copies of all IP Licenses. No Group Company is in breach of or in default (whether with or without the giving of notice, passage of time or both) under any IP Licenses or in respect of any Licensed Intellectual Property, and, to the Knowledge of the Company, no counterparty to any IP License is in breach or default (whether with or without the giving of notice, passage of time or both) under or in respect of any such IP License or Licensed Intellectual Property.
(c)    Schedule 4.13(c) sets forth a list of all proprietary Software that is owned or purported to be owned by any of the Group Companies (the “Company Software”). All right, title and interest in and to the Company Software is owned by a Group Company free and clear of all Liens other than Permitted Liens (excluding restrictions imposed by any license agreements disclosed on Schedule 4.13(b) with any Licensed Intellectual Property as described in subsection (ii) in such definition). The Company Software, and, to the Knowledge of the Company, the other Software used by any Group Company, is free from and the Group Companies take commercially reasonable steps to ensure it remains free from any disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Software or any computer or system on which such Company Software is installed or connected to. The Group Companies are in possession of both the executable object code and source code versions of all Company Software, and all Company Software conforms in all respects to, and functions in accordance with applicable operating manuals, user manuals, training materials, formal specifications, and formal compatibility and configuration instructions relating to such software.
(d)    Each Group Company currently holds all required licenses to use any third party Software that is used in or necessary to the conduct of the business of the Group Companies, and is in compliance in all material respects with the requirements thereof, and such licenses will remain in full force and effect in accordance with their terms immediately following the Closing. No Group Company has used, modified or distributed any Publicly Available Software in a manner that requires any Company Software to be: (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge.
(e)    No written claim has been brought or made against any Group Company: (i) alleging that their use of any Intellectual Property infringes on or misappropriates the Intellectual Property of, or otherwise violates the rights of, another Person, including any request that they take a license under or pay any consideration in respect of any Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of the Company Intellectual Property or the right to use or validity of any Licensed Intellectual Property; or (iii) opposing or attempting to cancel such Group Company’s rights in any Intellectual Property. No Action is pending, or to the Knowledge of the Company, threatened, against or involving any Group Company with respect to any Intellectual Property. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating the rights of any Group Company in the Company Intellectual Property or other Intellectual Property owned by any Group Company. The conduct of the business of the Group Companies, including use of the Company Intellectual Property in connection therewith, has not infringed, misappropriated, or otherwise violated and does not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person.
(f)    No current or former employee or contractor of any Group Company has any right to payment with respect to the Group Companies’ use of any Company Intellectual Property, or any right of ownership with respect to any Company Intellectual Property. Each current or former employee or contractor of any Group Company that has contributed to the conception or development of any Company Intellectual Property and any other Intellectual Property used by the Group Companies has executed a valid and binding agreement assigning all rights in such Company Intellectual Property to a Group Company, which agreement is valid and binding against the applicable Group Company and, to the Company’s Knowledge, the other party thereto, and has irrevocably waived in writing any non-assignable rights (including moral rights) that such Person may possess with respect to such Company Intellectual Property.
(g)    Each Group Company has taken commercially reasonable measures to protect the confidentiality of their Company Intellectual Property and other proprietary information, including Trade Secrets, the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to any Group Company under an obligation of confidentiality. No Company Intellectual Property constituting a Trade Secret or Confidential Information has been authorized to be disclosed or has been disclosed by any Group Company other than pursuant to a binding and enforceable nondisclosure agreement or other obligation of confidentiality restricting the disclosure and use thereof. To the Company’s Knowledge, no Person has breached any such nondisclosure agreement or other obligation of confidentiality to any Group Company.
(h)    The Company Intellectual Property, together with the other Intellectual Property owned by the Group Companies and the Licensed Intellectual Property, includes all of the Intellectual Property used in the operation of the businesses of the Group Companies as currently conducted.
(i)    The Group Companies’ data, privacy and security practices conform to all of the Privacy Commitments, applicable privacy Laws and privacy Contracts to which any Group Company is a party. Each Group Company has at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the processing of personal data as conducted by or for such Group Company and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to personal data (such obligations along with those contained in the Group Companies’ privacy policies, collectively, “Privacy Commitments”). None of (A) the execution, delivery and performance of this Agreement or (B) the use by Buyer of any of the Group Companies’ databases or data or other information relating to the Business’ customers in the same manner in which they are currently used by the Group Companies will cause, constitute, or result in a breach or violation of any privacy Laws or Privacy Commitments, any Contracts to which any Group Company is a party or standard terms of service entered into by users of the Group Companies’ websites.
(j)    Each Group Company has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with privacy Laws and Privacy

Commitments that are designed to protect its data against accidental or unlawful processing in a manner reasonable and appropriate to the risks represented by the processing of such data by the Group Companies and its data processors. There has been no breach, security incident or violation of any data security policy in relation to the any Group Company’s data has occurred, and there has been no unauthorized or illegal processing of any such data such that: (i) privacy Laws would require any Group Company to notify a Governmental Authority of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under privacy Laws would recommend any Group Company to notify a Governmental Authority of a data security breach.
Section 4.14.    Employee Benefits.
(a)    Schedule 4.14(a) sets forth a complete and accurate list of (i) all employee benefit plans, programs and arrangements, including all profit-sharing, bonus, stock or unit option, stock or unit purchase, restricted stock or unit, pension, retirement, deferred compensation, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, retention and salary continuation, plans, programs and arrangements, in any case, established, maintained, sponsored or contributed to by any Group Company for the benefit of any Employees (the “Benefit Plans”) in each case in effect on the date hereof and (ii) each employment or severance Contract covering any Employee.
(b)    The Company has made available to Buyer the following documents with respect to each Benefit Plan, as applicable:  (i) the current plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group annuity Contracts and insurance policies, (ii) a written summary of the material terms of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto, (iv) the most recent determination or opinion letter, (v) the three most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto), (vi) all material non-routine notices, letters or other correspondence to or from any Governmental Authority or agency thereof within the last three (3) years, including any filings or applications to any Governmental Authority pursuant to any amnesty or correction program; and (vii) all non-discrimination tests for the three (3) most recently completed plan years.
(c)    Each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. All contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) that are due as of the date hereof have been made to or paid on behalf of each Benefit Plan.
(d)    As of the date hereof, there are no Actions pending, or to the Company’s Knowledge, threatened, with respect to any Benefit Plan or Employment Agreement (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings). No Benefit Plan is under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Group Company to a penalty under Section 502(i) of ERISA or to an excise Tax under Section 4975 of the Code, which penalty or Tax has not been resolved in full.
(e)    Neither any Group Company nor any ERISA Affiliate has ever sponsored, maintained, or contributed to any Benefit Plan that is: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS issued to the prototype plan sponsor, and, to the Company’s Knowledge nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion or advisory letter, as applicable.

(g)    None of the Benefit Plans provide for or promise retiree medical or life insurance benefits to any current or former Employee, officer, or director of the Group Companies, other than (i) to the extent required by applicable Law, including Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA and similar state Law, (ii) coverage through the end of the month of retirement or other termination of employment or service, and (iii) conversion rights, at the sole expense of the converting individual.
(h)    Each Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in compliance in all material respects with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and to the Company’s Knowledge no amounts deferred under any such plan are, or upon vesting will be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Neither any Group Company nor any ERISA Affiliate has any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.
(i)    Each Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in all material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including the market reform mandates and the information reporting rules. The Group Companies offer minimum essential health coverage, satisfying affordability and minimum value requirements, to its full-time Employees sufficient to prevent material liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code.
Section 4.15.    Employment Matters.
(a)    Schedule 4.15(a) contains a list of all Employees as of the date hereof and sets forth for each such individual the following as of the date hereof:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of any material fringe benefits provided to each such individual.
(b)    Schedule 4.15(b) lists:  (i) each employment agreement to which any Group Company is a party that cannot be terminated by such Group Company without any obligation to pay severance or provide advance notice (each, an “Employment Agreement”) and (ii) all other agreements that entitle any employee to compensation, severance, or other consideration as a result of the acquisition by any Person of control of the Company.
(c)    Except as set forth on Schedule 4.15(c), no Group Company has any employees hired through staffing agencies or other temporary staffing companies.
(d)    No Group Company is a party to or bound by a collective bargaining agreement with respect to the Employees and the Employees have not made any written proposals to any Group Company regarding the terms of any collective bargaining agreement.
(e)    There is no unfair labor practice charge or complaint against any Group Company pending, or to the Company’s Knowledge, threatened in writing before the applicable Governmental Authority.
(f)    There are no strikes, lockouts, slowdowns or work stoppages pending or, to the Company’s Knowledge, threatened with respect to the Employees. To the Knowledge of the Company, there are no union organization efforts with respect to the Employees or attempts by any union to represent Employees as a collective bargaining agent.
(g)    There are no claims, disputes, grievances, or controversies pending or, to the Company’s Knowledge, threatened involving any Employee or group of Employees. Except as set forth on Schedule 4.15, to the Company’s Knowledge, there are no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the

Workers Compensation Appeals Board, or any other Governmental Authority against any Group Company pertaining to any employee.
(h)    During the past five (5) years, no Group Company has effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law) affecting the Leased Real Property or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law) affecting the Leased Real Property.
(i)    Each Group Company is in compliance in all respects with Laws regarding employment and employment practices, including all applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.
Section 4.16.    Material Contracts. Schedule 4.16 sets forth a list of the following Contracts to which any Group Company is a party as of the date hereof (the “Material Contracts”):
(i)    any Contract involving the obligation of any Group Company to purchase more than $100,000 annually in products, materials, supplies, goods, equipment, other assets or services;
(ii)    any Contract involving the obligation of any Group Company to sell products or services pursuant to which the aggregate payments to become due to any Group Company exceed $100,000 annually;
(iii)    any Contract with distributors;
(iv)    any Contract that requires any Group Company to purchase their total requirements of any product or service from a third party;
(v)    any Contract providing for any Group Company to be the exclusive provider of any product or service to any Person;
(vi)    any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Group Companies, including any agreements which contain a “most favored nation” provision;
(vii)    any Contract with a third party that prohibits any Group Company from engaging in competition or that otherwise restricts or limits any Group Company from conducting its business in substantially the same manner as currently conducted or as has been historically conducted in the ordinary course of business;
(viii)    any Contract for Funded Indebtedness, including any guarantees thereof;
(ix)    any mortgage, pledge or security agreement or similar arrangement constituting an Lien (except Permitted Liens) upon the assets or properties of any Group Company;
(x)    any Contract with respect to any partnership or joint venture;
(xi)    any Contract (other than the Company’s Organizational Documents and standard confidentiality agreements (the form of which has previously been provided to Buyer)) between any Group Company, on the one hand, and (A) any equity holder or officer or director thereof or (B) any other Person in which (1) any equity holder, officer or director of a Group Company has any ownership interest or (2) any Insider Member has direct or indirect interest (in each case, excluding ownership of up to five percent (5%) of the outstanding equity of a Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such equity holder, officer has no active participation in connection with the business of such Person), on the other hand;

(xii)    any lease or similar agreement under which: (i) any Group Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any third party for an annual rent in excess of $50,000 or (ii) any Group Company is the lessor of, or makes available for use by any third party, any tangible personal property owned by it;
(xiii)    any Contract under which any Group Company has advanced or loaned any other Person any amounts (other than the advancement of business costs and expenses to employees and independent contractors in the ordinary course of business);
(xiv)    any Contract the primary purpose of which is to require any Group Company to indemnify or hold harmless any Person;
(xv)    any Contract with any Governmental Authority;
(xvi)    any Contract involving the settlement of any Action which will involve payments of consideration in excess of $100,000 or any equitable remedies or restrictions;
(xvii)    any Lease;
(xviii)    any Contract with Material Customers or Material Suppliers; and
(xix)    any Contract appointing any agent to act on behalf of any Group Company or any power of attorney.
(b)    All Material Contracts are in full force and effect against the applicable Group Companies and, to the Company’s Knowledge, each other party thereto, in each case in accordance with the express terms thereof and in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. There does not exist under any Material Contract any material violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of any Group Company or, to the Knowledge of the Company, the other parties thereto. Neither any Group Company nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated any provision of any such Material Contract. No Group Company has received written notice that any party to a Material Contract intends to cancel or terminate such Material Contract, and to the Knowledge of the Company, no party to a Material Contract intends to cancel or terminate such Material Contract. The Company has delivered to Buyer a correct and complete copy, or, in the case of oral Contracts, a summary, of each Material Contract, including any amendments, modifications or supplements thereto.
Section 4.17.    Real Property.
(a)    No Group Company owns or has ever owned any real property.
(b)    Schedule 4.17(b) sets forth a correct and complete list of all real property that is leased and occupied by any Group Company (the “Leased Real Property”). The Company has delivered to Buyer correct and complete copies of each of the leases pursuant to which any Group Company leases the Leased Real Property (the “Leases”).
(c)    Except for the Leases, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Leased Real Property, or any portion thereof.

(d)    The occupancy, use and operation of the Leased Real Property comply in all respects with all applicable Law and Governmental Authorizations. No Person other than a Group Company occupies or is in possession of any portion of the Leased Real Property.
(e)    There are no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.
(f)    The improvements constructed on the Leased Real Property, including, without limitation, all leasehold improvements, owned or leased by the Group Companies at the Leased Real Property, are: (i) in satisfactory operating condition, subject to ordinary wear and tear, (ii) sufficient for the operation of the business of the Group Companies in substantially the same manner as currently conducted and (iii) in conformity with Law in all material respects.
(g)    No written, or to the Knowledge of the Company, oral notice of default or termination by any Group Company under any Lease is outstanding or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, each Lease is in full force and effect with respect to each other party thereto, in accordance with the express terms thereof. During the past three (3) years no Group Company has received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Leased Real Property. During the past three (3) years, no Group Company has received any written notice of, and there is no pending, or, to the Knowledge of the Company, threatened or contemplated, condemnation proceeding affecting any of the Leased Real Property or of any sale or other disposition of any of the Leased Real Property in lieu of condemnation.
(h)    Each Group Company has the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the applicable Lease thereof to the extent provided in each such Lease.
Section 4.18.    Taxes.
(a)    Each Group Company has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects. All Taxes of the Group Companies (whether or not shown on such Tax Returns) have been fully and timely paid. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    The Company has delivered or made available to Buyer copies of all Tax Returns filed for any Group Company for taxable periods ending after January 1, 2014.
(c)    No Group Company has received a written notice from any Governmental Authority in a jurisdiction where such Group Company did not file Tax Returns making a claim that such Group Company is or may be subject to taxation by that jurisdiction (including federal, state, local or foreign jurisdictions).
(d)    Each Group Company has withheld from its employees, independent contractors, creditors, members and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. No Group Company is, and no Group Company has received any written or oral notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.
(e)     (i) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from any Group Company, (ii) no Group Company has received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from any Group Company, (iii) to the Company’s Knowledge, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Governmental Authority with any employee or representative of any Group Company, and

(iv) all deficiencies for Taxes asserted or assessed against any Group Company have been fully and timely paid, or otherwise settled with the relevant Governmental Authority.
(f)    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by any Group Company for any taxable period and no written or other request for any such waiver or extension is currently pending.
(g)    No Group Company has: (i) been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return and (ii) any liability for unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Tax sharing agreement, Tax indemnification agreement, Tax distribution agreement, or other similar arrangement, other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes, pursuant to Law or otherwise.
(h)    The unpaid Taxes of any Group Company did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing its Tax Returns (other than any employment Taxes arising in connection with the transactions contemplated by this Agreement and the Transaction Documents). Since the Most Recent Balance Sheet Date, no Group Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business (other than any employment Taxes arising in connection with the transactions contemplated by this Agreement and the Transaction Documents).
(i)    There are no Liens for Taxes upon the assets of any Group Company, except for statutory Liens for current Taxes not yet due and payable. To Company’s Knowledge, there exists no pending claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets of any Group Company.
(j)    None of the assets of any Group Company (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is tax-exempt bond financed property under Section 168(g)(5) of the Code, (iii) is tax-exempt use property within the meaning of Section 470(c)(2) or Section 168(h) of the Code, (iv) is subject to a motor vehicle operating lease under Section 7701(h) of the Code or any predecessor provision, or (v) is treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.
(k)    No Group Company is, and no Group Company has ever been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(l)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) deferral of taxation until a time after receipt or accrual; or (vi) election by any Group Company under Section 108(i) of the Code.
(m)    There are no outstanding rulings of, or requests for rulings by, any Governmental Authority addressed to any Group Company that are, or if issued would be, binding on such Group Company or any of its members for any full or partial Tax period beginning on or after the Closing Date.
(n)    No Group Company is a party to or partner in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes.

(o)    No Group Company has ever been, nor will it be at the Closing, a partnership described in Treasury Regulation Section 1.1445-11T(d)(1).
(p)    The Company has been since its formation classified as a partnership or disregarded entity for U.S. federal income (and other state and local income) Tax purposes, and will be at the time of Closing, classified as a partnership for U.S. federal income (and other state and local income) Tax purposes, and each of the Company’s subsidiaries is classified for U.S. federal income (and other state and local income) Tax purposes as set forth on Schedule 4.18(p).
Section 4.19.    Insurance. The Company has made available to Buyer all of the insurance policies or binders for which any Group Company is a policyholder (“Insurance Policies”), which policies are listed on Schedule 4.19. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid. No default exists with respect to the obligations of any Group Company under any such Insurance Policies. Since December 31, 2015, no Group Company has received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies. This Section 4.19 shall not apply to any Benefit Plans or other employee benefit arrangements. There are no claims by any Group Company pending under any Insurance Policies where coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies.
Section 4.20.    Compliance with Law.
(a)    Each Group Company is currently in, and during the past five (5) years has been in, compliance with applicable Law in all material respects. The Company has delivered to Buyer complete and correct copies of all written notices received by any Group Company alleging any violation under any applicable Law that any Group Company has received since January 1, 2013.
(b)    Each Group Company is in possession of, and in compliance in all material respects with, all Governmental Authorizations necessary for it to own, lease and operate its properties and to carry on the businesses of the Group Companies as currently conducted. Schedule 4.20 lists all Governmental Authorizations held by each Group Company. All such Governmental Authorizations are in full force and effect. All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. Since January 1, 2013, no Group Company has received any written notice from any Governmental Authority revoking, cancelling, suspending or adversely modifying or threatening to revoke, cancel, suspend or adversely modify any Governmental Authorization or alleging that any Group Company is in violation of any such Governmental Authorization.
(c)    There are no, and since January 1, 2013, there have not been any, Actions pending or, to the Company’s Knowledge, threatened in writing against any Group Company (i) claiming that any Group Company is or may be required to obtain additional Governmental Authorizations that it does not have or did not have at such time or (ii) claiming that any Group Company does not have any Governmental Authorization that it is required to have in order to own, lease and operate its properties and to carry on its business, and since January 1, 2013, no Group Company has received any written notice from any Governmental Authority claiming any of the foregoing. Since January 1, 2013, no Group Company has been advised in writing by any consultant, advisor, legal counsel, auditor or accountant (internal or external) that (A) any Group Company is or is reasonably expected to be required to obtain additional Governmental Authorizations that it does not have or did not have at such time or (B) any Group Company does not have any Governmental Authorization that it is required to have in order to own, lease and operate its properties and to carry on its business.
Section 4.21.    Actions. There are no, and since January 1, 2013, there have not been any, Actions (a) pending or, to the Company’s Knowledge, threatened in writing against any Group Company or any of its material properties or assets or any of the managers, directors, officers or employees of any Group Company in their capacity as such or (b) initiated or threatened by any Group Company. No Group Company is, and since January 1, 2013, no Group Company has been, subject to any order, writ, judgment, settlement, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator.

Section 4.22.    Environmental Compliance
(a)    (i) Each Group Company possesses all Governmental Authorizations required by applicable Laws relating to pollution or protection of the environment (“Environmental Laws”), and (ii) each Group Company is, and during the past six (6) years has been, in compliance with all terms and conditions of such Governmental Authorizations and all Environmental Laws, in each case in all material respects.
(b)    No Group Company has received any written notice regarding any actual or alleged violation by any Group Company of Environmental Laws, or any investigatory, remedial or corrective obligations of any Group Company under Environmental Laws, relating to any of the Leased Real Property arising under Environmental Laws that is pending and unresolved.
(c)    There are no pending or, to the Company’s Knowledge, threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Authority or Actions involving environmental matters or Environmental Laws against any Group Company.
(d)    No Group Company has assumed, undertaken, or provided an indemnity with respect to any material liability of any other Person under Environmental Laws.
Section 4.23.    Related Party Transactions. Except (i) for this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby, (ii) as set forth on Schedule 4.23 and (iii) for any employment agreements or other compensation arrangements set forth on the Disclosure Schedule, the Company’s Organizational Documents or standard confidentiality agreements (the form of which has been provided to Buyer):
(a)    no Securityholder (other than an Insider Member) is (i) a party to any Contract or other business arrangement with any Group Company, (ii) owns any direct interest of any kind in, or controls, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of any Group Company (other than ownership of up to two percent (2%) of the outstanding equity of a Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Securityholder has no active participation in connection with the business of such Person) and (iii) owns or has any interest (other than (x) Members’ ownership interest in the Company and (y) the right to use in connection with the businesses of, or otherwise solely as an agent for, the Company) in any property (real or personal, tangible or intangible) that the Group Companies use in the conduct of their respective business; and
(b)    no Insider Member nor any Affiliate thereof is (i) a party to any Contract or other business arrangement with any Group Company, (ii) owns any direct or indirect interest of any kind in, or controls or, since January 1, 2016, has controlled, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of any Group Company (other than ownership of up to two percent (2%) of the outstanding equity of a Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Securityholder has no active participation in connection with the business of such Person) and (iii) owns or has any interest (other than (x) Members’ ownership interest in the Company and (y) the right to use in connection with the businesses of, or otherwise solely as an agent for, the Company) in any property (real or personal, tangible or intangible) that the Group Companies use in the conduct of their respective business.
Section 4.24.    Customers and Suppliers .
(a)    Schedule 4.24(a) sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of the Group Companies, as measured by the Dollar volume of purchases from such suppliers by the Group Companies, in the aggregate, during the twelve (12) month period ended December 31, 2017 and the period beginning on January 1, 2018 and ending on the date hereof showing the amount of payments made by the Group Companies to each such supplier during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Supplier. To the Knowledge of the Company, no Material Supplier intends to cancel or materially change the terms of any Contract with the Group Companies, or its provision of goods or services to the Group Companies to the detriment thereof in the future.
(b)    Schedule 4.24(b) sets forth a list of the ten (10) largest customers (“Material Customers”) of the Group Companies, as measured by the Dollar volume of purchases by such customers, in the aggregate, during each of the twelve (12) month period ended December 31, 2017 and the period beginning on January 1, 2018 and ending on the date hereof, showing the amount of payments made by such customers during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Customer. To the Knowledge of the Company, no Material Customer intends to cancel or materially change the terms of any Contract with the Group Companies, or the Group Companies’ provision of goods or services to such Material Customer to the detriment of the Group Companies in the future. Except as specifically disclosed on Schedule 4.24(b), no Group Company is involved in any dispute or controversy with any Material Customer, and no promotional sale, discount, rebate, write-down or other similar accommodations have been made, offered or promised to any Material Customer outside of the ordinary course of business.
Section 4.25.    Brokers’ Fees. Except for fees and costs payable to GCA Advisors or its Affiliates (all of which shall be treated as Company Transaction Expenses), there are no fee or commission payable by any Group Company (or for which the Buyer would reasonably be expected to otherwise become obligated after the Closing) to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Group Company in connection with the transactions contemplated hereby.
Section 4.26.    Anti-Corruption Matters. Neither any Group Company nor any of its officers, directors or employees in their capacities as such has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of any Anti-Corruption and Anti-Bribery Law. Neither any Group Company nor any of its officers, directors or employees in their capacities as such has, directly or indirectly, committed any violation of any Anti-Corruption and Anti-Bribery Law. Within the past five (5) years the no Group Company has: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful funds, or (c) received any illegal discounts or rebates or received written (or to the Knowledge of the Company, oral) notice of any other violation of antitrust Laws.
Section 4.27.    Export and Import Controls.
(a)    Each Group Company is, and has at all times during the past five (5) years been, in compliance in all respects with all applicable Export Control and Import Laws. No Group Company has engaged in the past five (5) years in any transactions, or otherwise dealt directly or, to the Knowledge of the Company, indirectly, with: (i) any person or entity with whom U.S. persons are prohibited from dealing under Export Control and Import Laws including, for example, sanctioned countries such as Cuba, Iran, North Korea, Sudan or Syria or any person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons (“SDN List”), or (ii) any person or entity in Iraq or Lebanon.
(b)    Neither any Group Company, nor, to the Company’s Knowledge, its officers, directors, employees or agents appear on the SDN List, the Denied Persons List, Unverified List or the Entity List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce or the Debarred Parties List maintained by the Directorate of Defense Trade Controls of the U.S. Department of State (DDTC).
(c)    There are no, and there have not been any, complaints, charges, investigations or administrative enforcement actions pending or, to the Company’s Knowledge, threatened or closed by any Governmental Authority with respect to any potential violation or liability of any Group Company arising under or relating to any Export Control and Import Laws. No Group Company has: (i) during the past five (5) years, received any written communication alleging that it is not in compliance with the Export Control and Import Laws or (ii) made any voluntary disclosure with respect to a possible violation of Export Control and Import Laws to any government agency.

Section 4.28.    HIPAA. Each Group Company is and has at all times since January 1, 2013, been in compliance in all material respects with all applicable state and federal Laws relating to privacy, security, data protection, and the collection and use of health information, including HIPAA, including, if necessary, the adoption and implementation of policies and procedures relating to the security and privacy of health information that comply with all such privacy Laws.  Since January 1, 2013, no Action has been commenced, or, to the Company’s Knowledge, threatened, against any Group Company alleging non-compliance with HIPAA, a data security violation or a violation of any person's privacy, personal information, or data rights. To the Company’s Knowledge, all identified “breaches” of “protected health information” (as such terms are defined under HIPAA) have been documented and reported to affected individuals and to federal and state authorities as required by Law since January 1, 2013. The Company has taken adequate measures to ensure that, from and after the date hereof, (i) it does not create, receive, maintain, transmit or otherwise use “protected health information” in the course of performing services on behalf of a “covered entity,” or a “business associate,” or a “subcontractor,” as such terms are defined under HIPAA, including but not limited to enrollment information, and (ii) any information created, received, maintained, transmitted or otherwise used by the Group Companies is de-identified in accordance with HIPAA (45 CFR 164.514(a)).
Section 4.29.    No Other Representations and Warranties. Except for the representations and expressly contained in Article 3 and this Article 4, and the representations and warranties of the Optionholders in the Option Cancellation Agreements, no Group Company has made nor has any Securityholder or other Person made, and no Group Company or any Securityholder or other Person makes, any other representations or warranties, including, without limitation, any representation or warranty as to the accuracy or completeness of any information regarding any Group Company or the Business furnished or made available to Buyer or its Representatives (including any information provided in a virtual data room, management presentations or in any other form in expectation of the transactions contemplated herein) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law, whether written or oral, statutory, express or implied, in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit Buyer’s remedies in the event of Fraud or intentional misrepresentation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Members and the Company as follows:
Section 5.1.    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.2.    Corporate Authorization. Buyer has full limited liability company power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party has been duly and validly authorized by Buyer and no additional limited liability company action or consent by Buyer is required in connection therewith.
Section 5.3.    Binding Effect. This Agreement and each of the Transaction Documents to which Buyer is a party, when executed and delivered by the parties thereto (assuming due execution and delivery by the other parties hereto), will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.4.    Regulatory Approvals and Third Party Consents.
(a)    Except for compliance with and filings under the HSR Act, no Governmental Authorization, filing or notice is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of its obligations under this Agreement or under the Transaction Documents to which it is a party, except for such Governmental Authorization, filings or notices that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
(b)    No consent, approval, waiver, authorization or notice is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of this Agreement and the Transaction Documents to which it is a party, except for such consents, approvals, waivers, authorizations or notices of which the failure to obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.5.    Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate any provision of the Organizational Documents of Buyer, (b) materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Buyer under, or result in a loss of any material benefit to which Buyer is entitled under, any Contract to which Buyer is a party or result in the creation of any Lien (except Permitted Liens) upon any of its assets or (c) materially violate or result in a material breach of or constitute a material default under any Law or Governmental Authorization to which Buyer or its Affiliates are subject.
Section 5.6.    Actions. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.7.    Financial Capability. Buyer has, and will have at the Closing, sufficient and adequate financial resources to satisfy its monetary and other obligations (including to consummate the purchase and sale of the Units) under this Agreement, including, without limitation, in respect of the Earnout.
Section 5.8.    Investment Representations.
(a)    Buyer is acquiring the Units solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law (including the Securities Act), and Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
(b)    Buyer acknowledges the Units are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.
(c)    There are no existing Contracts pursuant to which Buyer will divest or otherwise dispose of the Units or the assets of or equity in, or by any other manner, the Company.

(d)    Buyer has knowledge and experience in financial and business matters and acknowledges it is capable of evaluating the merits and risks of this prospective acquisition of Units and is financially capable of bearing a total loss of the Units.
Section 5.9.    Brokers’ Fees. Except for fees and costs payable to Bank of America Merrill Lynch (which shall be the sole responsibility of Buyer), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or its Affiliates in connection with the transactions contemplated hereby.
Section 5.10.    Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith) and assuming the accuracy of the representations set forth in Articles 3 and 4, Buyer shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), assuming the accuracy of the representations set forth in Articles 3 and 4, Buyer shall have adequate capital to carry on its businesses.
ARTICLE 6
COVENANTS
Section 6.1.    Access and Reports. Subject to applicable Law, upon reasonable advanced notice from Buyer to the Company, the Company shall afford Buyer’s officers and other authorized representatives reasonable access to the properties, books and records and Contracts of the Group Companies during normal business hours throughout the period prior to the Closing Date for the purpose of facilitating the consummation of the transactions contemplated hereby; provided that to the extent disclosure of any information would, in the reasonable judgment of the Company, result in the waiver of any attorney-client privilege, work-product privilege, or other similar privilege, the parties shall reasonably cooperate (including by execution of a joint defense agreement or entry into other similar arrangement) to allow Buyer’s officers and authorized representatives to review such information while preserving such privilege to the maximum extent permitted by Law (but excluding, for clarity, Privileged Communications). All requests for information made pursuant to this Section 6.1 shall be directed to the Person designated by the Company in a notice given to Buyer, and all such information shall be governed by the terms of Section 6.4 and that certain Mutual Non-Disclosure Agreement, dated April 11, 2018, by and between the Company and Buyer Parent, as amended by that certain Amendment, dated June 21, 2018 (the “Confidentiality Agreement”).
Section 6.2.    Efforts to Consummate; Certain Governmental Matters.
(a)    The Company and Buyer shall use their respective reasonable best efforts to obtain and to cooperate in obtaining the Regulatory Approvals and Third Party Consents. Each party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof, in which each party will request early termination of the HSR waiting period.
(b)    Buyer and the Company shall respond as promptly as practicable to any inquiries received from the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), the Federal Trade Commission, or any other Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with the transactions contemplated hereby.
(c)    The Company and Buyer shall use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and applicable Law to satisfy their respective conditions to Closing, and to consummate and make effective the transactions contemplated hereby as soon as practicable.
(d)    Notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses (including the Company); (ii)

agree to any material restrictions on the activities of the Buyer or any of its businesses (including the Company); (iii) waive any material rights to which it is entitled; (iv) defend, commence or prosecute any legal proceeding; (v) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or legal proceeding that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby; or (vi) waive any of the conditions set forth in Article 7 of this Agreement.
(e)    Subject to applicable Law or except as prohibited by any Governmental Authority, during the period from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Buyer and the Company each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including: (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any Regulatory Approvals or the Third Party Consents for the timely consummation of transactions contemplated hereby and by the Transaction Documents, and (ii) promptly furnishing the other with copies of material notices or other communications received by it from any third party or any Governmental Authority with respect to the transactions contemplated hereby; provided, however, that any such notices furnished by the parties to one another may be redacted to the extent necessary to comply with applicable Law. Subject to applicable Law or as otherwise directed by any Governmental Authority, neither the Company nor Buyer shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.
(f)    Neither the Company nor Buyer shall: (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); or (iii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any Regulatory Approvals or Third Party Consents.
Section 6.3.    Interim Operation Covenants of the Company. Except (A) as required by applicable Law or any Governmental Authority, (B) as otherwise contemplated hereby, (C) as Buyer may consent to in writing, or (D) as set forth in Schedule 6.3, during the period from the date hereof until the Closing Date:
(a)    The Company shall, and shall cause each other Group Company to, conduct its business in the ordinary course consistent with past practices.
(b)    The Company shall not, and shall cause Wizard Enterprises not to:
(i)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or GAAP;
(ii)    terminate, enter into, establish, adopt, or materially amend any Benefit Plan or Employment Agreement, or materially increase the compensation of any Employee, other than, in any such case, (w) as would not result in liability to or a payment by the Group Companies following the Closing, (x) to the extent paid in cash prior to Closing or to the extent included in Closing Company Transaction Expenses, (y) as required by any Benefit Plan or Employment Agreement in effect as of the date of this Agreement, including any profit sharing bonus programs, or (z) as required by applicable Law; provided that nothing herein shall restrict the Company from hiring (or offering to hire) or terminating employees or independent contractors with annual salary or fees, as applicable, less than $75,000, in each case, in the ordinary course of business;
(iii)    compromise or settle any Action (x) resulting in an obligation of any Group Company to pay more than $100,000 in respect of compromising or settling such Action or (y) in respect of any claim of any Group Company to receive any payment of more than $100,000 in respect of settling any Action;

(iv)    acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof;
(v)    amend its Organizational Documents;
(vi)    issue any additional equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto;
(vii)    adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any equity interests of any Group Company, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto;
(viii)    make any change in its Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes or surrender any right to claim a Tax refund;
(ix)    transfer any of its material assets, other than sales of inventory or equipment, sub-leases, licenses and other transactions in the ordinary course of business;
(x)    make, declare, set aside or pay any dividend on, or other distribution in respect of any equity securities of any Group Company, it being understood, however, that the Group Companies shall be freely permitted to issue cash dividends or distributions prior to the Measurement Time;
(xi)    materially revalue its assets, excluding writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice;
(xii)    make any investment in, or any loan, advance or capital contribution to, any other Person (other than the advancement of business costs and expenses to employees or independent contractors in the ordinary course of business);
(xiii)    incur any single capital expenditure or enter into any Contract or commitment therefor in excess of $100,000;
(xiv)    enter into any Contract for the purchase or lease (as lessor or lessee) of real property;
(xv)    create, incur, assume or agree to create, incur, or assume or guarantee, any indebtedness for borrowed money other than money borrowed or advanced in the ordinary course of business or under existing lines of credit;
(xvi)    create or assume any Lien (other than Permitted Liens) on any material asset of any Group Company;
(xvii)    materially delay in paying any payables or other liabilities of any Group Company when due or deferred expenses, in each case, outside the ordinary course of business;
(xviii)    accelerate, write off or discount any accounts receivable of any Group Company other than in the ordinary course of business;
(xix)    take or refrain from taking any action the result of which would reasonably be expected to have a Material Adverse Effect; or
(xx)    enter into any Contract with respect to any of the foregoing.

Section 6.4.    Public Disclosure; Confidentiality.
(a)    Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer determines; provided, that, if such announcement is not required by applicable Law, the content of such announcements shall be subject to the prior approval of the Securityholder Representative, which consent shall not be unreasonably delayed, withheld or postponed; and provided, further, that if such announcement is required by Law, Buyer shall use commercially reasonable efforts to provide, to the extent practicable and legally permitted, the Securityholder Representative a reasonable opportunity to review and comment on the content of such announcements in advance (it being understood that the Securityholder Representative shall not have any right to prevent Buyer from making such announcements). None of (i) the Group Companies, the Securityholder Representative or Securityholders or any of their respective Affiliates or any of their respective Representatives shall (except with the prior written consent of Buyer or as permitted by this Agreement) and (ii) Buyer or any of its Affiliates or Representative shall (except with the prior written consent of Securityholder Representative or as permitted by this Agreement) disclose to any Person: (A) the fact that any confidential information of the Group Companies has been disclosed to Buyer or its Representatives, or that any confidential information of Buyer has been disclosed to the Group Companies or the Securityholders or (B) any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated hereby or the related documents (including this Agreement); provided that the foregoing obligation of the Group Companies, the Securityholder Representative, the Securityholders or Buyer (or any of their respective Affiliates or Representatives) shall not prohibit disclosure of any such information (1) if required by applicable Law; (2) as required in order to fulfill such party’s obligations under this Agreement; (3) to a financial, legal or accounting advisor for the purpose of advising in connection with the transactions contemplated by this Agreement and the other Transaction Documents (provided, that such advisor is made aware of and directed to comply with the provisions of this Section 6.4(a)), (4) to the extent that the information has been made public by, or with the prior consent of, Buyer (with respect to disclosures by the Group Companies, the Securityholder Representative, the Securityholders or their respective Affiliates or Representatives) or the Securityholder Representative (with respect to disclosures by Buyer or its Affiliates or Representatives) or (5) in connection with any Proceeding with respect to this Agreement or any other Transaction Documents; and provided, further, that in the event any of the Group Companies, the Securityholder Representative, the Securityholders or Buyer is required by Law to disclose any such information, such Person shall promptly notify Buyer (with respect to disclosures by the Group Companies, the Securityholder Representative or the Securityholders) or the Securityholder Representative (with respect to disclosures by Buyer) in writing to the extent permitted by Law, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall reasonably cooperate with Buyer or the Securityholder Representative, as applicable (at such Person’s expense) to preserve the confidentiality of such information consistent with applicable Law.
(b)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Section 6.5.    Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither any Group Company nor the Securityholder Representative or any Member shall, and cause each of their respective controlled Affiliates and Representatives not to, and shall use their commercially reasonable efforts to cause each of their respective uncontrolled Affiliates and Representatives and other Securityholders other than the Members not to, directly or indirectly, solicit, encourage, initiate, participate in, facilitate, enter into or engage in discussions, negotiations, agreements or other arrangements with any Person (other than Buyer and its Affiliates and Representatives) concerning any sale of the equity interests (excluding compensatory equity interests issuable to employees) of, or sale of all or a significant portion of the assets of (including by merger, consolidation, reorganization, recapitalization or otherwise), any Group Company. Each Group Company, the Securityholder Representative and each Member shall, and shall cause each of their respective Affiliates and Representatives to, immediately cease and cause to be terminated any and all contacts, discussions, negotiations with any Person relating to any transaction described in the foregoing sentence (other than Buyer and its Affiliates and Representatives), and promptly (and in any event within 24 hours) notify Buyer of the receipt of any verbal or written submissions, proposals or offers, in each case, regarding the foregoing.
Section 6.6.    Non-Competition.
(a)    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), each Member set forth on Schedule 6.6(a) (each, a “Restricted Member”) shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, (i) acquire, own, manage, operate, join, control, participate in the ownership, management, operation or control of or engage in, consult with or perform services for, lend money or capital to or invest capital in, including, without limitation, as a partner or through stock ownership in, any business or Person (other than a Group Company, or Buyer, Buyer Parent or any Affiliate of Buyer or Buyer Parent) that engages anywhere in the United States of America (the “Restricted Territory”) in the Business or (ii) become employed by or otherwise render personal services to any Person in the Business; provided, however, that such Restricted Member and his, her or its controlled Affiliates shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Restricted Member or his, her or its Affiliate, as applicable, has no active participation in connection with the business of such corporation.
(b)    During the Non-Competition Period, such Restricted Member shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, solicit, offer employment to or hire any individual that is an employee of any Group Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee of any Group Company to leave the employ of such Group Company; provided, however, that nothing in this Section 6.6(b) shall prohibit any such party from: (i) using general solicitations (including through search firms) not targeted at employees of any Group Company, or employing any person who responds to such solicitation; (ii) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party and (iii) soliciting any person who has left the employment of a Group Company at least six (6) months prior to such party soliciting such person.
(c)    During the Non-Competition Period, such Restricted Member shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, induce or attempt to induce any then-existing customer, supplier, licensee or other business relation of any Group Company to cease doing business with such Group Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any Group Company.
(d)    From and after the Closing for a period of five (5) years, each Member agrees not to disclose or use (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information (except with respect to Trade Secrets, which each Member agrees not to disclose or use in perpetuity); provided, however, that the foregoing shall not prohibit disclosure of any such information (i) if required by applicable Law; (ii) as required in order to fulfill such Member’s obligations under this Agreement; (iii) to a financial, legal or accounting advisor for the purpose of advising in connection with the transactions contemplated by this Agreement and the other Transaction Documents (provided, that such advisor is made aware of and directed to comply with the provisions of this Section 6.6(d)); (iv) to the extent that the information has been made public by, or with the prior consent of, Buyer or Buyer Parent; or (v) to the extent necessary in connection with any Action with respect to this Agreement or any other Transaction Documents. In the event any Member or any of its Affiliates is required by Law to disclose any Confidential Information, such Member shall promptly notify Buyer in writing to the extent permitted by Law, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Member shall reasonably cooperate with Buyer and its Affiliates (at Buyer’s expense) to preserve the confidentiality of such information consistent with applicable Law.
(e)    The obligations contained in this Section 6.6 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. If any of such separate covenants (or any part thereof) is deemed invalid or unenforceable, Buyer and such Member agree that such invalid or unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any of the provisions of this Section

6.6 are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, Buyer and such Member agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.
Section 6.7.    Release.
(a)    Each Member, on behalf of himself, herself or itself, such Member’s Affiliates, and their respective successors and assigns (collectively, the “Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Buyer, the Company, Wizard Enterprises and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which such Member or any other Releasor ever had or now have relating to, arising out of or in any way connected with the dealings of the Company, Wizard Enterprises or the other Released Parties, on the one hand, and such Member and the other Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include: (i) any matters arising under or relating to the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, including, for the avoidance of doubt, rights to indemnification under the Company’s Organizational Documents contemplated in Section 6.11, (ii) rights to any accrued but unpaid compensation owed by a Group Company to any Member or other Releasor as of the Closing and that is reflected in the Closing Working Capital or included in the Closing Company Transaction Expenses, (iii) rights to any accrued but unpaid business expenses of the Members to the extent that such expenses are incurred and reimbursable under the Group Companies’ existing company policies or (iv) rights under any Benefit Plan maintained, contributed to or sponsored by any Group Company as of the Closing.
(b)    Each Member acknowledges that the Laws of many states provide substantially the following:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Each Member acknowledges that such provisions are designed to protect a party from waiving claims which he, she or it does not know exist or may exist. Nonetheless, each Member agrees that, effective as of the Closing Date, such Member and the other Releasors shall be deemed to waive any such provision.
(c)    Each Member further agrees that no party shall, nor permit any Affiliate thereof to: (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.
Section 6.8.    Access to Records after Closing. For a period of seven (7) years after the Closing Date, the Securityholder Representative and his Representatives shall have reasonable access to all of the books and records of the Group Companies, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the Group Companies prior to the Closing Date, including the preparation of the Members’ financial reports or Tax Returns, any Tax audits, the defense or prosecution of Actions (other than disputes against Buyer and its Affiliates), and any other reasonable need of the Members or Securityholder Representative to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer or the Company, or any of their respective Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such seven (7)-year period, Buyer shall, prior to such disposition, notify the Securityholder Representative in writing and give the Securityholder Representative a reasonable opportunity

(at the Members’ expense), but in no event less than thirty (30) Business Days, to segregate and remove such books and records as the Securityholder Representative may select.
Section 6.9.    Tax Matters.
(a)    At the sole expense of the Members, the Securityholder Representative shall cause to be prepared all income Tax Returns required to be filed by any Group Company for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date (the “Member Returns”). Each such Member Return shall be prepared in a manner consistent with the Group Companies’ past practice and in accordance with the provisions of this Agreement, except as otherwise required by Law; and the Members shall timely pay any Taxes reflected as due and payable on all such Tax Returns to the extent that such Taxes are not reflected as a liability in the calculation of Closing Working Capital, as finally determined. The Securityholder Representative shall deliver to Buyer, for Buyer’s review and comment, each such Member Return at least forty-five (45) days prior to its due date (or if such Member Return is due in fewer than forty-five (45) days after the Closing Date, then as soon after the Closing Date as is reasonably practicable). Buyer shall provide written comments on each such Member Return within fifteen (15) days of receipt of such Member Return. If Buyer notifies the Securityholder Representative of any disagreement with such Member Return, then the parties shall attempt to resolve such disagreement through good-faith negotiation and if, within the ensuing fifteen (15) days, the parties are unable to resolve their disagreement, then they shall submit such disagreement to the Accounting Expert for resolution in accordance with the procedures of Section 2.3(d), mutatis mutandis. Buyer shall timely file all such Member Returns as finally determined in accordance with this Section 6.9(a); provided, however, that if the Accounting Expert is unable to resolve any disputed items before the due date for any Member Return, such Member Return shall be filed as prepared by the Securityholder Representative and then amended to reflect the Accounting Expert’s resolution, if necessary. Any income Tax deductions in respect of any Group Company arising in connection with the Option Payment Amount or compensatory items included in Company Transaction Expenses shall, to the maximum extent permitted by Law, be reflected on the Tax Returns of the Group Companies for Pre-Closing Tax Periods.
(b)    Buyer shall cause the Company, at the Company’s sole expense, to cause to be prepared and filed all Tax Returns, other than the Member Returns, for a Pre-Closing Tax Period (including a Straddle Period) which are to be filed by any Group Company after the Closing Date (the “Buyer Returns”). Each such Buyer Return shall be prepared in a manner consistent with the Group Companies’ past practice and in accordance with the provisions of this Agreement, except as otherwise required by Law, at least five (5) days prior to the due date of any Buyer Returns, the Members, severally (but not jointly) in accordance with their Securityholder Pro Rata Shares (but jointly and severally as among the Key Members (up to the sum of the Key Members’ respective Securityholder Pro Rata Shares)), shall timely provide to Buyer the amount of any Pre-Closing Taxes reflected as due and payable on all such Tax Returns to the extent that such Pre-Closing Taxes are not reflected as a liability in the calculation of Closing Working Capital, as finally determined. Buyer shall deliver to the Securityholder Representative, for Securityholder Representative’s review and comment each Buyer Return with respect to a Straddle Period (each, a “Straddle Return”) at least fifteen (15) days prior to its due date (or if such Straddle Return is due in fewer than fifteen (15) days after the Closing Date, then as soon after the Closing Date as is reasonably practicable). The Securityholder Representative shall provide written comments on each such Straddle Return within fifteen (15) days of receipt of such Straddle Return. If the Securityholder Representative notifies Buyer of any disagreement with such Straddle Return, then the parties shall attempt to resolve such disagreement through good-faith negotiation and if, within the ensuing fifteen (15) days, the parties are unable to resolve their disagreement, then they shall submit such disagreement to the Accounting Expert for resolution in accordance with the procedures of Section 2.3(d), mutatis mutandis. Buyer shall timely file all such Straddle Returns as finally determined in accordance with this Section 6.9(b); provided, however, that if the Accounting Expert is unable to resolve any disputed items before the due date for any Straddle Return, such Straddle Return shall be filed as prepared by the Buyer and then amended to reflect the Accounting Expert’s resolution, if necessary.
(c)    None of Buyer, any Group Company, or any Affiliate of Buyer (including, after the Closing, the Group Companies) shall (i) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return solely relating to the Group Companies with respect to any Pre-Closing Tax Period or (ii) cause or permit any Person to make any Tax election with respect to any Group Company that has retroactive effect to any Pre-Closing Tax Period, without the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    Any credits or refunds of Pre-Closing Taxes (to the extent that such credits or refunds are not reflected as an asset in the calculation of Closing Working Capital, as finally determined) shall belong to the Securityholders and be paid to the Securityholder Representative (for further distribution to the Members in accordance with their respective Additional Pro Rata Shares) upon actual receipt of such refund in cash or application of such credit actually to reduce other Taxes due and owing by Buyer, any Group Company or any of their Affiliates. Any contrary provision of this Section 6.9(d) notwithstanding, the amount of any refund or credit which is required to be paid to the Securityholder Representative shall be reduced (i) by the amount of any Taxes on such refund or credit and any out-of-pocket expenses that Buyer, any Group Company or any of their respective Affiliates incur (or will incur) with respect to such refund or credit, and (ii) shall not include any refund or credit (which shall be for the benefit of Buyer, the Group Companies or their respective Affiliates) that (A) results from the carryback of any net operating loss, capital loss or other Tax attribute incurred in any Tax period (or portion of any Straddle Period) beginning after the Closing Date, or (B) is included in the computation of Closing Working Capital. In the event any Tax refund or credit is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 6.9(d) by a Governmental Authority, each of the Securityholders shall (on joint and several basis as among the Key Members (up to the sum of the Key Members’ respective Securityholder Pro Rata Shares), and on several (and not joint) basis as to the Members other than the Key Members in accordance with their respective Securityholder Pro Rata Shares) promptly return its respective Securityholder Pro Rata Share of such excess to Buyer along with any applicable interest and penalties.
(e)    After the Closing Date, Buyer, the Company and the Securityholder Representative, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Pre-Closing Taxes (“Tax Contest”) for which either party may be entitled to indemnity from the other party under this Agreement; provided, however, that one party’s failure to give such notice shall not relieve the other party of its indemnification obligations hereunder except to the extent such other party is actually and materially prejudiced thereby. After the Closing Date, Buyer shall have the exclusive right to represent the interests of the Group Companies in any and all Tax Contests; provided, however, that, to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Members pursuant to this Agreement or otherwise materially adversely impact any items that pass through to the Members, (i) Buyer shall keep the Securityholder Representative reasonably informed and consult in good faith with the Securityholder Representative and his Tax advisors with respect to any issue relating to such Tax Contest (and the Securityholder Representative and his Tax counsel or Tax adviser, at the Securityholder Representative’s expense, will be permitted to attend meetings with taxing authorities) and (ii) Buyer shall timely provide the Securityholder Representative with copies of all correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep the Securityholder Representative and his Tax advisors advised of significant developments in such Tax Contest and of significant communications involving representatives of the taxing authorities. Buyer shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in any materially adversely change in items that pass through to the Members, or a Pre-Closing Tax liability of the Group Companies or liability of the Members for indemnification unless the Securityholder Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed. To the extent permissible under applicable Law, the Securityholder Representative and Buyer shall cooperate to ensure that the Company makes an effective election pursuant to Section 6226(a) of the Code for any applicable Pre-Closing Tax Period. To the extent of any conflict between this Section 6.9(e) and Section 8.6, this Section 6.9(e) shall govern with respect to any Tax matters.
(f)    The parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.9 and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company shall retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the parties shall furnish the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other party may have an indemnification obligation under this Agreement. Buyer, the Members and the Securityholder Representative agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Sections 6043 and 6043A of the Code and all Treasury Regulations promulgated thereunder.
(g)    All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated under this Agreement (“Transfer Taxes”) shall be borne solely by the Securityholders, when due, and the Securityholder Representative will, at the Securityholders’ sole expense, file all necessary Tax Returns and other documentation with respect to all such Taxes. At least five (5) days prior to the due date of such Tax Returns, the filing party will notify the non-filing party of its share of the Transfer Taxes reflected as due and payable therein, and the non-filing party will timely pay such amount to the filing party. Each of Buyer, the Group Companies, the Securityholder Representative and the Members will reasonably cooperate with each other to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.
(h)    Buyer and the Members acknowledge and agree that, pursuant to Revenue Ruling 99-6, the purchase and sale of the Units constitutes, for federal and applicable state income Tax purposes, (i) with respect to Buyer, a purchase of the assets of the Company and assumption of the liabilities of the Company and (ii) with respect to the Members, the sale of Units of the Company. Buyer shall prepare an allocation of the Purchase Price as finally determined pursuant to this Agreement (and all other items required under the Code) in accordance with Sections 755 and 1060 of the Code. Buyer shall deliver a schedule setting forth such allocation within ninety days (90) days after the Purchase Price is finally determined pursuant to this Agreement. The Securityholder Representative shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. If, within ten (10) days after receiving Buyer’s allocation, the Securityholder Representative notifies Buyer that Securityholder’s Representative disputes any item(s) reflected thereon, Buyer and the Securityholder’s Representative shall cooperate in good faith to resolve any dispute. If the parties fail to reach an agreement within thirty (30) days after the Securityholder Representative notifies Buyer that the Securityholder Representative disputes any item(s) reflected on Buyer’s allocation, then the parties shall have no further obligations pursuant to this Section 6.9(h), and each of the Buyer and the Members shall make its own determination of the allocation of the Purchase Price. The Securityholder Representative, Buyer, the Company and their respective Affiliates shall (i) be bound by any agreed allocation, as finally determined under this Section 6.9(h), for purposes of determining any Tax liabilities, (ii) prepare and file their Tax Returns consistent with such allocation and (iii) take no position inconsistent with such allocation on any applicable Tax Return, in any proceeding before any Governmental Authority or otherwise.
Section 6.10.    Further Assurances. Each of the parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
Section 6.11.    Directors’ and Officers’ Indemnification and Exculpation.
(a)     Buyer agrees that all rights to indemnification (and related rights to contribution, exculpation and expense advancement) as provided in a Group Company’s Organizational Documents or in the agreements set forth on Schedule 6.11 or as provided under Law for acts or omissions occurring prior to the Closing which may exist in favor of the current or former directors, managers or officers (or persons holding similar positions) of such Group Company (collectively, the “Covered Persons”) shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, Buyer shall not, and shall not permit any Group Company to, except in accordance with Section 6.11(b), amend, modify or terminate any Organizational

Document regarding or related to such indemnification, contribution, exculpation or expense advancement matters in a manner that would be materially adverse to the Covered Persons with respect to pre-Closing periods.
(b)     If Buyer or its successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Section 6.11.
(c)    Notwithstanding anything to the contrary in this Section 6.11, no Covered Person that is a party to this Agreement shall be entitled to seek or obtain indemnification, advancement of expenses or exculpation pursuant to any Organizational Document of any Group Company or indemnification agreement with any Group Company, and no Group Company shall be required to provide any indemnification, advancement of expenses or exculpation to any Covered Person that is a party to this Agreement pursuant to any Organizational Document of such Group Company or indemnification agreement with any Covered Person, in connection with any claim for indemnification properly brought by any Buyer Indemnified Person pursuant to Article 8.
Section 6.12.    Notification of Certain Matters. In the event that Buyer, on the one hand, or the Company, the Securityholder Representative and/or Members, on the other, become aware on or prior to the Closing Date of any inaccuracy in or breach of any of their respective representations or warranties, such party shall promptly notify the other in writing thereof.
Section 6.13.    Internal Control over Financial Reporting. Without limiting any other provisions of this Agreement, prior to the Closing, the Company shall use its commercially reasonable efforts to coordinate with Buyer Parent and to provide the internal resources required to establish: (a) a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Group Company, and (b) a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Group Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements; provided that the Company shall not be required to incur any out of pocket expenses (other than nominal expenses) in connection with such efforts. Prior to the Closing, the Company shall reasonably cooperate with Buyer with respect to integration planning in respect of accounting and financial reporting functions.
Section 6.14.    Financial Reporting Cooperation. During the period between the signing of this Agreement and the earlier of the Closing or termination of this Agreement, the Company shall provide, and shall cause Wizard Enterprises to provide, such reasonable and customary cooperation (and to use commercially reasonable efforts to cause its and their respective managers, officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to provide such reasonable and customary cooperation) in connection with Buyer Parent’s reporting obligations under the Securities Act and the Exchange Act including using commercially reasonable efforts to:
(a)    furnish Buyer Parent with, no later than October 30, 2018, the reviewed consolidated balance sheet of the Company (prepared in accordance with GAAP), as of June 30, 2018, the reviewed consolidated income statements of the Company for the interim period ended such balance sheet date and the comparable period from the prior year, the reviewed consolidated statement of members’ equity of the Company as of such balance sheet date and the reviewed consolidated statement of cash flows of the Company for the interim period ended such balance sheet date and the comparable period from the prior year;
(b)    furnish Buyer Parent with, no later than November 13, 2018 (provided that the Closing has not occurred by such date), the reviewed consolidated balance sheet of the Company (prepared in accordance with GAAP), as of September 30, 2018, the reviewed consolidated income statements of the Company for the interim period ended such balance sheet date and the comparable period from the prior year, the reviewed consolidated statement of members’ equity of the Company as of such balance sheet date and the reviewed consolidated statement of cash flows of the Company for the interim period ended such balance sheet date and the comparable period from the prior year (the financial statements described in Section 6.14(a), and to the extent applicable, the financial statement described in this Section 6.14(b), the “Post-Signing Interim Financial Statements”); and
(c)    reasonably assist with the preparation of pro forma financial statements reflecting the transactions contemplated by this Agreement as required by the published rules and regulations of the SEC (provided that any out-of-pocket costs or expenses incurred by the Company in connection with such assistance will be reimbursed by Buyer prior to the Closing).
Section 6.15.    Termination of 401(k) Retirement Plan. Prior to the Closing, the Company’s board of managers shall adopt resolutions authorizing the termination of the QuoteWizard.com, LLC 401(k) Retirement Plan (the “Company 401(k) Plan”), such plan termination to be effective no later than the day immediately preceding the Closing Date, but contingent on the Closing. At least two (2) Business Days prior to the Closing Date, the Company shall provide Buyer or its legal counsel with a copy of the resolutions authorizing the Company 401(k) Plan termination for review and approval prior to their adoption, with such approval not to be unreasonably withheld, conditioned or delayed.
Section 6.16.    Employees.
(a)    As of the Closing Date, and for a period of at least twelve (12) months thereafter, Buyer will provide, or cause one of its Subsidiaries or Affiliates (including the Company) to provide, each Employee with (i) a base salary or an hourly wage rate that is not less than that provided to such Employee by the Group Companies immediately prior to the Closing, (ii) bonus and incentive compensation opportunities that are not less favorable than those provided to such Employee by the Group Companies immediately prior to the Closing, and (iii) employee benefits that are substantially comparable in the aggregate to Buyer’s similarly situated employees. Buyer and its Subsidiaries and Affiliates will recognize, for purposes of PTO taken in the first sixty (60) days of employment with Buyer and for eligibility and vesting purposes under the Buyer 401(k) Plan, all prior service of the Employees with the Group Companies as service with Buyer and its Subsidiaries and Affiliates; provided, however, that no such service credit will be recognized to the extent that it would result in a duplication of benefits. For purposes of clarity, nothing in this Section 6.16 shall restrict Buyer’s ability to terminate Employees at any time after the Closing.
(b)    As soon as practicable after the Closing, Buyer shall designate, or shall cause one of Buyer’s other Subsidiaries or Affiliates to designate, a defined contribution plan that includes a cash or deferred arrangement and that satisfies the requirement of Sections 401(a) and 401(k) of the Code (the “Buyer 401(k) Plan”) in which the Employees will be allowed to participate. Each Employee who was eligible to participate in the Company 401(k) Plan immediately prior to the termination of such plan shall become eligible to participate in the Buyer 401(k) Plan as soon as practicable after the Closing Date. Buyer shall cause the Buyer 401(k) Plan to accept “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from the Company 401(k) Plan on behalf of Employees that elect such eligible rollover distributions into the Buyer 401(k) Plan and who remain employed by Buyer, any Group Company or any of their respective Subsidiaries or Affiliates at the time of such rollover.
(c)    Nothing in this Section 6.16 (i) is intended to, or will be construed to, confer upon any Employee or any other Person other than the parties to this Agreement any rights or remedies hereunder, including the right to continued employment; or (ii) will establish, amend or be deemed to establish or amend any Benefit Plan or any other benefit plan, program, policy or arrangement of Buyer or any Group Company or will limit the rights of Buyer or any Group Company to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing.
Section 6.17.    Discretionary Cash Bonus Plan. At the Closing, the Company shall establish a discretionary cash bonus plan (the “Discretionary Cash Bonus Plan”) for employees of the Company with respect to each of the First Earnout Period, the Second Earnout Period and the Third Earnout Period that provides for eligible employees who participate an annual cash bonus payment up to Two Million Dollars ($2,000,000) for each Earnout Period. The

Discretionary Cash Bonus Plan shall be in form reasonably acceptable to Buyer and the Securityholder Representative and shall provide for performance metrics substantially similar to those set forth in Section 2.5 (including the Base Plan Schedule). Under the Discretionary Cash Bonus Plan, with respect to each Earnout Period, a minimum amount of Four Hundred Thousand Dollars ($400,000) would become payable, subject to continued employment, with up to an additional One Million Six Hundred Thousand Dollars ($1,600,000) (the “Conditional Portion”) payable subject to achievement of the performance targets set forth therein. The Company’s then-current President shall have the right to select the Company employees who may receive the awards under the Discretionary Cash Bonus Plan and to allocate the award amounts among such employees; provided, that such recipients may not include the Key Members or their Affiliates or principals.
ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1.    Conditions to Mutual Obligations. The respective obligations of the parties to consummate the Closing are subject to the satisfaction or waiver (by each of Buyer and the Company), at or prior to the Closing Date, of each of the following conditions:
(a)    HSR Act. All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.
(b)    No Injunction. No Governmental Authority of competent jurisdiction shall, at or prior to the Closing, have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that prohibits or makes illegal the consummation of the transactions contemplated by Article 1 and such statute, rule, regulation, judgment, decree, injunction or other order is in effect.
Section 7.2.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are also subject to the satisfaction or waiver (by Buyer), at or prior to the Closing Date, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Members set forth in Article 3 and the Company set forth in Article 4 and the Optionholders in Section 5 of the Option Cancellation Agreement (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date, as though made on such date, except in each case for those representations and warranties which refer to facts existing at a specific date (in which case such representations shall be true and correct only as of such date).
(b)    Performance of Obligations. The Members, the Securityholder Representative and the Company shall have performed or caused to be performed in all material respects all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date.
(c)    Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(d)    Officer’s Certificate. Buyer shall have received from the Company a certificate of an authorized officer of the Company, in form and substance reasonably satisfactory to Buyer, certifying that the conditions set forth in Section 7.2(a)-(c) have been satisfied.
(e)    Consents. The Third Party Consents identified on Schedule 7.2(e) shall have been obtained in form and substance reasonably satisfactory to Buyer.
(f)    Financial Information. Buyer shall have received from the Company: (i) reasonable assurance that the Company’s independent auditor will consent to inclusion of its unqualified audit report on the Year-End Financial Statements (the “Auditor Report”) in all then-effective and future Buyer Parent registration statements that require such consent under the Securities Act and will provide customary comfort letters as to the content of the comfort letter (including as to negative assurance) if reasonably necessary or desirable for Buyer Parent to use the financial statements of the Company in any future offering of securities, subject in each case to the performance by the Company’s independent auditor of its customary procedures in connection with such requested consents and comfort letters and satisfactory results thereof as determined by such independent auditors and payment by Buyer Parent of customary fees for such consents and comfort letters (it being understood that the term “reasonable assurance” as used in this clause refers to the general willingness of the Company’s independent auditor, and the Company’s independent auditor will not be in a position to commit to Buyer as to their requested consents and to the specific content of any comfort letters or to its ability to give negative assurance for any particular future offering of securities), and (ii) the Post-Signing Interim Financial Statements required pursuant to Section 6.14(a), and if applicable, Section 6.14(b).
(g)    Amendment. If reasonably requested by Buyer at least five (5) days prior to Closing, the Members shall have caused the Organizational Documents of the Company to be amended so as to authorize the Company to make an election pursuant to Section 6226(a) of the Code; provided, that such amendment does not result in a Material Adverse Effect.
(h)    Other Deliverables.    Buyer shall have received from the Company, the Securityholder Representative and the Members, as applicable, each of the items set forth in Section 1.4 and Section 1.5.
Section 7.3.    Conditions to Obligations of the Members. The obligations of the Members to consummate the Closing are also subject to the satisfaction or waiver (by the Securityholder Representative), at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date, as though made on such date, except in each case for those representations and warranties which refer to facts existing at a specific date (in which case only as of such date).
(b)    Performance of Obligations. Buyer shall have performed in all material respects all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    Officer’s Certificate. The Securityholder Representative shall have received from Buyer a certificate of an authorized officer of Buyer, in form and substance reasonably satisfactory to the Securityholder Representative, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
(d)    Other Deliverables.    The Securityholder Representative (or the other persons specified in Section 1.6) shall have received from Buyer each of the deliveries and payments, as applicable, of the items set forth in Section 1.6.
ARTICLE 8
INDEMNIFICATION
Section 8.1.    Survival.
(a)    The representations and warranties contained herein or in any certificate delivered by a party at the Closing pursuant hereto and any covenant to be performed prior to the Closing shall survive the Closing and will continue in full force and effect for a period from the date hereof until the eighteen (18)-month anniversary of the Closing; provided, however, that (i) any covenant to be performed after the Closing shall survive until the earlier of the performance of such covenants or the expiration of the applicable statute of limitations (although claims may be brought following the period for performance of such covenant until expiration of the applicable statute of limitations, if later than the period of performance), (ii) the representations and warranties contained in Section 3.1 (Authorization; Organization; Good Standing), Section 3.2 (Binding Effect), Section 3.4 (Units), Section 3.6 (Brokers’ Fees), Section 3.7 (Compensatory Arrangements), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate

Authorization), Section 4.3 (Binding Effect), Section 4.6 (Capitalization), Section 4.7 (Subsidiaries), the second sentence of Section 4.13(a) (Intellectual Property), Section 4.18 (Taxes), Section 4.25 (Brokers’ Fees), Section 4.28 (HIPAA), Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authorization), Section 5.3 (Binding Effect), Section 5.9 (Brokers’ Fees) and Sections 5(a) through (f) of the Option Cancellation Agreement (collectively, the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, (iii) representations and warranties contained in Section 4.14 (Employee Benefits) shall survive until the third anniversary of the Closing Date, and (iv) claims based on purchase price adjustments, Taxes relating to any period (or portion thereof) prior to the Closing and Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation) shall survive until sixty (60) days after the expiration of the applicable statute of limitations.
(b)    No Indemnified Person shall be entitled to make any claim in respect of any representation, warranty or covenant after the expiration of its applicable survival date, except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable survival date in accordance with the provisions hereof shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of such breach or inaccuracy (which notice shall describe the applicable breach or inaccuracy in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Indemnified Person in connection therewith) to the party to provide indemnity prior to the applicable survival date.
(c)    The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 8.1 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.
Section 8.2.    Indemnification by the Securityholders.
(a)    Subject to the terms of this Article 8, from and after the Closing, the Securityholders shall (x) jointly and severally to the extent of the Indemnity Escrow Amount, and thereafter, (y) on a joint and several basis as among the Key Members (up to the sum of the Key Members’ aggregate Securityholder Pro Rata Shares), and (z) on a several (and not joint) basis as to the Securityholders other than the Key Members in accordance with their respective Securityholder Pro Rata Shares, indemnify Buyer and its Affiliates and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Buyer Indemnified Person resulting from or arising out of:
(i)    any breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company at the Closing pursuant hereto (other than a Fundamental Representation);
(ii)    any breach or inaccuracy of any Fundamental Representation made by the Company in this Agreement;
(iii)    any breach of any covenant or agreement of the Group Companies to be performed prior to the Closing or the Securityholder Representative contained in this Agreement;
(iv)    any Pre-Closing Taxes (to the extent that such Pre-Closing Taxes are not reflected as a liability in the calculation of Closing Working Capital or as Company Transaction Expenses, as finally determined);
(v)    any Closing Funded Indebtedness not included in Closing Funded Indebtedness, as finally determined;
(vi)    any Company Transaction Expenses not included in the Closing Company Transaction Expenses, as finally determined;

(vii)    any Action or claim (including any claims or Actions relating to any payments made in accordance with this Agreement, the Closing Date Payment Schedule or other instructions of the Securityholder Representative) by a current or former holder of equity or equity-linked securities any Group Company or EIP (excluding, for purposes of clarity, Buyer), or by any other Person, seeking to assert, or based upon or arising out of: (i) ownership or rights to ownership (or any claim alleging such ownership or rights to ownership) of any equity or equity-linked security (including the Options) of any Group Company or EIP; (ii) any right based on such Person’s capacity as a claimed holder of equity or equity-linked securities (including the Options), including any option, preemptive right or right to notice or to vote or (iii) any claim that such Person’s equity or equity-linked interests (including the Options) of any Group Company or EIP were wrongfully repurchased, cancelled or terminated; and
(viii)    the matters set forth on Schedule 8.2.
(b)    Subject to the terms of this Article 8, from and after the Closing, each Key Member, on a joint and several basis (up to the sum of the Key Members’ aggregate Securityholder Pro Rata Shares), and each other Securityholder, on a several and not joint basis, indemnify the Buyer Indemnified Persons and hold them harmless from and against any and all Losses incurred or suffered by a Buyer Indemnified Person resulting from or arising out of:
(i)    any breach or inaccuracy of any representation or warranty made by such Securityholder in this Agreement, in any Option Cancellation Agreement or any certificate delivered by the Securityholders at the Closing pursuant hereto (other than a Fundamental Representation);
(ii)    any breach or inaccuracy of any Fundamental Representation made by such Securityholder in this Agreement or in any Option Cancellation Agreement; and
(iii)    any breach of any covenant or agreement of such Securityholder contained in this Agreement or any other Transaction Document (including the Option Cancellation Agreements).
Section 8.3.    Indemnification by Buyer. Subject to the terms of this Article 8, from and after the Closing, Buyer shall indemnify the Securityholders and their respective managers, officers, trustees, beneficiaries, employees, successors and permitted assigns (collectively, the “Securityholder Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Securityholder Indemnified Person resulting from or arising out of:
(a)    any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer at the Closing pursuant hereto (other than a Fundamental Representation);
(b)    any breach or inaccuracy of any Fundamental Representation made by Buyer in this Agreement; and
(c)    any breach of any covenant or agreement of Buyer (whether to be performed before or following the Closing), or (if to be performed following the Closing) any Group Company, contained in this Agreement or any other Transaction Document.
Section 8.4.    Limitations on Indemnification.
(a)    The Securityholders shall have no liability pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) with respect to Losses except to the extent that the aggregate amount of such Losses exceeds an amount equal to $3,000,000 (the “Basket”); provided, that, in the event the Basket is exceeded, all of the applicable Losses from the first Dollar shall, subject to the other terms and conditions hereof, be recoverable; and; provided, further, that this Section 8.4(a) shall not apply to any breach of any representation and warranty based on Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation).
(b)    The Securityholders shall have no liability pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) with respect to Losses in excess of the Indemnity Escrow Amount, and the Indemnity Escrow Amount fund and Earnout setoffs contemplated in Section 8.8 shall be the sole sources of recovery by a Buyer Indemnified Person in respect of such Losses (and in the priorities contemplated in Section 8.8); provided, that this Section 8.4(b) shall not apply to any breach of any representation and warranty based on Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation).
(c)    The Securityholders shall have no liability pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) for Losses in respect of any individual claim unless such Losses arising from such individual claim exceed $15,000; provided, that this Section 8.4(c) shall not apply to any breach of any representation and warranty based on Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation).
(d)    Other than with respect to Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation), (i) no Securityholder (other than Key Members) shall have any liability pursuant to Article 8 in an aggregate amount greater than the portion of the Purchase Price such Securityholder actually receives and (ii) no Key Member shall have any liability pursuant to Article 8 in an aggregate amount greater than the aggregate portion of the Purchase Price actually received by all Key Members.
(e)    Other than with respect to Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation), Buyer shall have no liability pursuant to Article 8 in excess of the Purchase Price.
(f)    The Securityholders shall have no liability pursuant to Section 8.2 with respect to a Loss to the extent such Loss relates to any item included on, or is a liability reserved or accrued for (whether in whole or in part) in, the Closing Statement or that is otherwise taken into account in the calculation of any adjustment to the Purchase Price pursuant to Article 2. Without limiting the foregoing, the Buyer Indemnified Persons will not be entitled to recover any Losses relating to any matter arising under, or any facts and circumstances relating to or arising out of, a provision of this Agreement to the extent that the Buyer Indemnified Persons (i) have already recovered Losses with respect to such matter pursuant to another provision of this Agreement or (ii) have already recovered the Losses with respect to such matter from another Securityholder.
(g)    If a state of facts exists that would allow a Buyer Indemnified Person to seek recovery under both Section 8.2(a)(i) (with respect to any breach of a representation or warranty of the Company other than any Fundamental representation) and Section 8.2(a)(iii) (solely with respect to failure of the Company to notify Buyer of such breach pursuant to Section 6.12) or Section 8.2(b)(i) (with respect to any breach of a representation or warranty of a Securityholder other than any Fundamental representation) and Section 8.2(b)(iii) (solely with respect to failure of the Securityholder Representative or Member to notify Buyer of such breach pursuant to Section 6.12), then such Buyer Indemnified Person may only seek recovery for Losses under Section 8.2(a)(i) or Section 8.2(b)(i), as applicable. For the avoidance of doubt, the foregoing shall not prohibit any Buyer Indemnified Person from seeking recovery under Section 8.2(a)(iii) or Section 8.2(b)(iii) for breach of any covenant other than Section 6.12 in respect of such state of facts.
(h)    If a state of facts exists that would allow a Securityholder Indemnified Person to seek recovery under both Section 8.3(a) (with respect to any breach of a representation or warranty of Buyer other than any Fundamental representation) and Section 8.3(c) (solely with respect to failure of Buyer to notify the Company, the Securityholder Representative and the Members of such breach pursuant to Section 6.12), then such Securityholder Indemnified Person may only seek recovery for Losses under Section 8.3(a). For the avoidance of doubt, the foregoing shall not prohibit any Securityholder Indemnified Person from seeking recovery under Section 8.3(c) for breach of any covenant other than Section 6.12 in respect of such state of facts.
Section 8.5.    Other Provisions.
(a)    For all purposes of this Article 8, “Losses” shall be net of any amounts actually paid to an Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Person shall use its reasonable commercial efforts, consistent with then existing practices, to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible and resulting premium increases for such policies.
(b)    If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly (but in any event within thirty (30) calendar days) after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.
(c)    Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.
(d)    For the purpose of determining whether a breach of any representation or warranty has occurred and the amount of damages resulting therefrom, any materiality, Material Adverse Effect or other similar qualification with respect to materiality contained in or otherwise applicable to such representation or warranty (excluding Section 4.10(a) and 6.3(b)(xix)) shall be disregarded.
(e)    For the purpose of this Article 8, in each case where a decision or agreement to be made by the Indemnified Person or the Indemnifying Person is, collectively, to be made by the Securityholders, then in each such case all references to such Indemnified Person or Indemnifying Person, as the case may be, in this Article 8 (except for provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Securityholder Representative acting on behalf of such Indemnified Person or Indemnifying Person, as applicable.
Section 8.6.    Third-Party Claim Indemnification Procedures.
(a)    In the event that any written claim or demand for which a party (in such capacity, an “Indemnifying Person”) may have liability to any Indemnified Person hereunder, other than those relating to Taxes (which are the subject of Section 6.9), is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall promptly (but in any event within ten (10) days) following such Indemnified Person’s receipt of a Third-Party Claim, notify the Indemnifying Person in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, and a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by such failure or as provided in Section 8.1. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
(b)    In the event that the Indemnifying Person notifies the Indemnified Person that it elects to defend the Indemnified Person against a Third-Party Claim within thirty (30) days following the receipt of notice from the Indemnified Person of a Third-Party Claim, the Indemnifying Person shall have the right to defend the Third-Party Claim which relates to any Losses indemnifiable hereunder by appropriate proceedings and with counsel reasonably acceptable to the Indemnified Person and shall have the power to direct and control such defense at its expense, subject to the Indemnifying Person’s (x) acknowledging its indemnity obligation hereunder and undertaking to indemnify and hold the Indemnified Person harmless from, against and in respect of, and to pay to such Indemnified Person the full amount of any Losses arising out of, relating to or resulting therefrom, and (y) providing the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against such Third-Party Claim and to fulfill its indemnification obligations hereunder. Notwithstanding the foregoing, the Indemnifying Person shall not have the right to assume the conduct and control of such defense if the Third-Party Claim which the Indemnifying Person seeks to assume control (i) seeks monetary relief in excess of the purchase price actually paid hereunder or any non-monetary relief (including an injunction or other equitable relief), (ii) is reasonably likely to result in Losses which will exceed the amount such Indemnified Person will be entitled to recover as a result of the limitations set forth in this Article 8, (iii) involves criminal allegations, (iv) involves a claim that, in the good faith judgment of the Indemnified Person, the Indemnifying Person failed or is failing to reasonably prosecute or defend, (v) relates to Taxes, (vi) involves a claim by a Governmental Authority or (vii) relates to Buyer Parent’s (or any of its Affiliate’s) financial statements or Buyer Parent’s reporting obligations under the Securities Act and the Exchange Act, including any derivative Action by the shareholders of Buyer Parent. Once the Indemnifying Person has made such election, the Indemnified Person shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing; provided, however, that such separate counsel at the Indemnified Person’s own expense (unless based on the advice of counsel to the applicable Indemnified Person, a material legal conflict exists between the applicable Indemnified Person and the Indemnifying Person that would make such separate representation necessary, in which case the Indemnifying Person will bear such expense, subject to the limitations set forth herein). If the Indemnifying Person does not (or is not permitted to) elect to conduct or control the defense of any Third-Party Claim which relates to any Losses indemnifiable hereunder, the applicable Indemnified Person may conduct and control the defense of such Third-Party Claim; provided, that the Indemnified Person shall not settle, offer to settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, delayed or conditioned).
(c)    If the Indemnifying Person assumes the defense of a Third-Party Claim, the Indemnifying Person shall not, without the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned, it being understood that withholding, delaying and/or conditioning consent to any settlement or compromise that involves anything other than payment of monetary damages shall be deemed to be reasonable per se) of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, that, if the Indemnifying Person assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim, the Indemnified Person’s consent is not required for any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may reasonably recommend and that by its terms (i) obligates the Indemnifying Person to pay the full amount of Losses in connection with such Third-Party Claim, (ii) does not require any payment or other action by any Indemnified Person or the admission of any wrongdoing or misconduct by any Indemnified Person, and (iii) fully and irrevocably releases all Indemnified Persons in connection with such Third-Party Claim and does not impose any injunctive or other equitable relief against any Indemnified Person or its Affiliate.
(d)    The Indemnified Person and the Indemnifying Person shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and appropriate personnel. Such cooperation shall include the retention and (upon the Indemnifying Person’s request and sole expense) the provision to the Indemnifying Person of books and records and information that are reasonably relevant to such Third-Party Claim, and appropriate personnel available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnifying Person shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cooperate with the other party to minimize the extent of such disclosure and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges (which may include redacting or withholding information as reasonably appropriate).
Section 8.7.    Direct Claim Indemnification Procedures. Each Indemnified Person shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person written notice thereof reasonably promptly (and, in any event, no later than thirty (30) days following the Indemnified Person’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Article 8). Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person; provided, however, that the failure to timely give such notice shall not affect the rights of an Indemnified Person hereunder:  (a) unless such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Person with respect to such Direct Claim or on the Indemnifying

Person’s ability to mitigate such Direct Claim, or (b) unless the indemnification obligations are materially increased as a result of such failure.
Section 8.8.    Indemnification Payment Priority. Except with respect to claims for Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation), the Buyer Indemnified Persons shall seek reimbursement for such Loss: (a) first, as a setoff against any Earnout payment that is payable but not yet paid, (b) second, from the Indemnity Escrow Amount, and once the Indemnity Escrow Amount is exhausted, and (c) third, from the Securityholders, on joint and several basis as among the Key Members (up to the sum of the Key Members’ respective Securityholder Pro Rata Shares), on the one hand, and on several (and not joint) basis as to the Securityholders other than the Key Members in accordance with their respective Securityholder Pro Rata Share, on the other.
Section 8.9.    Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Person to an Indemnified Person with respect to any claim pursuant to Section 8.2 or Section 8.3 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.
Section 8.10.    Investigation by Indemnifying Parties. In connection with any claim pursuant to this Article 8:
(a)The Indemnified Person shall allow the Indemnifying Person and its financial, accounting or legal advisers to reasonably investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.
(b)    The Indemnified Persons shall, and shall cause their controlled Affiliates and all of their respective Representatives to, provide such information and assistance as the Indemnifying Person or its financial, accounting or legal advisers shall reasonably request in connection with the investigation referenced in clause (a), including:
(i)    upon reasonable advance notice, reasonable access during normal business hours to premises and personnel (including any relevant employee) with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Indemnifying Person; and
(ii)    the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records, in each case, subject to customary confidentiality and expense reimbursement undertaking by the Indemnifying Person and its financial, accounting and legal advisors. Notwithstanding anything herein to the contrary, failure by the Indemnified Person (or its controlled Affiliates or Representatives) to comply with this Section 8.10 shall not prejudice or otherwise affect the Indemnified Person’s right to indemnification pursuant to this Article 8, other than such Indemnified Person’s willful breach of this Section 8.10.
Section 8.11.    Exclusive Remedy. Notwithstanding anything to the contrary herein, except as provided in Section 2.3 (Post-Closing Determination), for the right of any party to seek specific performance or with respect to Fraud or intentional misrepresentation of a material fact (but not negligent misrepresentation), from and after the Closing the rights and remedies of Buyer, any Group Company and the Securityholders, and any Buyer Indemnified Person and any Securityholder Indemnified Person (each Buyer Indemnified Person and Securityholder Indemnified Person is referred to herein as an “Indemnified Person”), under this Article 8 are exclusive and in lieu of any and all other rights and remedies which Buyer, any Group Company or any Securityholder, or any Indemnified Person, may have under this Agreement or any Transaction Document or otherwise against each other with respect to this Agreement or any Transaction Document and with respect to the transactions contemplated hereby or thereby, and each party expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law (regardless of the theory of recourse) with respect to the preceding matters.
ARTICLE 9

TERMINATION
Section 9.1.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by written agreement of Buyer and the Company;
(b)    by Buyer or the Company, by giving written notice of such termination to the other party, on or after January 2, 2019 (the “Outside Date”), if the Closing shall not have occurred, prior to the Outside Date; provided, however, that neither party may terminate this Agreement pursuant to this Section 9.1(b) at any time during which such party is in material breach of its covenants in this Agreement;
(c)    by Buyer, if there has been a material violation or breach by the Company, the Securityholder Representative or any Member of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or of any covenant or agreement contained in this Agreement which, in either case, would prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured prior to the earlier to occur of: (i) thirty (30) days after receipt by the Company, the Securityholder Representative or Member, as applicable, of written notice of such breach from Buyer and (ii) the Outside Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(c) at any time during which Buyer is in material breach of this Agreement or any Transaction Document; or
(d)    by the Company, if there has been a material violation or breach by Buyer of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or covenant or agreement contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of the Members at the Closing and such violation or breach has not been waived by the Securityholder Representative or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Buyer prior to the earlier to occur of:  (i) thirty (30) days after receipt by Buyer of written notice of such breach from the Company and (ii) the Outside Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(d) at any time during which the Company or any Member is in material breach of this Agreement or any Transaction Document.
Section 9.2.    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to the other party or their respective Affiliates, or their respective directors, officers, shareholders partners, members, attorneys, accountants, agents, representatives or employees or their heirs, successors and permitted assigns, except for the obligations of the parties contained in Section 6.4 (Public Disclosure; Confidentiality), this Section 9.2 and Article 10 (Miscellaneous) (and any related definitional provisions set forth herein), and except that nothing in this Section 9.2 shall relieve either party from liability for Fraud or any willful breach of this Agreement that arose prior to such termination.
ARTICLE 10
MISCELLANEOUS
Section 10.1.    Securityholder Representative.
(a)    For purposes of this Agreement, the Securityholders hereby designate Scott Peyree to serve as the sole and exclusive representative of the Securityholders (the “Securityholder Representative”) with respect to those provisions of this Agreement that contemplate action by the Securityholder Representative and with respect to the Escrow Agreement; provided, however, that if Scott Peyree at any time is unable, due to incapacity or otherwise, to serve as Securityholder Representative or resigns as Securityholder Representative, then successive Securityholder Representatives shall be chosen by Securityholders holding a majority of Units outstanding immediately prior to the Closing (including Units issuable upon exercise of Options outstanding as of immediately prior to the Closing). Each successor Securityholder Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Securityholder Representative. Each successor Securityholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholder Representative, and the term “Securityholder Representative” as used herein shall be deemed to include any successor Securityholder Representative.
(b)    The Securityholder Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the other Securityholders with respect to the performance of his or her duties as the Securityholder Representative. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Securityholder, by operation of Law, whether by such Securityholder’s death, disability, protective supervision or any other event. The Securityholder Representative shall promptly deliver to each Securityholder any notice received by the Securityholder Representative concerning this Agreement. Without limiting the generality of the foregoing, the Securityholder Representative has full power and authority, on behalf of each Securityholder and such Securityholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Securityholders in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to Buyer of (A) the Adjustment Escrow Amount or any portion thereof if the Net Adjustment Amount as finally determined in accordance with Section 2.3 is negative and (B) the Indemnity Escrow Amount or any portion thereof in satisfaction of claims brought by Buyer for Losses, (vii) object to such deliveries, (viii) distribute the Adjustment Escrow Amount and the Indemnity Escrow Amount and any earnings and proceeds thereon, (ix) agree to, negotiate, enter into settlements and compromises regarding the Earnout Statements and Earnout payments with respect to any Earnout period, and (x) take all actions necessary or appropriate in the judgment of the Securityholder Representative on behalf of the Securityholders in connection with this Agreement and the Escrow Agreement.
(c)    Service by the Securityholder Representative shall be without compensation except for reimbursement out of the Representative Expense Fund and the reimbursement by the Securityholders of out-of-pocket expenses and indemnification, in each case as specifically provided herein.
(d)    The Securityholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Securityholder shall otherwise exist against the Securityholder Representative. The Securityholder Representative shall not be liable to any Securityholder relating to the performance of the Securityholder Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Securityholder Representative constituted Fraud or were taken or not taken in bad faith. The Securityholder Representative shall be indemnified and held harmless by the Securityholders against all liabilities, claims, Losses, fees, fines costs amounts paid in settlement, judgments or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), that the Securityholder Representative may suffer or incur in connection with any action or omission of the Securityholder Representative (collectively, “Representative Expenses”) ; provided, however, that the Securityholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Securityholder Representative constituted Fraud or were taken or not taken in bad faith. The Securityholder Representative shall be protected in acting upon any notice, statement or certificate believed by the Securityholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Any such Representative Expenses may be recovered, first, from the Representative Expense Fund, second, from funds to be released from the Indemnity Escrow Amount and otherwise distributable to the Securityholders at the time of distribution, and third, directly from the Securityholders.

(e)    Buyer shall be entitled to conclusively rely in good faith upon any actions taken by the Securityholder Representative as the duly authorized action of the Securityholder Representative on behalf of each Securityholder with respect to any matters set forth in this Agreement or the Escrow Agreement.
(f)    The Representative Expense Amount will be deposited by Buyer in the Representative Expense Fund in accordance with Section 1.6(c). The Representative Expense Fund shall be held by the Securityholder Representative as agent and for the benefit of the Securityholders in a segregated client account and shall be used for the purpose of paying directly, or reimbursing the Securityholder Representative for, any Representative Expenses incurred in connection with this Agreement and the other Transaction Documents. The Securityholder Representative may contribute funds to the Representative Expense Fund from any consideration otherwise distributable to the Securityholders. The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Fund, and has no tax reporting or income distribution obligations. The Securityholders will not receive any interest on the Representative Expense Fund and assign to the Securityholder Representative any such interest. As soon as reasonably determined by the Securityholder Representative that the Representative Expense Fund is no longer required to be withheld, and in any event not later than the later of (i) the date on which all funds are released from the Indemnity Escrow Amount fund and (ii) the final determination of any amounts payable in respect of the Earnout, the Securityholder Representative shall distribute the then-remaining amount of the Representative Expense Fund, if any, to the Securityholders based on their respective Additional Pro Rata Share; provided that amounts payable in respect of any Optionholder may be delivered to the Company for payment through a designated payroll account, subject to all applicable withholdings therefrom as required by Law.
Section 10.2.    Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:
To Buyer or (after the Closing) the Company:
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: Chief Financial Officer

with a copy to:
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: General Counsel
and a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope St., 43rd Floor
Los Angeles, California 90071
Attention:  David Sands, Esq.
Zachary M. Turke, Esq.
Email:  dsands@sheppardmullin.com
zturke@sheppardmullin.com

Facsimile No.: (213) 443-2743

To the Members, the Securityholder Representative or (prior to the Closing) the Company:
c/o Scott Peyree
6059 77th Ave. SE
Mercer Island, WA 98040
speyree@qw-corp.com

with a copy (which shall not constitute notice) to:
Perkins Coie LLP
1201 3rd Avenue, Suite 4900
Seattle, WA 98121
Attention: Ben Straughan, Esq.
Nick Ferrer, Esq.
Email: BStraughan@perkinscoie.com
NFerrer@perkinscoie.com

Facsimile No.: (206) 359-4333
(206) 359-4757

Section 10.3.    Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), the Confidentiality Agreement and the Transaction Documents contain the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters.
Section 10.4.     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, (a) in the case of an amendment before Closing, by Buyer and the Company, (b) in the case of an amendment after Closing, by Buyer and the Securityholder Representative, or (c) in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.5.    No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party may assign (including by gift) any of its rights (other than, in the case of the Members, assignments of rights to payment for bona fide estate planning purposes to any Person other than an employee of the Group Companies) or delegate any of its obligations under this Agreement without the prior written consent of Buyer and the Securityholder Representative and any purported assignment in violation of the foregoing shall be null and void ab initio; provided that Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer, with the understanding that no such assignment shall relieve Buyer of its obligations hereunder. Except as expressly set forth herein in Section 6.7 or Article 8, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Company, the Securityholders and the Securityholder Representative, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.
Section 10.6.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein (a) all filing fees to be paid in connection with the HSR Act shall be paid one-half (1/2) by Buyer, on the one hand, and one-half (1/2) by the Company (as a Company Transaction Expense),

and (b) all fees and expenses relating to the Escrow Agent shall be paid one-half (1/2) by Buyer, on the one hand, and one-half (1/2) by the Securityholders (as a Company Transaction Expense), on the other.
Section 10.7.    Disclosure Schedule.
(a)    The “Disclosure Schedule” means that certain document (as may be modified from time to time in accordance with the terms hereof) identified as the Disclosure Schedule, dated as of the date hereof, delivered by the Company to Buyer in connection with this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is readily apparent on its face. It is specifically acknowledged that the Disclosure Schedule may expressly provide exceptions to a particular Section of Articles 3 and 4 notwithstanding that the Section does not include a schedule reference.
(b)    Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of Material Adverse Effect or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility of the Company or any other party to any third party.
(c)    Each Section of the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth herein.
(d)    The Company may, from time to time prior to the Closing, by notice to Buyer at least five (5) Business Days prior to the Closing, supplement, amend or create any Schedule of the Disclosure Schedule, solely in order to add information with respect to events occurring after the date hereof. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding Schedule are no longer true and correct in all material respects. It is specifically agreed that the Disclosure Schedule may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto (such supplement, amendment or addition, a “Schedule Supplement”). No such Schedule Supplement shall be deemed to cure any breach for purposes of Section 7.2(a) (including, without limitation for purposes of the application of Section 9.1(c)), and no Schedule Supplement shall affect Buyer’s rights to terminate the Agreement in accordance with Article 9, provided that if the Closing occurs, then each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules for the purpose of Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(b)(i) and Section 8.2(b)(ii).
Section 10.8.    Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    The internal Laws of the State of Delaware, irrespective of its conflict of laws principles, will govern the validity of this Agreement.
(b)    Subject to the requirements of clause (c), each of the parties hereto: (i) submits to the jurisdiction of any state or federal court sitting or having jurisdiction in Dover County, State of Delaware in any Action

arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Action shall be heard and determined in any such court, and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 10.2. Nothing in this Section 10.8, however, will affect the right of any party to serve legal process in any other manner permitted by law.
(c)    Any Action or arising out of or relating to this Agreement shall be resolved by binding arbitration held in Dover County, State of Delaware under the Comprehensive Arbitration Rules & Procedures of Judicial Arbitration & Mediation Services/EnDispute (or its successor), except to the extent that such rules are inconsistent with this Section 10.8(c), in which case this Section 10.8(c) will govern. Except as may be otherwise expressly provided herein, for any matter submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal Laws of the State of Delaware applicable to contracts executed, entered into and performed within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction. The arbitrator to any such arbitration hearing shall determine, in its sole discretion, which party(ies) are the non-prevailing party(ies). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 10.9.    Interpretation.
(a)    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
(b)    Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural; (iii) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement; (iv) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time; (vii) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules; and (viii) each reference to a “party” means a party to this Agreement, including by the execution of a joinder.
(c)    Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
(d)    With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

(e)    The terms “made available” and “provided to” when used in reference to the Company having made or making items or information available to, or to having provided information to, Buyer or any of its Representatives, means that such items or information were made available by the Company or its Representatives via: (i) the posting of such items or information to the electronic data site maintained by Donnelley Financial Solutions Venue under the data room entitled “Quartz” including the secured folders located therein, (ii) the provision of hard copies of such items or information, or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means), in each case at least one (1) day prior to the date hereof.
Section 10.10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 10.11.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 10.12.    Time of Essence. Time is of the essence for each and every provision of this Agreement.
Section 10.13.    Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (without the requirement of posting a bond).
Section 10.14.    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)    Buyer and Company hereby agree that, in the event that a dispute arises out of the transactions contemplated by this Agreement after the Closing between Buyer (and/or the Company), on the one hand, and the Securityholders’ Representative or any Securityholder, on the other hand (a “Covered Dispute”), then Perkins Coie LLP (“PC”), which has been retained by the Company to act as counsel in connection with the transactions contemplated hereby, may represent such Securityholder and/or the Securityholder Representative in such dispute even though the interests of such Securityholder or the Securityholder Representative may be directly adverse to Buyer or a Group Company, and even though PC has represented a Group Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Buyer further agrees that, as to all communications among PC and a Group Company, any Securityholder or the Securityholder Representative in connection with a Covered Dispute, to the extent they relate to the transactions contemplated by this Agreement or the other Transaction Documents (collectively, the “Privileged Communications”), the attorney-client privilege and the exception of client confidence with respect to the Privileged Communications belongs solely to the Securityholders and may be controlled only by the Securityholder Representative and shall not pass to (whether by operation of law or otherwise) or be claimed by Buyer, Buyer Parent or their respective Affiliates, because the interests of Buyer, Buyer Parent or their respective Affiliates were directly adverse to a Group Company, such Securityholder and/or the Securityholder Representative at the time such Privileged Communications were made. This right to the attorney-client privilege to the Privileged Communications shall exist even if such communications may exist on a Group Company's computer system or in documents in a Group Company's possession. Notwithstanding the foregoing, the Privileged Communications shall only include the communications themselves, and not the due diligence or underlying materials, any information reflected in the datasite or any other non-privileged documents even if referenced in the Privileged Communications.

(b)    Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer, Buyer Parent or a Group Company, on the one hand, and a Person other than a party to this Agreement on the other hand, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of the Privileged Communications by PC to the Company; provided, that the Company may not waive such privilege with respect to the Privileged Communications without the prior written consent of the Securityholder Representative.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Unit Purchase Agreement to be executed as of the date first written above.
“BUYER”

LendingTree, LLC

By:     /s/ J.D. Moriarty
Name:    J. D. Moriarty
Title:    Chief Financial Officer

“COMPANY”

QuoteWizard.com, LLC

By:    /s/ Scott Peyree
Name:    Scott Peyree
Title:    Chief Executive Officer

“MEMBERS”

/s/ Thomas Peyree
Thomas Peyree

/s/ Scott Peyree
Scott Peyree

/s/ Michelle Peyree
Michelle Peyree

Scott and Michelle Peyree Children's Irrevocable Trust dated January 27, 2017

/s/ Christine Nautiyal
Christine Nautiyal
Trustee

/s/ John Anderson
John Anderson

/s/ Robert Peyree
Robert Peyree

Dechomai Asset Trust

/s/ Ryan Raffin
Ryan Raffin
Trustee

/s/ Bradley Cooper
Bradley Cooper

/s/ Kenneth Caraska
Kenneth Caraska

/s/ Patricia Winkler
Patricia Winkler

/s/ Jason Krevitsky
Jason Krevitsky

/s/ Mark Francis
Mark Francis

/s/ Michael Pannell
Michael Pannell

QuoteWizard EIP LLC

By:    QuoteWizard.com, LLC
Its:        Manager

By:    /s/ Scott Peyree
Name:    Scott Peyree
Title:    Chief Executive Officer

“SECURITYHOLDER REPRESENTATIVE”

/s/ Scott Peyree
Scott Peyree

Exhibit A
Definitions
In this Exhibit, and in the Agreement and the other Exhibits and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below (unless otherwise specified, section references in this Exhibit are to Sections of this Agreement):
“Accounting Expert” is defined in Section 2.3(c).
“Accounting Principles” is defined in Section 2.1(a).
“Actions” is defined in Section 3.5.
“Additional Pro Rata Share” of a Securityholder means: (a) the number of Units of the Company held by such Securityholder or issuable to such Securityholder in respect of Options held by such Securityholder as of immediately prior to the Closing divided by (b) the total number of Units of the Company issued and outstanding as of immediately prior to the Closing, in each case, assuming the full exercise of the Options being cancelled pursuant to the Option Cancellation Agreements.
“Adjusted EBITDA” means, for the period in question, the net income of the Group Companies for such period, adjusted to exclude interest, income tax, amortization of intangibles and depreciation calculated in accordance with GAAP, and to further exclude: (a) non-cash compensation expense, (b) non-cash impairment charges, (c) gain/loss on disposal of assets, (d) restructuring and severance expenses, (e) litigation settlements and contingencies, (f) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (g) one-time items, (h) any cash bonus payments made (or to be made) from the Conditional Portion of the Discretionary Cash Bonus Plan established pursuant to Section 6.17 in the Earnout Period in question, (i) financial results generated from the business activities of another Person or business line acquired after the Closing by any Group Company, Buyer, Buyer Parent or their respective Affiliates and (j) any other items mutually agreed upon by Buyer and the Securityholder Representative.  Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.
“Adjustment Escrow Amount” is defined in Section 1.6(b).
“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Aggregate Participation Threshold Amount” means the aggregate amount of “Participation Thresholds” applicable to Class B Units of the Company outstanding as of immediately prior to the Closing.
“Agreement” is defined in the preamble of this Agreement.
“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. and any rules or regulations thereunder.
“Antitrust Division” is defined in Section 6.2(b).
“Auditor Report” has the meaning assigned to such term in Section 7.2(f).

“Base Plan Schedule” is defined in Section 2.5(a).
“Base Purchase Price” is defined in Section 1.2.
“Basket” is defined in Section 8.4(a).
“Benefit Plans” is defined in Section 4.14(a).
“Business” means the all business engaged in by the Group Companies as of the Closing Date, including, without limitation: (a) the operation of online (including mobile) lead generation platforms and provision of customer traffic in the insurance market (including, without limitation, those relating to property and casualty, life, health and Medicare) and (b) the creation and provision of journalistic and topical content and information, and the use of such content, to advertise insurance products and insurance services through paid and unpaid marketing techniques.
“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in Charlotte, North Carolina.
“Buyer 401(k) Plan” is defined in Section 6.16(b).
“Buyer” is defined in the preamble of this Agreement.
“Buyer Indemnified Persons” is defined in Section 8.2(a).
“Buyer Parent” means LendingTree, Inc., a Delaware corporation.
“Buyer Plan” is defined in Section 6.16(a).
“Buyer Returns” is defined in Section 6.9(b).
“Cash on Hand” is defined in Section 2.1(b).
“Claim Notice” is defined in Section 8.6(a).
“Class A Units” is defined in the recitals of this Agreement.
“Class A EIP Units” means the Class A EIP Units of EIP having the rights and obligations set forth in the Amended and Restated Limited Liability Company Agreement of EIP dated as of November 4, 2013.
“Class B Units” is defined in the recitals of this Agreement.
“Class B EIP Units” means the Class B EIP Units of EIP having the rights and obligations set forth in the Amended and Restated Limited Liability Company Agreement of EIP dated as of November 4, 2013.
“Closing” is defined in Section 1.3.
“Closing Cash on Hand” is defined in Section 2.1(c).
“Closing Company Transaction Expenses” is defined in Section 2.1(d).
“Closing Date” is defined in Section 1.3.
“Closing Date Payment Schedule” is defined in Section 2.2(c).
“Closing Funded Indebtedness” is defined in Section 2.1(e).

“Closing Statement” is defined in Section 2.3(a).
“Closing Working Capital” is defined in Section 2.1(f).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the preamble of this Agreement.
“Company 401(k) Plan” is defined in Section 6.15.
“Company Intellectual Property” is defined in Section 4.13(a).
“Company’s Knowledge” or any variant thereof means the actual knowledge of any of the following individuals: Thomas Peyree, Scott Peyree, John Anderson, Robert Peyree, Richard Bouffard, Ian Smith, Daniel Lien and Bradley Cooper, in each case, after reasonable inquiry of direct reports.
“Company Sale” is defined in Section 2.5(f).
“Company Software” is defined in Section 4.13(c).
“Company Transaction Expenses” is defined in Section 2.1(g).
“Conditional Portion” is defined in Section 6.17.
“Confidential Information” means all proprietary or confidential information of the Group Companies; provided, such information shall not include information that: (a) is in the public domain as of the date hereof, (b) enters the public domain after the Closing through no action of the Securityholders in violation of this Agreement or the Option Cancellation Agreements or (c) is received on a non-confidential basis by the Securityholders after the Closing from a source who is not, to the Company’s Knowledge and the knowledge of the Securityholders, violating a duty owed to any Group Company with respect thereto.
“Confidentiality Agreement” is defined in Section 6.1.
“Contracts” means all written or oral agreements, contracts, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and binding commitments.
“Copyrights” means all registered U.S. and registered foreign copyrights and works of authorship (including moral rights) and all applications to register and renewals of any of the foregoing.
“Covered Dispute” is defined in Section 10.14(a).
“Covered Persons” is defined in Section 6.11(a).
“Direct Claim” is defined in Section 8.7.
“Disclosure Schedule” is defined in Section 10.7(a).
“Discretionary Cash Bonus Plan” is defined in Section 6.17.
“Dollars” or “$” means the lawful currency of the United States of America.
“Earnout” means any payment required by Section 2.5, if any.
“Earnout Period” means each of the First Earnout Period, Second Earnout Period and Third Earnout Period.

“Earnout Statement” is defined in Section 2.5(a).
“Effective Time” is defined in Section 1.3.
“EIP” means QuoteWizard EIP LLC, a Delaware limited liability company.
“Employees” means: (a) each person who as of immediately prior to the Closing is a regular active employee of any Group Company, including employees on vacation or on a regularly scheduled day off from work (including for jury service or military service duty); and (b) each regular employee of any Group Company who is on short-term disability, long-term disability or leave of absence as of immediately prior to the Closing, and excluding, for purposes of clarity, contract employees.
“Employment Agreement” is defined in Section 4.15(b).
“Environmental Laws” is defined in Section 4.22(a).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that is treated as a single employer with any Group Company under Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” is defined in Section 1.6(a).
“Escrow Agreement” is defined in Section 1.5(f).
“Escrow Amount” means, collectively, the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Estimated Closing Cash on Hand” is defined in Section 2.2(a)(iii).
“Estimated Closing Company Transaction Expenses” is defined in Section 2.2(a)(i).
“Estimated Closing Funded Indebtedness” is defined in Section 2.2(a)(ii).
“Estimated Closing Working Capital” is defined in Section 2.2(a)(iv).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Export Control and Import Laws” means all export control and import Laws of the United States and applicable jurisdictions in which any Group Company conducts business, which govern exports, reexports and imports of commodities, software, services or technology, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, embargoes, sanctions and boycotts, including, but not limited to, the Tariff Act of 1930 as amended and other Laws administered by the United States Bureau of Customs and Border Protection (CBP), regulations issued or enforced by the CBP, U.S. Arms Export Controls Act (22 U.S.C. §2778 and 2779), the U.S. International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Trading with the Enemy Act (50 U.S.C. app. § 1 et seq.), the U.S. Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the U.S. International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the U.S. Export Administration Regulations (15 C.F.R. § 730 et. seq.), the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, any other export controls or economic sanctions administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control or the U.S. Department of State, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty Laws and regulations, Laws and regulations by other countries concerning the ability of U.S. Persons to own businesses, restrictions by other countries on holding foreign currency and repatriating funds and other Laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.
“Financial Statements” is defined in Section 4.8(a).
“First Earnout Period” means the twelve (12)-month period beginning on the first day of the first full month following the Closing and ending on the last day of the twelfth full month following the Closing.
“Fraud” means intentional or willful misrepresentation of material facts which constitutes common law fraud under applicable Law.
“Fundamental Representations” is defined in Section 8.1(a).
“Funded Indebtedness” is defined in Section 2.1(h).
“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.
“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.
“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Authority or any securities exchange.
“Group Companies” means, collectively, the Company and Wizard Enterprises.
“HIPAA” means the Health Information Portability and Accountability Act of 1996, as codified at 42 U.S.C. §1320d, et seq., the Health Information Technology Act of 2009, as codified at 42 U.S.C. §17901, et seq., and any current and future regulations promulgated thereunder, including the Privacy, Security, Breach Notification, and Enforcement Rules at 45 CFR Part 160 and Part 164.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Person” is defined in Section 8.11.
“Indemnifying Person” is defined in Section 8.6(a).
“Indemnity Escrow Amount” is defined in Section 1.6(b).
“Insider Member” means, collectively, (a) Thomas Peyree, (b) Scott Peyree, (c) Michelle Peyree, (d) Scott and Michelle Peyree Children's Irrevocable Trust dated January 27, 2017, (e) John Anderson and (f) Robert Peyree.
“Insurance Policies” is defined in Section 4.19.
“Intellectual Property” means any and all of the following existing in any jurisdiction worldwide:  (a) Patents and rights in inventions and designs (including inventions and/or designs conceived prior to the Closing Date but not documented as of the Closing Date); (b) Copyrights and rights in works of authorship (whether or not published); (c) Marks and rights in unregistered trademarks, service marks, trade names, trade dress, brand names, logos or corporate names, Internet domain names, Internet addresses and other computer identifiers, and other indicia of origin, together with all goodwill symbolized thereby; (d) Trade Secrets; (e) other proprietary interests in Software (including the Company Software), technology, know-how, processes, proprietary data, formulae, research and development data, websites or web pages; (f) rights to improvements in any of the foregoing; and (g) all other similar intellectual property rights.
“IP Licenses” is defined in Section 4.13(b).
“IRS” means the U.S. Internal Revenue Service.
“Key Members” means, collectively, (a) Thomas Peyree, (b) Scott Peyree, (c) Michelle Peyree, (d) Scott and Michelle Peyree Children's Irrevocable Trust dated January 27, 2017, (e) John Anderson, (f) Robert Peyree, (g) EIP, and (g) any transferees of the Units held as of the date of this Agreement by any of the foregoing Persons.
“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or securities exchange.
“Leased Real Property” is defined in Section 4.17(b).
“Leases” is defined in Section 4.17(b).
“Licensed Intellectual Property” is defined in Section 4.13(b).
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest or similar encumbrance affecting title.
“Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements), which, to the extent they are natural, probable and reasonably foreseeable, include, but are not limited to, lost profits and diminution in value.
“Marks” means all registered U.S. and foreign trademarks, service marks, trade names, trade dress, and other indicia or origin, together with all goodwill symbolized thereby and any applications related thereto.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the ability of the Securityholders or any Group Company to timely perform their material obligations contemplated by the Agreement or any Transaction Documents or (b) the financial condition, assets, business or results of operations of the Group Companies taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would be, or would reasonably be expected to have or result in, a Material Adverse Effect with respect to the foregoing clauses (a) and (b): (i) any failure by the Group Companies to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that any fact or circumstance that may have given rise or contributed to any such failure may be taken into account in determining whether there has been a Material Adverse Effect); (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated hereby (including with respect to any reduction in sales, any change in landlord or disruption in partner or similar relationships, or any loss of employees) (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (x) the industries in which the Group Companies participate or (y) national, regional, local, international or global economies or political conditions or events; (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the Transaction Documents or taken or failed to be taken at the request of, or consented to by, Buyer, (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof; (vi) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, including hurricanes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; or (vii) the identity of the Buyer, Buyer Parent and their respective Affiliates or Buyer’s or Buyer Parent’s post-closing plans for the Group Companies’ businesses or their respective customers, suppliers and employees; provided, that, with respect to clauses (iii), (v) and (vi), except to the extent such changes or conditions has had or would reasonably be expected to have a disproportionately adverse effect on the Group Companies relative to other businesses operating in the industry in which the Group Companies participate.
“Material Contracts” is defined in Section 4.16(a).
“Material Customers” is defined in Section 4.24(b).
“Material Suppliers” is defined in Section 4.24(a).
“Measurement Time” means 11:59 p.m., Pacific Time, on the Closing Date.
“Member Notes” means, collectively that certain: (a) Promissory Note, dated December 15, 2017, issued by the Company in favor of Scott Peyree, (b) Promissory Note, dated December 15, 2017, issued by the Company in favor of John Anderson and (c) Promissory Note, dated December 15, 2017, issued by the Company in favor of Thomas Peyree.
“Members” is defined in the preamble of this Agreement.
“Member Returns” is defined in Section 6.9(a).
“Most Recent Balance Sheet Date” is defined in Section 4.8(a).
“Most Recent Financial Statements” is defined in Section 4.8(a).
“Net Adjustment Amount” is defined in Section 2.4(a).
“Net Estimated Adjustment Amount” is defined in Section 2.2(b).
“Neutral Accounting Firm” is defined in Section 2.3(c).
“Non-Competition Period” is defined in Section 6.6(a).
“Notice of Disagreement” is defined in Section 2.3(b).
“Obligations” is defined in Section 10.14.
“Offer Letter” is defined in the recitals to this Agreement.
“Option Cancellation Agreement” is defined in Section 1.5(h).
“Option Exercise Amount” means, with respect to a particular Option, the product of: (a) the per Unit exercise price of such Option, multiplied by (b) the number of Units subject to such Option as of immediately prior to the Effective Time and in accordance with the terms and conditions of the QuoteWizard.com, LLC 2016 Equity Incentive Plan.
“Optionholders” is defined in Section 1.5(h).
“Options” is defined in Section 4.6(b).

“Option Payment Amount” means, with respect to a particular Option that is subject to an Option Cancellation Agreement, the product of: (a) the amount, if any, by which (i) Per Unit Amount exceeds (ii) the per Unit exercise price of such Option, multiplied by (b) the number of Company Units subject to such Option as of immediately prior to the Effective Time and in accordance with the terms and conditions of the QuoteWizard.com, LLC 2016 Equity Incentive Plan. The Option Payment Amount shall be zero (0) with respect to such an Option that has a per Unit exercise price that is equal to or exceeds the Per Unit Amount for the Company’s Unit.
“Organizational Documents” of a Person means its articles of incorporation, articles of organization, articles of formation, bylaws, operating agreements, limited liability agreements, agreements of limited partnership and/or other organizational documents, as applicable.
“Outside Date” is defined in Section 9.1(b).
“Outstanding Earnout Payment” is defined in Section 2.5(f).
“Patents” means all issued U.S. and foreign patents and pending patent applications, including design patents, industrial designs, and all divisionals, continuations, continuations-in-part, reissues, and extensions of any thereof.
“PC” is defined in Section 10.14(a).
“Permitted Liens” means: (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Actions for which adequate reserves have been established in accordance with GAAP, (c) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) Liens and other encumbrances created by Buyer and (e) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature.
“Per Unit Amount” is defined in Section 2.2(a)(v).
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.
“Post-Signing Interim Financial Statements” has the meaning assigned to such term in Section 6.14(b).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Straddle Period, the portion of the Straddle Period that ends on the Closing Date.
“Pre-Closing Taxes” means: (a) all liabilities for Taxes of the Group Companies for Pre-Closing Tax Periods, determined without regard to any carryback of a loss or credit arising after the Closing Date and (b) all Taxes arising in any tax period ending after the Closing Date attributable to the inclusion of any item of income or exclusion of any item of deduction solely resulting from any breach of or inaccuracy in the representations made in Section 4.18(l), and any Transfer Taxes; provided, that Pre-Closing Taxes shall not include any Taxes included as a current liability in the calculation of Closing Working Capital. For purposes of apportioning liability for Taxes of the Group Companies in connection with any Straddle Period: (i) in the case of Taxes other than property or similar ad valorem Taxes, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on the final closing of the books as of the close of business on the Closing Date; and (i) in the case of property or similar ad valorem Taxes, the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (A) the amount of such Taxes for the entire period and (B) a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.
“Privacy Commitments” is defined in Section 4.13(i).

“Privileged Communications” is defined in Section 10.14(a).
“Publicly Available Software” means: (a) any software that contains, or is derived in any manner in whole or in part from, any software that is distributed as free software, open source software (e.g. Linux) or under similar licensing or distribution models; (b) any software that may require as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); and (G) the Apache Software License.
“Purchase Price” is defined in Section 1.2.
“Registered IP” is defined in Section 4.13(a).
“Regulatory Approvals” is defined in Section 4.4(a).
“Released Claim” is defined in Section 6.7(a).
“Released Parties” is defined in Section 6.7(a).
“Releasors” is defined in Section 6.7(a).
“Representative” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors in each case acting in the capacity of a representative of such Person.
“Representative Expense Amount” is defined in Section 1.6(c).
“Representative Expense Fund” is defined in Section 1.6(c).
“Resolution Period” is defined in Section 2.3(c).
“Restricted Member” is defined in Section 6.6(a).
“Restricted Territory” is defined in Section 6.6(a).
“Review Period” is defined in Section 2.3(b).
“Schedule Supplement” is defined in Section 10.7(d).
“SDN List” is defined in Section 4.27(a).
“Second Earnout Period” means the twelve (12)-month period beginning on the first day of the month immediately following the end of the First Earnout Period and ending on the last day of the twelfth month following the end of the First Earnout Period.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securityholder Indemnified Persons” is defined in Section 8.3.

“Securityholder Pro Rata Share” of a Securityholder means: (a) the portion of the Purchase Price payable to such Securityholder pursuant to the Company’s Second Amended & Restated Limited Liability Company Agreement, as amended, divided by (b) the total Purchase Price.
“Securityholder Representative” is defined in Section 10.1(a).
“Securityholders” means, collectively, the Members and the Optionholders.
“Shortfall Amount” is defined in Section 2.4(b).
“Software” means computer software programs and software systems, including all databases, compilations, compilers, higher level or “proprietary” languages, macros, related documentation and materials, whether in source code, object code or human readable form.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Straddle Return” is defined in Section 6.9(b).
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.
“Target Working Capital” is defined in Section 2.1(i).
“Tax Contest” is defined in Section 6.9(e).
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, abandoned or unclaimed property, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any Tax-sharing agreement or other agreement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract (other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes), pursuant to Law or otherwise.
“Third Earnout Period” means the twelve (12)-month period beginning on the first day of the month immediately following the end of the Second Earnout Period and ending on the last day of the twelfth month following the end of the Second Earnout Period.
“Third-Party Claim” is defined in Section 8.6(a).

“Third Party Consents” is defined in Section 4.4(b).
“Trade Secrets” mean trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).
“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party at Closing pursuant to this Agreement.
“Transfer Tax” is defined in Section 6.9(g).
“Units” is defined in the recitals of this Agreement.
“WARN Act” is defined in Section 4.15(h).
“Wizard Enterprises” means Wizard Enterprises, LLC, a Delaware limited liability company.
“Working Capital” is defined in Section 2.1(j).
“Year-End Financial Statement” is defined in Section 4.8(a).

Exhibit B

Offer Letters

Date

Dear (New Hire),

It is with great pleasure that I extend to you an offer of employment for the position of (Role) with QuoteWizard.com, LLC, located in Charlotte, NC.  We’re excited about having you join us!

If you choose to accept our offer of employment as set forth in this letter, you will report directly to (Manager) and you’ll be based Seattle, WA. You’ll begin work on (Date) provided that the acquisition of QuoteWizard.com, LLC by LendingTree, LLC (the “Company”) (altogether, the “Acquisition”) closes on such date. In the event that the Acquisition closes on a later date, then your start date will be such closing date. In the event that the Acquisition does not close, for any reason, then this letter shall have no effect and all terms herein shall be void.

Base Pay: You will initially be paid on an exempt basis at a bi-week rate of $ ($ annualized) less withholdings and deductions required by law or authorized by you.

Bonus: You will be eligible to receive an annual incentive bonus with a target of % of your annualized base wages. Payouts can be greater than or less than the above target, are a function of individual, QuoteWizard.com, LLC and Company performance as well as management discretion, and may not be awarded in each payment period. You must be actively employed by QuoteWizard.com, LLC or the Company on the date bonuses are paid in order to receive any bonus payment for which you are otherwise eligible. Please note that all applicable deductions will be made from bonus checks, such as 401k contributions (if any), Federal and State taxes, etc.

Equity: Subject to the approval of the Chief HR & Administrative Officer or the Compensation Committee of the Board of Directors of LendingTree, Inc., as applicable, you will be eligible to receive an award of Restricted Stock Units (“RSUs”) under the LendingTree, Inc. 2017 Inducement Plan (the “Plan”). The number of RSUs will be equal to $ divided by the closing price of TREE shares on the Nasdaq stock market on the grant date of your award. If approved, you’ll receive an award notice providing the details of your grant (including the number of RSUs granted, and the terms and conditions of the award (the “Terms and Conditions”)), and an account will be established for you at E*Trade, the Plan administrator. Detailed information on your award, as well as the Terms and Conditions and the Plan, are available for your review on the E*Trade website. Your grant will be governed by the award notice, the Terms and Conditions, and the Plan, and you understand and acknowledge that those documents will supersede the summary description in this section for all purposes. The Company retains the right to condition any or all such awards on your adherence to any other requirements or restrictions, including without limitation any confidentiality obligations and other restrictive covenants. Please review all of this documentation carefully for a more complete description of your grant.

Benefits:  You will be eligible to participate in the Company’s benefits plans including medical, dental, vision, group life insurance, disability and other benefits effective the first day of your employment, on the same basis as other full-time personnel and in accordance with the eligibility provisions of each plan.

The Company reserves the right to modify or discontinue its compensation and benefits programs at any time (including without limitation paid time off and retirement benefits). You will receive access to detailed benefits and employee resource information after you commence employment.

Paid Time Off: You will be eligible to receive time off with pay, in accordance with and subject to Company policies in effect from time to time.

Retirement:  You will be eligible to participate in the Company's Retirement Savings Plan (a 401(k) plan) on your date of hire, according to the terms and eligibility provisions of the plan. Generally, employees may contribute between one percent (1%) and fifty percent (50%) of pay on a pre-tax basis and between one percent (1%) and ten percent (10%) on an after-tax basis. As a convenience, approximately thirty (30) days after your date of hire, you’ll be automatically enrolled in the Plan with a pre-tax deferral rate of three percent (3%) of your eligible earnings, contributed via payroll deductions. You may opt out at any time, even before the first deduction is taken, by contacting the Company’s Benefits Department.

The Company reserves the right to modify its compensation and benefits programs at any time. You’ll get access to detailed benefits and employee resource information once you start work. In the event of a conflict between a statement made in this offer letter and the terms and conditions of the Company’s applicable policies and/or benefits plans, the actual text of the policy or plan will govern.

This offer letter does not constitute an express or implied contract of employment. If this offer is accepted, your employment with QuoteWizard.com, LLC will be “at-will.” This means that either you, QuoteWizard, LLC or the Company may conclude the employment relationship at any time, with or without cause or advance notice. QuoteWizard.com, LLC or the Company reserve the right to change the terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties, and location of work. Neither this offer letter nor any other written or verbal communications are intended to create, or shall create, a contract of employment or a promise of employment for any specific term or duration. QuoteWizard.com, LLC or the Company can only modify the “at-will” nature of the employment relationship in an express written agreement signed by you and the Chief HR & Administrative Officer of the Company.

This offer of employment is contingent upon your:

•
Full compliance with the Immigration Reform and Control Act of 1986, which requires new employees to provide documentation/identification to establish both identity and work authorization within 3 days of their hire.

NOTICE: Federal law requires all employers to verify the identity and employment eligibility of all persons hired to work in the United States. This employer will provide the Social Security Administration (SSA) and, if necessary, the Department of Homeland Security (DHS), with information from each new employee’s Form I-9 to confirm work authorization. IMPORTANT: If the Government cannot confirm that you are authorized to work, this employer is required to provide you written instructions and an opportunity to contact SSA and/or DHS before taking adverse action against you, including terminating your employment. Employers may not use E-Verify to pre-screen job applicants or to re-verify current employees and may not limit or influence the choice of documents presented for use on the Form I-9. In order to determine whether Form I-9 documentation is valid, this employer uses E-Verify’s photo screening tool to match the photograph appearing on some permanent resident and employment authorization cards with the official U.S. Citizenship and Immigration Services’ (USCIS) photograph. If you believe that your employer has violated its responsibilities under this program or has discriminated against you during the verification process based upon your national origin or citizenship status, please call the Office of Special Counsel at 1-800-255-7688 (TDD: 1-800-237-2515). For more information on E-Verify, please contact DHS at: 1-888-464-4218

•	Successful completion of a background check, credit check (if applicable), references, and employment/ education verifications.

•	Execution of an agreement containing confidentiality obligations and other restrictions, to be provided by the Company.
If you choose to accept this conditional offer of employment pursuant to the terms set forth above, please sign below to indicate your acceptance of all of the above terms and conditions, and scan/email to me or fax to 704-353-7261. Return the original, signed letter to Talent Acquisition on or before your first day of employment.

We’re excited about the prospect of you joining our team and know you will find your new role challenging, exciting and rewarding. Congratulations - and welcome to the team!

Sincerely,

Courtney Langdon
Senior Director, Recruiting

I acknowledge and accept the offer referenced above, subject to the terms and conditions in this letter.

_________________________________________    ______________________
(New Hire)                        Date

Exhibit C

Escrow Agreement

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [________], 2018, by and among LendingTree, LLC, a Delaware limited liability company (“Buyer”), Scott Peyree, as the Securityholder Representative (“Securityholder Representative”), and Fifth Third Bank, an Ohio banking corporation (the “Escrow Agent”).
RECITALS
A.    Buyer, the Securityholder Representative, QuoteWizard.com, LLC, a Delaware limited liability company (the “Company”), and the members of the Company named therein (the “Members”) have entered into that certain Unit Purchase Agreement dated as of October 4, 2018 (the “Purchase Agreement”), pursuant to which Buyer will acquire from the Members all of the issued and outstanding equity interests of the Company. For purposes of this Agreement, all capitalized terms shall have the meanings ascribed to such terms in the Purchase Agreement unless otherwise defined herein or the context otherwise requires.
B.     Pursuant to the Purchase Agreement, the parties to the Purchase Agreement have agreed that Buyer will deposit the Escrow Amount with the Escrow Agent, to be held and applied by the Escrow Agent in accordance with the terms of this Agreement.
C.    Buyer and the Securityholder Representative desire to appoint the Escrow Agent as the escrow agent pursuant to this Agreement, and the Escrow Agent is willing to act as escrow agent hereunder.
AGREEMENT
NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I.
PURPOSE OF ESCROW AMOUNT
1.1    To the extent and subject to the terms and conditions provided in this Agreement, (a) the Adjustment Escrow Amount shall be used to satisfy, in part or in whole, the Net Adjustment Amount, to the extent the absolute value of such amount is payable to Buyer pursuant to Sections 2.3 and 2.4 of the Purchase Agreement and (b) the Indemnity Escrow Amount shall be used to satisfy certain claims by Buyer Indemnified Persons in accordance with Article 8 of the Purchase Agreement.
ARTICLE II.

APPOINTMENTS

2.1    The Buyer and the Securityholder Representative hereby appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent hereby agrees to serve as escrow agent upon the terms and conditions set forth herein.

ARTICLE III.

ESCROW

3.1    Escrow. At Closing, Buyer shall deposit (i) in a separate account (the “Adjustment Escrow Account”) One Million Dollars ($1,000,000) (together with all interest and other income earned thereon, if any, less amounts previously disbursed therefrom pursuant to the terms hereof as of any given point in time, the “Adjustment Escrow Amount”) and (ii) in a separate account (the “Indemnity Escrow Account,” and together with the Adjustment Escrow Account, the “Escrow Account”) Thirty Million Dollars ($30,000,000) (together with all interest and other income earned thereon, if any, less amounts previously disbursed therefrom pursuant to the terms hereof as of any given point in time, the “Indemnity Escrow Amount”), with the Escrow Agent. The Escrow Agent hereby agrees to accept, in its capacity as such, the Adjustment Escrow Amount and the Indemnity Escrow Amount (such amounts referred to as the “Escrow Amount”), which shall be held in the applicable Escrow Account and distributed in accordance with the terms and provisions of this Agreement.

3.2    Representative Certificates. Buyer shall execute and deliver to the Escrow Agent a Representative Certificate attached hereto as Exhibit A (a “Representative Certificate”), and such other documents or instruments as reasonably requested by the Escrow Agent for the purpose of establishing the identity of the representatives of Buyer entitled to issue instructions or directions to the Escrow Agent on behalf of Buyer. In the event of any change in the identity of such representatives of Buyer, a new Representative Certificate shall be executed and delivered to the Escrow Agent by Buyer by one of the then-remaining representatives. Until such time as the Escrow Agent shall receive a new Representative Certificate, the Escrow Agent shall be fully protected in relying without inquiry on the current Representative Certificate most recently provided by Buyer to the Escrow Agent. In the event instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in the most current Representative Certificates provided to the Escrow Agent, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated, absent fraud, gross negligence, bad faith or willful misconduct. If the Escrow Agent is unable to verify the instructions, or is not reasonably satisfied with the verification it receives, the Escrow Agent shall not be required to execute the instruction until all issues have been resolved. The parties agree to notify the Escrow Agent of any errors, delays or other problems within five (5) calendar days after receiving notification that a transaction has been executed.

3.3    Investment of Escrow Amount. The Adjustment Escrow Amount shall be invested without distinction between principal or interest by the Escrow Agent in the following Fifth Third BankSafe Deposit Account: [00-0-0000000] Note to draft: Escrow Agent to provide prior to Closing.. The Indemnity Escrow Amount shall be invested without distinction between principal or interest by the Escrow Agent in the following Fifth Third BankSafe Deposit Account: [00-0-0000000] Note to draft: Escrow Agent to provide prior to Closing.. Investments of monies in the Escrow Account shall in any event mature or be redeemable or be subject to liquidation by sale or otherwise at the option of the Escrow Agent at such time as may be necessary to make timely disbursements from the Escrow Account. Any such investments may be purchased from the Escrow Agent or any affiliate of the Escrow Agent. The Escrow Account shall be credited with all proceeds of sale and income from such investment. Without the advance written consent of Buyer and the Securityholder Representative, no funds of the Escrow Account may be invested in any securities other than those identified above. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. Any loss or expense incurred as a result of an investment made in accordance with the terms and conditions hereof will be borne by the Escrow Amount.

3.4    Release of the Adjustment Escrow Amount. Within five (5) Business Days (as defined hereafter) after the final determination of the Net Adjustment Amount under Section 2.3 of the Purchase Agreement, the Securityholder Representative and Buyer shall deliver to Escrow Agent a Joint Written Notice (as defined below) instructing Escrow Agent to distribute the Adjustment Escrow Amount held in the Adjustment Escrow Account as set forth in such Joint Written Notice. Within two (2) Business Days after the date on which Escrow Agent receives such executed Joint Written Notice, Escrow Agent shall disburse the portion of the Adjustment Escrow Amount set forth in the Joint Written Notice to the person(s) or account(s) designated on such Joint Written Notice. For purposes of this Agreement, a “Joint Written Notice” shall mean a written notice in the form attached as Exhibit B executed by Buyer and the Securityholder Representative specifying the amount of the distribution and the address to which such distribution check should be mailed (or the wire instructions for the recipient of such distribution, as applicable).

3.5    Term of Indemnity Escrow Account. Unless released earlier to Buyer pursuant to this Agreement, the Indemnity Escrow Amount will be held by the Escrow Agent until [__________] (the “Indemnity Escrow Termination Date”). Within two (2) Business Days following the Indemnity Escrow Termination Date, the Escrow Agent shall pay to the Securityholder Representative (for further distribution to the Securityholders in accordance with their respective Additional Pro Rata Share, subject to Section 3.15), an aggregate amount, if any, equal to (x) the then-current balance of the Indemnity Escrow Amount minus (y) the aggregate of all disputed amounts cited in an Objection Notice (as defined below) then remaining unresolved and the Claim Amount cited in one or more Payment Notices for pending indemnification claim(s) asserted by any Buyer Indemnified Person pursuant to Article 8 of the Purchase Agreement prior to the Indemnity Escrow Termination Date under Section 3.6 (a “Pending Claim”). Neither Buyer nor the Escrow Agent shall have any liability with respect to the allocation of funds to be released by the Securityholder Representative to the Securityholders. The Escrow Agent shall retain in the Indemnity Escrow Account the amounts reserved for Pending Claims until such time as the Escrow Agent is permitted to disburse such funds pursuant to Section 3.8 hereof.

3.6    Claims for Payment from Indemnity Escrow Account.

(a)If at any time on or prior to the Indemnity Escrow Termination Date Buyer (i) believes that a Buyer Indemnified Person is entitled to payment or that payment should be made to a third party pursuant to the terms of Section 8.2 of the Purchase Agreement, and (ii) desires to make a claim for payment from the Indemnity Escrow Account in connection therewith in accordance with the Purchase Agreement, then Buyer shall give written notice of such claim (a “Payment Notice”) to the Securityholder Representative and the Escrow Agent stating in reasonable detail the events or circumstances which are the basis for, and Buyer’s good faith estimate of the amount (to the extent reasonably determinable) of, such claim (the “Claim Amount”), which for the avoidance of doubt, shall be in addition to any other notice requirements and deliverables required under the Purchase Agreement, including pursuant to Section 8.7 thereof. If the Securityholder Representative objects to such claim, the Securityholder Representative shall give written notice of such objection (an “Objection Notice”) to Buyer and the Escrow Agent within thirty (30) days after the date of receipt by each of the Escrow Agent and Securityholder Representative of the Payment Notice (the “Objection Period”), and shall state in the Objection Notice the basis for such objection in reasonable detail. If no Objection Notice to Buyer’s claim is delivered by the Securityholder Representative prior to the end of the Objection Period, the claim set forth in the Payment Notice shall be deemed approved and accepted by the Securityholder Representative for all purposes under this Agreement and the Purchase Agreement and shall be paid to or as directed by Buyer by the Escrow Agent in accordance with the Payment Notice no later than three (3) Business Days following the end of the Objection Period. For purposes of this Agreement, “Business Day” means a day other than any day on which banks are authorized or obligated by law or executive order to close in Charlotte, North Carolina.

(b)If the Securityholder Representative provides an Objection Notice to Buyer and the Escrow Agent in respect of any Payment Notice prior to the expiration of the Objection Period in accordance with Section 3.6(a), Buyer and the Securityholder Representative shall attempt in good faith to resolve the dispute and, if they are able to do so in whole or in part, shall give a Joint Written Notice to the Escrow Agent setting forth the resolution of the dispute and the portion of the Claim Amount allowed, if any. To the extent: (i) a dispute is resolved in whole or in part in favor of a Buyer Indemnified Person, the allowed portion of the Claim Amount shall be paid, as directed by Buyer in the Joint Written Notice, to the applicable Buyer Indemnified Persons, or the applicable third party, by the Escrow Agent no later than three (3) Business Days following receipt of Joint Written Notice of such resolution or (ii) the Objection Notice does not dispute the entire Claim Amount, the undisputed portion of the Claim Amount shall be paid in accordance with the Payment Notice no later than three (3) Business Days following delivery of the Objection Notice.
(c)If Buyer and the Securityholder Representative are unable to fully resolve a disputed claim set forth in an Objection Notice pursuant to Section 3.6(b) above within thirty (30) days after the date of delivery of the Objection Notice, the dispute (or the unresolved portion of the dispute) shall be resolved pursuant to Section 10.8 of the Purchase Agreement. Notwithstanding the foregoing, the Escrow Agent shall hold such funds until it receives either: (i) Joint Written Notice or (ii) a judgment, order or decree of an arbitrator, court or other judicial body that decided the disbursement of the amounts reserved for such disputed claim, together with a certificate of the presenting party to the effect that such judgment is final, non-appealable and from a court of competent jurisdiction or arbitrator having proper authority, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation (a “Final Order”). For purposes of the foregoing definition, “final, non-appealable” means that such order, judgment or decree has not been reversed, stayed, modified or amended and, as to which (1) the time to appeal, petition for certiorari, or move for reconsideration, reargument or rehearing has expired and no timely appeal, petition for certiorari, or motion for reconsideration, reargument or rehearing is pending, (2) any right to appeal, petition for certiorari, or move for reconsideration, reargument or rehearing has been waived in writing, or (3) if an appeal, petition for certiorari, or motion for reconsideration, reargument or rehearing thereof has been denied, the time to take any further appeal or to further petition for certiorari or move for further reconsideration, reargument or rehearing has expired. At any time the Escrow Agent may in good faith file an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

3.7    Limit on Allowed Claims. In no event shall the Escrow Agent be required to pay in respect of claims contemplated in Section 3.6 hereof an amount in excess of the then current balance of the Indemnity Escrow Account.

3.8    Disbursement of Balance of Indemnity Escrow Amount. The Escrow Agent shall hold and/or distribute the Indemnity Escrow Amount in accordance with the following:

(a)Following the Indemnity Escrow Termination Date, the portion of the Indemnity Escrow Amount associated with Pending Claims which are resolved in favor of any Buyer Indemnified Persons, shall be paid to or as directed by Buyer no later than three (3) Business Days following receipt by the Escrow Agent of a Final Order or a Joint Written Notice directing the Escrow Agent to distribute such portion of the Indemnity Escrow Amount to Buyer pursuant to this Section 3.8(a). None of the Securityholder Representative, the Securityholders or the Escrow Agent shall have any liability with respect to the allocation of funds to be released among the Buyer Indemnified Parties pursuant to Buyer’s direction in this Agreement.

(b)Following the Indemnity Escrow Termination Date, the portion of the Indemnity Escrow Amount associated with Pending Claims which are resolved in favor of the Securityholders shall be paid, no later than three (3) Business Days following receipt by the Escrow Agent of a Final Order or a Joint Written Notice directing the Escrow Agent to distribute such portion of the Indemnity Escrow Amount, to the Securityholder Representative (for further distribution to the Securityholders in accordance with their respective Additional Pro Rata Share, subject to Section 3.15) pursuant to this Section 3.8(b); provided, however, that in no event shall any amount be paid to the Securityholder Representative to the extent that doing so would leave the balance of the Indemnity Escrow Amount less than the then Pending Claims. Neither Buyer nor the Escrow Agent shall have any liability with respect to the allocation of funds to be released by the Securityholder Representative to the Securityholders.

3.9    Escrow Agent.

(a)The duties of the Escrow Agent hereunder shall be purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to Buyer or the Securityholder Representative or any other person under this Escrow Agreement. The Escrow Agent shall be obligated to act only as specifically set forth in this Agreement. The Escrow Agent is hereby authorized to comply with any orders, judgments or decrees of any arbitrator and of any court and shall not be liable as a result of its compliance with the same.

(b)As to any legal questions arising in connection with the administration of this Agreement, the Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting in good faith in reliance on such opinions.

(c)Absent fraud, gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, the Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Agreement.

(d)The Escrow Agent may, as a condition to the disbursement of monies as provided herein, require from the payee or recipient a receipt therefor.

(e)The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event it becomes aware of any dispute between the Securityholder Representative and Buyer as to any material facts or as to the happening of any event.

(f)All fees of the Escrow Agent for the services provided by the Escrow Agent under this Agreement are set forth on Exhibit C hereto. All such fees shall be paid 50% by Buyer and 50% by the Securityholder Representative (on behalf of the Securityholders).

(g)In the event of any disagreement among the parties hereto resulting in adverse claims or demands being made in connection with any portion of the Escrow Amount as a result of which the Escrow Agent is, in good faith, in reasonable doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Amount until the Escrow Agent shall have received (i) a Final Order directing delivery of the Escrow Amount, or (ii) a Joint Written Notice, in which event Escrow Agent shall disburse such portion of the Escrow Amount in accordance with such Final Order or Joint Written Notice. Notwithstanding the foregoing, at any time the Escrow Agent may file an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

3.10    Terms of Purchase Agreement; Indemnity of Escrow Agent. The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement, notwithstanding references herein to other documents or agreements. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control the duties of the Escrow Agent in all respects (solely as it relates to the Escrow Agent). In the event of any conflict between the terms of this Agreement and the terms of the Purchase Agreement, solely as between Buyer and the Securityholder Representative, the terms of the Purchase Agreement shall govern. The Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, or to interpret this Agreement in light of any other agreement whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same. Buyer and the Securityholder Representative, jointly and severally, shall indemnify and hold the Escrow Agent harmless from any and all costs, damages, expenses or claims, including reasonable attorneys’ fees, which Escrow Agent may incur or sustain as a result of or arising out of this Agreement or Escrow Agent’s exercise of any rights or performance of any duties hereunder, except to the extent such costs, damages, expenses or claims are finally adjudicated to have resulted from the Escrow Agent’s gross negligence, bad faith, fraud or willful misconduct (provided, that, as between themselves, each of Buyer and the Securityholder Representative (on behalf of the Securityholders) shall bear fifty percent (50%) of such obligation); however, to the extent any such costs, damages, expenses or claims result from or are attributable to a party’s failure to provide a fully executed IRS Form W-8 or W-9 and/or such other forms and documents that the Escrow Agent may reasonably request pursuant to Section 4.13(c), such party shall be solely responsible for indemnifying the Escrow Agent for such costs, damages, expenses or claims).

3.11    Exculpation; Limitation of Liability. The Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s breach of this Agreement, gross negligence, bad faith, fraud or willful misconduct, or (ii) special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

3.12    Acknowledgment by the Escrow Agent. By execution and delivery of this Agreement, the Escrow Agent acknowledges that the terms and provisions of this Agreement are acceptable and it agrees to carry out the provisions of Article III on its part.

3.13    Resignation or Removal of Escrow Agent; Successors.

(a)The Escrow Agent may resign as such following the giving of thirty (30) days’ prior written notice to Buyer and the Securityholder Representative. Similarly, the Escrow Agent may be removed and replaced following mutual agreement of Buyer and the Securityholder Representative and the giving of thirty (30) days’ prior written notice to the Escrow Agent by Buyer and the Securityholder Representative. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable between the Escrow Agent, on the one hand, and Buyer and the Securityholder Representative, on the other hand); and the Escrow Agent shall then deliver the balance of the Escrow Account then in its possession to a successor Escrow Agent as shall be appointed by Buyer and the Securityholder Representative as evidenced by a Joint Written Notice delivered to the Escrow Agent.

(b)If for any reason any successor bank or escrow company is unwilling to serve as successor Escrow Agent or if Buyer and the Securityholder Representative are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto.

(c)Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to Buyer and the Securityholder Representative, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor and shall be deemed the Escrow Agent for all purposes under this Agreement; but such predecessor shall, nevertheless, on the written request of the successor escrow agent, Buyer or the Securityholder Representative, execute and deliver an instrument or instruments transferring to such successor escrow agent all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all funds and property held by it pursuant to this Agreement to the successor escrow agent. Should any instrument be required by any successor escrow agent to more fully vest in such successor escrow agent the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of Buyer or the Securityholder Representative, be executed, acknowledged and delivered by the predecessor.

(d)Upon acknowledgment by any successor escrow agent of the receipt of the then remaining balance of the Escrow Account, the then acting escrow agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement.

3.14    Insolvency Matters.

(a)Subject to Section 4.13, Buyer and Securityholder Representative (on behalf of all Securityholders) agree, as between Buyer and the Securityholders, that to the extent permitted under generally accepted accounting principles, the Securityholders shall be treated as the owner of the Escrow Amount for accounting purposes, such that the Escrow Amount is shown as an asset of the Securityholders on financial statements and other accounting-related records of the Securityholders, and the Escrow Amount is not shown as an asset of Buyer on similar records of Buyer.

(b)Buyer and the Securityholder Representative (on behalf of all Securityholders) agree, as between Buyer and each of the Securityholders, that in the event any of them becomes party or subject to a bankruptcy, receivership, insolvency, or similar proceeding, the creditors of such party shall have no right to any portion of the Escrow Amount unless and until such party obtains the right to have such portion of the Escrow Amount released to such party in accordance with the terms of this Agreement (and in such case, the rights of any such creditor(s) in such portion of the Escrow Amount shall be no greater than the rights such party would have had in such portion in the absence of such bankruptcy, receivership, insolvency, or similar proceeding).

3.15    Payments to Optionholders. Notwithstanding anything herein to the contrary, any portion of the payments or disbursements to be made to the Securityholder Representative hereunder which are ultimately payable to the Optionholders pursuant to the Purchase Agreement shall be contributed to the Company, and the Company shall pay such amounts (less applicable withholding and any Taxes required to be paid by the Company with respect thereto) to the applicable Optionholders on or before the next regularly scheduled payroll date following such contribution. To the extent any Joint Written Notice instructs the Escrow Agent to make disbursements to the Securityholder Representative, such Joint Written Notice shall also state the aggregate amount payable to the Optionholders, which amount shall be disbursed to the Company pursuant to this Section 3.15.

ARTICLE IV.

MISCELLANEOUS

4.1    Assignment; Successors and Assigns; Third Parties. Except as otherwise provided herein, no party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of all other parties; provided, however, that Buyer may, upon the delivery to the Escrow

Agent of (i) written evidence of such assignment in form and substance satisfactory to the Escrow Agent, and (ii) all documentation, information, or certificates as the Escrow Agent may reasonably request hereunder, or as may be necessary from time to time in order for the Escrow Agent to comply with Section 4.13 or Section 4.15 hereof, or, any “Know Your Customer” or similar law, rule, regulation or policy to which the Escrow Agent is or may become subject to, without the consent of the Securityholder Representative, assign any of its rights or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any person or entity that acquires (whether by merger, purchase of stock, purchase of assets or otherwise) Buyer, or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Buyer (provided that if Buyer so assigns its obligations, Buyer shall not be relieved of its obligations hereunder in the event that any such assignee fails to perform such obligations so assigned). Notwithstanding the foregoing, any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that as promptly as possible following completion of such transaction involving the Escrow Agent, the Escrow Agent shall deliver written notice thereof to Buyer and the Securityholder Representative. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their successors and permitted assigns.

4.2    Entire Agreement. This Agreement and, solely with respect to Buyer and the Securityholder Representative, the Purchase Agreement set forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, with respect thereto. In the event of any direct conflict of the terms of this Agreement with the terms of the Purchase Agreement, as with respect to the rights of the Securityholder Representative and Buyer, the terms of the Purchase Agreement shall control and prevail; provided, that in no event shall the Escrow Agent be bound by the terms of the Purchase Agreement.

4.3    Amendment and Waiver; Cumulative Effect.

(a)To be effective, any amendment or waiver of or under this Agreement must be in writing and signed by Buyer, the Securityholder Representative and the Escrow Agent.

(b)Neither the failure of any party hereto to exercise any right, power or remedy provided in this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance; provided, that this Section 4.3 shall not extend any time period provided for herein.

4.4    Severability. If a provision of this Agreement is deemed to be contrary to law, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity, interpretation or effect of the other provisions of either this Agreement or any agreement executed pursuant to it or the application of that provision to other circumstances not contrary to law.

4.5    Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to Buyer:
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: Chief Financial Officer

with a copy to:
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope St., 43rd Floor
Los Angeles, California 90071
Attention:  David Sands, Esq.
Zachary M. Turke, Esq.
Email:  dsands@sheppardmullin.com
zturke@sheppardmullin.com
Facsimile No.: (213) 443-2743

If to the Securityholder Representative:
Scott Peyree
6059 77th Ave. SE
Mercer Island, WA 98040
speyree@qw-corp.com

with a copy (which shall not constitute notice) to:
Perkins Coie LLP
1201 Third Ave., Suite 4900
Seattle, WA 98101-3099
Attention:     Nick Ferrer
Ben Straughan
Email:     nferrer@perkinscoie.com;     bstraughan@perkinscoie.com

If to the Escrow Agent:	Fifth Third Bank
8100 Burlington Pike
Florence, KY 41042
Attn:  Derrick Theetge
Phone: (859) 283-8634
Email: Derrick.Theetge@53.com
4.6    Expenses. Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Agreement.

4.7    Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b)Subject to the requirements of clause (c), each of the parties hereto: (i) submits to the jurisdiction of any state or federal court sitting or having jurisdiction in Dover County, State of Delaware in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Action shall be heard and determined in any such court, and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 4.5. Nothing in this Section 4.7, however, will affect the right of any party to serve legal process in any other manner permitted by law.

(c)Other than with respect to any claim seeking damages against the Escrow Agent, including without limitation, its affiliates, officers, directors, successors and assigns, any action arising out of or relating to this Agreement shall be resolved by binding arbitration held in Dover County, State of Delaware under the Comprehensive Arbitration Rules & Procedures of Judicial Arbitration & Mediation Services/EnDispute (or its successor), except to the extent that such rules are inconsistent with this Section 4.7(c), in which case this Section 4.7(c) will govern. Except as may be otherwise expressly provided herein, for any matter submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal Laws of the State of Delaware applicable to contracts executed, entered into and performed within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction. The arbitrator to any such arbitration hearing shall determine, in its sole discretion, which party(ies) are the non-prevailing party(ies). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

(d)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.

4.9    Interpretation.

(a)    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
(b)    Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural; (iii) references herein to a specific Article, Section, Subsection or Exhibit shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement; (iv) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time; (vii) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules; and (viii) each reference to a “party” means a party to this Agreement.
(c)    Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
(d)    With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.
4.10    Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.11    Books and Records. The Escrow Agent shall maintain books and records regarding its administration of the Escrow Account and the deposit, investment, collections and disbursements or transfers of the Escrow Amount, shall retain copies of written notices and directions sent or received by it in the performance of its duties hereunder, and shall afford Buyer and the Securityholder Representative reasonable access, during regular business hours, to review and make photocopies (at such party’s cost) of the same.

4.12    Brokerage Confirmation Waiver. Buyer and the Securityholder Representative hereby: (a) acknowledge that regulations of the Office of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur, and (b) specifically waive such notification to the extent permitted by Law and acknowledge that they will receive periodic cash transaction statements, which will detail all investment transactions.

4.13    Tax Matters.

(a)The parties agree that (i) the Escrow Amount is owned by the Buyer for U.S. federal and state income tax purposes until distributed pursuant to the terms of the Purchase Agreement and this Agreement and (ii) upon any release of the Escrow Amount to the Securityholder Representative (for further distribution to the Securityholders in accordance with their respective Additional Pro Rata Share, subject to Section 3.15), the portion of the released amount that constitutes interest under the Code will be treated for federal and state income tax purposes as a payment of interest to the Securityholders, and Buyer will be permitted a corresponding interest deduction in accordance with Section 483 of the Code or Treasury Regulation Section 1.1275-4(c) (it being understood that Buyer shall be responsible for computations under such Treasury Regulation). The parties agree that, for tax reporting purposes, all interest and other income earned on the Escrow Amount in any tax year, which tax year in any tax year shall be the period from January 1-December 31 (each period, a “Tax Year”) shall be reported as allocated to Buyer. Unless otherwise required by law, the parties agree to file all tax returns on a basis consistent with the foregoing reporting. Unless otherwise required by law, the Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Amount as the Escrow Agent is required to prepare and file in the ordinary course of its business. The Escrow Agent shall have no obligation to report any amounts to the parties resulting from the deposit of the Escrow Amount or the release of the Escrow Amount as a result of or related to the transactions contemplated by the Purchase Agreement.

(b)The Escrow Agent shall be entitled to deduct and withhold from any amount distributed or released from the Escrow Amount all taxes which are required to be deducted or withheld under any provision of applicable tax law. All such withheld amounts that are paid to the proper taxing authority shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.
(c)Buyer and the Securityholder Representative shall each furnish the Escrow Agent with an Internal Revenue Service Form W-8 or Form W-9, properly completed and signed, and such other forms and documents that the Escrow Agent may reasonably request.

4.14    Further Assurances. No party to this Agreement is (or will be) a person with whom the Escrow Agent is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. The parties acknowledge that prior to the establishment of the Escrow Account and from time to time throughout the term of the Agreement, the Escrow Agent is authorized to establish and effectuate identity verification procedures to obtain information which may be used to confirm the parties’ identity of such party and their authorized representatives including without limitation name, address and organizational documents or driver’s license (“Identifying Information”) to the extent required by applicable law or the policies and procedures of the Escrow Agent. The parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent hereunder.

4.15    IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person or entity who opens an account, including any deposit or treasury management account. What this means for the Parties: For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity, including a list of affiliates and subsidiaries, if necessary. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. For an individual person, the Escrow Agent may ask for your name, address, date of birth and other information that will allow the Escrow Agent to identify you. The Escrow Agent may also ask to see the individual’s driver’s license or other identifying documents. In the event any Party (or their respective Authorized Representatives) violates any of the provisions of the Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 or the regulations purported thereunder, such event shall constitute a default hereunder and shall entitle Escrow Agent to exercise all of its rights and remedies at law or in equity, including, but not limited to, terminating this Agreement

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be executed on its behalf as of the date first above written.

“BUYER”
LendingTree, LLC

____________________________________
J.D. Moriarty
Chief Financial Officer

“SECURITYHOLDER REPRESENTATIVE”
____________________________________
Scott Peyree

“ESCROW AGENT”

Fifth Third Bank

By:_________________________________
Name: Derrick Theetge
Title: Vice President

EXHIBIT A
CERTIFICATE OF INCUMBENCY
The undersigned secretary of LendingTree, LLC hereby certifies that the following named officers (each, an “Authorized Representative”) have been duly appointed, qualified and acting in the capacity set forth opposite his/her/its name, have been authorized by appropriate corporate or limited liability company action to execute this Escrow Agreement or amendments thereto on behalf of the above-named party and to furnish to Fifth Third Bank, as Escrow Agent, with directions relating to any matter concerning this Escrow Agreement and the funds and/or property held pursuant thereto, the following signature is the true and genuine signature of said officer and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

Name and Title	Signature	Date of Birth	Telephone Numbers
J.D. Moriarty, Chief Financial Officer	_______________	_______________	Office:____________ Cell: _____________
Carla Shumate, Chief Accounting Officer	________________	________________	Office:_____________ Cell: _____________
_____________________	________________	________________	Office:_____________ Cell: _____________

Such officers are hereby authorized to furnish the Escrow Agent with directions relating to any matter concerning this Agreement and the funds and/or property held pursuant thereto.
IN WITNESS WHEREOF, this Certificate of Incumbency has been executed this ____ day of [_______], 2018.
LendingTree, LLC

J.D. Moriarty
Chief Financial Officer

EXHIBIT B
JOINT WRITTEN NOTICE

Date
Fifth Third Bank
8100 Burlington Pike
Florence, KY 41042
Attn:  Derrick Theetge
Attention: Corporate Trust Services Division

Re:	Escrow Account No. [__________], by and among LendingTree, LLC, a Delaware limited liability company (“Buyer”), Scott Peyree, and Fifth Third Bank, as Escrow Agent (the “Escrow Agent”)
Effective___________, please sell investments held in the [Adjustment]/[Indemnification] Escrow Account, as necessary, and distribute $[_______] by (wire transfer) (cashier’s check) to [insert name and address and/or wire instructions of recipient]
Very truly yours,
LendingTree, LLC

J.D. Moriarty
Chief Financial Officer

Scott Peyree

Exhibit D
OPTION CANCELLATION AGREEMENT
This Option Cancellation Agreement (this “Agreement”) is entered into as of [________], 2018, by and between the undersigned holder (the “Optionholder”) and QuoteWizard.com, LLC, a Delaware limited liability company (the “Company”).
RECITALS
A.     The Company has entered into that certain Unit Purchase Agreement (the “Purchase Agreement”), dated of as October 4, 2018, by and among, LendingTree, LLC, a Delaware limited liability company (“Buyer”), the Company, the members of the Company named therein (the “Members”), and Scott Peyree, as the securityholder representative (the “Securityholder Representative”), pursuant to which Buyer will acquire from the Members all of the issued and outstanding equity interests of the Company. For purposes of this Agreement, all capitalized terms shall have the meanings ascribed to such terms in the Purchase Agreement unless otherwise defined herein.
B.    Optionholder is the holder of an option or options to purchase Class B Units of the Company (the “Company Units”) as set forth in Exhibit A (the “Options”) pursuant to an award or awards under the terms of the QuoteWizard.com, LLC 2016 Equity Incentive Plan (the “Company Plan”).
C.    Section 12.3(a) of the Company Plan provides that, unless the Plan Administrator (as defined in the Company Plan) determines otherwise in its sole discretion, Awards (as defined in the Company Plan) shall terminate upon a Change of Control (as defined in the Company Plan). Section 7.4(a) of the Company Plan provides that the Plan Administrator has the power to waive or modify any provisions relating to the time(s) at which, or installments in which, the Options shall vest and/or become exercisable.
D.    Section 12.3(c) of the Company Plan provides that in connection with any Change of Control, the Plan Administrator may, among other things, provide that outstanding Options shall terminate upon or immediately prior to such Change of Control and that the Optionholder shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (i) (x) fair market value of the securities, cash or other property, or any combination thereof, receivable or deemed receivable upon a Change of Control in respect of a Company Unit, as determined by the Plan Administrator in its sole discretion, multiplied by (y) the number of Company Units subject to such outstanding Options (whether or not then vested) exceeds (ii) the aggregate exercise price with respect to such Options.
E.    Pursuant to the Purchase Agreement and Section 12.3(a) of the Company Plan, all Options that are outstanding and unexercised as of the consummation of the transactions contemplated by the Purchase Agreement (the “Effective Time”) shall be cancelled. Prior to the Effective Time, the Options will remain subject to their existing terms as set forth under the Company Plan and the corresponding Option Grant Notices and Option Agreements.
F.    The Company is offering the Optionholder and each other holder of Options the right to enter into this Agreement, which includes a release for the Company, its Members, Buyer, and certain other persons, in exchange for the right to receive the consideration described below.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration including the acceleration of unvested options, if applicable, and the elimination of any requirement to pay the option exercise price to the Company, the parties hereby agree as follows:
1.Treatment of Options. Under the terms of the Purchase Agreement, conditioned upon execution of this Agreement by Optionholder, (a) immediately prior to the Effective Time, and contingent upon, the Closing, the vesting of all unvested Options, if any, will be accelerated such that such Options shall be fully vested and exercisable and (b) at the Effective Time, each Option that is held by Optionholder and outstanding, vested and unexercised as of immediately prior to the Effective Time (after giving effect to the acceleration of vesting of such Options pursuant to the preceding clause (a)), shall be canceled at the Effective Time in exchange for (i) the amount equal to (A) the product of (x) the amount, if any, by which (1) Per Unit Amount exceeds (2) the per Unit exercise price, as set forth on Exhibit A, multiplied by (y) the number of Company Units subject to such Option and vested as of immediately prior to the Effective Time and in accordance with the terms and conditions of the Company Plan (such amount, the “Option Payment Amount”), plus (ii) the right for the Optionholder to receive his or her Additional Pro Rata Share of one or more distributions of any (A) Escrow Amount by the Escrow Agent due and payable pursuant to the Escrow Agreement and the Purchase Agreement and (B) Representative Expense Amount due and payable pursuant to the Purchase Agreement, in each case in respect of such Option, plus (iii) the right for the Optionholder to receive his or her Additional Pro Rata Share of one or more Earnout payments, if any, due and payable pursuant to Section 2.5 of the Purchase Agreement in respect of such Option. Buyer shall contribute the Option Payment Amount to the Company, and the Company shall pay such amount (less applicable withholding and any Taxes required to be paid by the Company with respect thereto) to the Optionholder through special payroll on the Closing Date. Optionholder hereby acknowledges and agrees that the Per Unit Amount and the Option Payment Amount may be subject to adjustment at Closing pursuant to Section 2.2 of the Purchase Agreement. Optionholder further acknowledges and agrees that Optionholder is bound by, and amounts received hereunder are subject to further adjustment under, Section 2.3 and Section 2.4 of the Purchase Agreement.

2.Waiver of Notice; Termination of Option Agreements.

(a)Optionholder hereby waives any notice or consent rights, if any, under the Company Plan and any option agreements previously entered into between the Company and Optionholder (the “Option Agreements”).

(b)Optionholder agrees that all Option Agreements and any rights thereunder are terminated, canceled, forfeited and surrendered as of the Effective Time with no further liability or obligation on the part of Buyer, the Members, the Company or the Optionholder thereunder, except as specifically provided herein.

(c)In the event Optionholder fails to execute and deliver this Agreement to the Company on or before the Closing, then this Agreement shall be null and void and Optionholder shall not receive any Option Payment Amount, as contemplated herein, for any Options, but in any event all unexercised outstanding Options shall be canceled and terminate as of the Closing pursuant to Section 12.3(a) of the Company Plan.

3.Withholding and Tax Matters. The parties agree and acknowledge that Optionholder is responsible for payment of all Taxes imposed upon Optionholder in connection with the cancellation of the Options and the Option Payment Amount and neither the Company nor Buyer shall have any liability to Optionholder or any other party with respect to any such Taxes. Notwithstanding the generality of the foregoing, the parties agree and acknowledge that the Option Payment Amount will be paid by Company (less applicable withholding and any other Taxes required to be paid with respect thereto) through a special payroll on the Closing Date through the Company’s payroll. Optionholder hereby acknowledges that (a) no representations have been made with respect to the Tax treatment of any consideration that may be received pursuant to the terms of this Agreement and the Purchase Agreement, (b) Optionholder is in no manner relying on the Company, Buyer, or any of their Affiliates or representatives for an assessment of such Tax treatment and (c) Optionholder has been advised to consult with his or her own tax and financial advisors with respect to such Tax treatment. The parties intend that this Agreement will be governed by the provisions of Treasury Regulations Section 1.409A-3(i)(5)(iv)(A), and this Agreement will be interpreted and administered consistently with such intent.

4.No Transfer or Assignment. Optionholder may not sell, exchange, transfer or otherwise dispose of Optionholder’s right to receive the Option Payment Amount or any portion thereof. Any transfer in violation of this Section 4 shall be null and void and need not be recognized by the Company, Buyer, or the Securityholder Representative.

5.Representations, Warranties and Covenants. Optionholder hereby represents, warrants and covenants to the Company that as of the date of this Agreement and as of the Closing Date:

(a)Optionholder has the requisite power and authority, and has taken all actions necessary, to authorize, execute and deliver this Agreement, and to perform Optionholder’s obligations hereunder and under the Purchase Agreement and the other Transaction Documents.

(b)This Agreement, when executed and delivered by the parties hereto, will constitute a valid and legally binding obligation of Optionholder, enforceable against Optionholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c)The execution, delivery and performance by Optionholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Optionholder under, or result in a loss of any benefit to which Optionholder is entitled under, any Contract to which Optionholder is a party or (ii) violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Optionholder is subject.

(d)Optionholder holds (of record and beneficially) and has good and valid title to the Options free and clear of all Liens (other than any community property interest of Optionholder's spouse, in which case Optionholder's spouse shall have executed the Spousal Consent attached hereto as Exhibit B and restrictions on transfer imposed by applicable securities laws). Optionholder has the right to surrender the Options and has not made any sale or transfer of the Options.

(e)Except as set forth on Exhibit A, Optionholder has not exercised any of the Options, and Optionholder agrees not to exercise any of the Options on or at any time prior to the Effective Time.

(f)Optionholder agrees that the Options listed on Exhibit A represent and true and complete list of all of the outstanding options or other rights to receive Company Units or any other equity interests of the Company held by Optionholder.

(g)OPTIONHOLDER HAS REVIEWED THIS AGREEMENT AND THE PURCHASE AGREEMENT, AND HAD THE OPPORTUNITY TO CONSULT WITH THE TAX, FINANCIAL AND LEGAL COUNSEL OF OPTIONHOLDER’S CHOOSING REGARDING THIS AGREEMENT, AND HAS DONE SO OR KNOWINGLY DECLINES TO DO SO, AND IS VOLUNTARILY EXECUTING THIS AGREEMENT.

(h)If any further action is necessary or desirable to carry out the purposes of this Agreement, Optionholder agrees to take such action as is necessary and execute such documents as are necessary and lawful.

6.Spousal Consent. If the Optionholder is a resident of a community property interest state, the Optionholder's spouse has executed and delivered the Spousal Consent attached hereto as Exhibit B concurrently with the Optionholder's execution and delivery of this Agreement.

7.Release.

(a)The Optionholder, on behalf of himself, herself or itself, the Optionholder’s Affiliates, and their respective successors and assigns (collectively, the “Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Buyer, the Company and Wizard Enterprises and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which the Optionholder or any other Releasor ever had or now have relating to, arising out of or in any way connected with the dealings of Buyer, the Company, Wizard Enterprises or the other Released Parties, on the one hand, and the Optionholder and the other Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include: (i) any matters arising under or relating to the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, including, for the avoidance of doubt, rights to indemnification under the Company’s Organizational Documents contemplated in Section 6.11 of the Purchase Agreement, (ii) rights to any accrued but unpaid compensation owed by a Group Company to the Optionholder or other Releasor as of the Closing and that is reflected in the Closing Working Capital or included in the Closing Company Transaction Expenses, (iii) rights to any accrued but unpaid business expenses of the Optionholder to the extent that such expenses are incurred and reimbursable under the Group Companies’ existing company policies or (iv) rights under any Benefit Plan maintained, contributed to or sponsored by any Group Company as of the Closing.

(b)The Optionholder acknowledges that the Laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
The Optionholder acknowledges that such provisions are designed to protect a party from waiving claims which he, she or it does not know exist or may exist. Nonetheless, the Optionholder agrees that, effective as of the Closing Date, the Optionholder and the other Releasors shall be deemed to waive any such provision.
(c)The Optionholder further agrees that no party shall, nor permit any Affiliate thereof to: (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

8.Purchase Agreement. Optionholder hereby irrevocably agrees to be bound by the terms and conditions of the Purchase Agreement (including the other Transaction Documents) as an “Optionholder” and as a “Securityholder” (in each case, as such term is defined and used in the Purchase Agreement) as though Optionholder were a signatory thereto, including, but not limited to (a) Section 1.7 of the Purchase Agreement, (b) Article 2 of the Purchase Agreement, (c) covenants applicable to Optionholders and Securityholders in the Purchase Agreement including, without limitation, Section 6.4 (Public Disclosure; Confidentiality) of the Purchase Agreement, Section 6.5 (Exclusive Dealing) of the Purchase Agreement, Section 6.10 (Further Assurances) of the Purchase Agreement and Section 6.11 (Directors’ and Officers’ Indemnification and Exculpation) of the Purchase Agreement, Article 8 of the Purchase Agreement, (d) the indemnification obligations of Securityholders under the Purchase Agreement, including those set forth in Article 8 of the Purchase Agreement and (e) Article 10 of the Purchase Agreement, including the appointment of the Securityholder Representative as Optionholder’s sole and exclusive representative and true and lawful agent and attorney-in-fact with the powers and authority as set forth in Section 10.1 of the Purchase Agreement. Without limiting the generality of the foregoing, Optionholder hereby acknowledges and agrees that (i) Optionholder’s Securityholder Pro Rata Share is the percentage set forth on Exhibit A as “Securityholder Pro Rata Share” and (ii) Optionholder’s Additional Pro Rata Share is the percentage set forth on Exhibit A as “Additional Pro Rata Share,” and as such, subject to the terms and conditions of the Purchase Agreement, Optionholder may be entitled to receive only Optionholder’s Additional Pro Rata Share of the portion of the Earnout payments, if any, when and solely to the extent such amounts are due and payable to the Securityholders pursuant to the terms of the Purchase Agreement.

9.Miscellaneous.

(a)Effectiveness. Notwithstanding anything to the contrary herein, this Agreement shall automatically become null and void and shall be of no further force and effect upon the termination of the Purchase Agreement.

(b)Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.

(i)The internal Laws of the State of Delaware, irrespective of its conflict of laws principles, will govern the validity of this Agreement.

(ii)Subject to the requirements of clause (iii), each of the parties hereto: (A) submits to the jurisdiction of any state or federal court sitting or having jurisdiction in Dover County, State of Delaware in any Action arising out of or relating to this Agreement, (B) agrees that all claims in respect of the Action shall be heard and determined in any such court, and (C) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served in the manner provided for giving of notices in Section 10.2 of the Purchase Agreement to the address set forth therein (with respect to the Company or Buyer), or to an address set forth in the signature page hereto (with respect to Optionholder). Nothing in this Section 9(b), however, will affect the right of any party to serve legal process in any other manner permitted by law.

(iii)Any Action or arising out of or relating to this Agreement shall be resolved by binding arbitration held in Dover County, State of Delaware under the Comprehensive Arbitration Rules & Procedures of Judicial Arbitration & Mediation Services/EnDispute (or its successor), except to the extent that such rules are inconsistent with this Section 9(b)(iii), in which case this Section 9(b)(iii) will govern. Except as may be otherwise expressly provided herein, for any matter submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal Laws of the State of Delaware applicable to contracts executed, entered into and performed within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction. The arbitrator to any such arbitration hearing shall determine, in its sole discretion, which party(ies) are the non-prevailing party(ies). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

(c)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(d)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(e)Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f)Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Each of the Company and Optionholder acknowledges and agrees that Buyer, its successors, legal representatives and permitted assigns, the Released Parties, Securityholder Indemnified Persons (other than Optionholder), and the Buyer Indemnified Persons are express third party beneficiaries of this Agreement. Except as set forth in the preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other the Company and Optionholder and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed, this Option Cancellation Agreement as of the date first written above.

“COMPANY”

QuoteWizard.com, LLC

By: __________________________
Name: ________________________
Title: _________________________

“OPTIONHOLDER”

Signed: ______________________________
Printed Name: _________________________
Address: ______________________________
______________________________
______________________________

EXHIBIT A

Options
(as of [•], 2018)

Grant Date	Per Unit Exercise Price ($)	Expiration Date	Units Subject to Outstanding Options
			Vested	Unvested

Securityholder Pro Rata Share: [____]%
Additional Pro Rata Share: [____]%

EXHIBIT B

Spousal Consent

The undersigned spouse of ____________ hereby acknowledges that I have read this Agreement and the Purchase Agreement and that I understand their contents. I am aware that this Agreement provides that, in lieu of my spouse exercising his or her Options, my spouse desires to cancel all of his or her Options in exchange for the Option Payment Amount. I agree to the foregoing cancellation and payment pursuant to this Agreement and acknowledge that my community property interest, if any, shall be similarly bound by this Agreement.

I am aware that the legal, financial and other matters contained in this Agreement and the Purchase Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing this Agreement that I will (and if the latter case, hereby do) waive such right.

______________________________
Spouse